FILED PURSUANT TO RULE 424(B)(1)
                                                     REGISTRATION NO. 333-109130


PROSPECTUS

                                  $840,000,000

                                DST SYSTEMS, INC.
             4.125% SERIES A CONVERTIBLE SENIOR DEBENTURES DUE 2023
             3.625% SERIES B CONVERTIBLE SENIOR DEBENTURES DUE 2023
                                       AND
             COMMON STOCK ISSUABLE UPON CONVERSION OF THE DEBENTURES

     This prospectus relates to $540,000,000 aggregate principal amount of our 4.125% Series A Convertible Senior Debentures due 2023 and $300,000,000 aggregate principal amount of our 3.625% Series B Convertible Senior Debentures due 2023. We originally issued and sold the debentures to Citigroup Global
Markets Inc., Banc of America Securities, LLC, Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wachovia Capital Markets, LLC, Fleet Securities, Inc., U.S. Bancorp Piper Jaffray Inc., Deutsche Bank Securities Inc., Bear, Stearns & Co. Inc., Legg Mason Walker Wood, Incorporated, and Wells Fargo Securities, LLC, in a private placement in August 2003. This prospectus will be used by selling security holders to resell their debentures and the common stock issuable upon conversion of the debentures.

     The Series A debentures and the Series B debentures, which we refer to as the debentures, will bear regular cash interest on the original principal amount of each debenture at a rate of 4.125% per year on the Series A debentures and 3.625% per year on the Series B debentures. Regular cash interest will be payable semiannually in arrears on February 15 and August 15 of each year beginning February 15, 2004, until August 15, 2010 in the case of the Series A debentures and August 15, 2008 in the case of the Series B debentures. Beginning on August 15, 2010, in the case of the Series A debentures, and August 15, 2008, in the case of the Series B debentures, we will not pay regular cash interest on the debentures prior to maturity. Instead, the original principal amount of each debenture will increase at a rate of 4.125% per year on the Series A debentures and 3.625% per year on the Series B debentures, computed from August 15, 2010, in the case of the Series A debentures, and August 15, 2008, in the case of the Series B debentures, on a semiannual bond equivalent basis using a 360-day year composed of twelve 30-day months. On the maturity date of the debentures, a holder will receive, for each $1,000 original principal amount of debentures, $1,700.28 for the Series A debentures and $1,714.09 for the Series B debentures. Beginning on August 20, 2015, in the case of the Series A debentures, and August 20, 2008, in the case of the Series B debentures, we will pay additional contingent interest on each series of debentures if the average trading price of that series of debentures is above a specified level during a specified period, as described in this prospectus. The debentures will be unsecured and will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness.

     The debentures are convertible under certain circumstances by holders into shares of our common stock per $1,000 original principal amount of debentures at an initial conversion rate of 20.3732 shares for the Series A debentures and
20.3732 shares of our common stock for the Series B debentures (each subject to adjustment in certain events). This is equivalent to an initial conversion price of $49.08 per share for the Series A debentures and $49.08 per share for the Series B debentures. Each series of debentures are convertible under any of the following circumstances: (1) the closing price of our common stock reaches a specified threshold, (2) the trading price per debenture falls below a specified threshold, (3) if we call the debentures for redemption or (4) upon the occurrence of specified corporate transactions, each as described in this prospectus. Upon conversion, we will have the right to deliver, in lieu of common stock, cash or any combination of cash and common stock.

     The Series A debentures will mature on August 15, 2023. We may redeem some or all of the Series A debentures at any time on or after August 20, 2010 at the redemption price set forth herein in cash. Holders will have the right to require us to purchase the Series A debentures at a purchase price set forth herein on August 15, 2010, August 15, 2015 and August 15, 2020, or upon a fundamental change, as described in this prospectus. For purchases on August 15, 2010, we will pay the purchase price in cash. Thereafter, and upon any fundamental change, we can pay the purchase price at our option in cash, common stock or any combination of cash and common stock.

     The Series B debentures will mature on August 15, 2023. We may redeem some or all of the Series B debentures at any time on or after August 20, 2008 at the redemption price set forth herein in cash. Holders will have the right to require us to purchase the Series A debentures at a purchase price set forth herein on August 15, 2008, August 15, 2013 and August 15, 2018, or upon a fundamental change, as described in this prospectus. For purchases on August 15, 2008, we will pay the purchase price in cash. Thereafter, and upon any fundamental change, we can pay the purchase price at our option in cash, common stock or any combination of cash and common stock.

     The debentures are unsecured and rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

     The debentures will be treated as contingent payment debt instruments that will be subject to special United States federal income tax rules. For discussion of the special tax rules governing contingent payment debt instruments, see "Material U.S. Federal Income Tax Considerations."

     Our common stock is listed on the New York Stock Exchange under the symbol "DST." The last reported sales price of our common stock on the New York Stock Exchange on April 1, 2004 was $45.89 per share.

     INVESTING IN THE DEBENTURES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 12.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------


                  The date of this prospectus is April 2, 2004

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THAT DOCUMENT AND THAT ANY INFORMATION WE HAVE INCORPORATED BY REFERENCE IS ACCURATE ONLY AS OF THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE.

                                TABLE OF CONTENTS



                                                                           PAGE
Where You Can Find More Information....................................       i
Special Note Regarding Forward-Looking Statements......................     iii
Summary................................................................       1
Risk Factors...........................................................      12
Use of Proceeds........................................................      22
Description of the Series A Debentures.................................      23
Description of the Series B Debentures.................................      49
Description of Capital Stock...........................................      75
Material U.S. Federal Income Tax Considerations........................      81
Selling Security Holders...............................................      88
Plan of Distribution...................................................      99
Validity of Securities.................................................     101
Experts................................................................     101


                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, which we refer to as the SEC. You may read and copy any document that we file at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W.,
Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available from the SEC's web site at http://www.sec.gov, and at the offices of the New York Stock Exchange, which we refer to as the NYSE. For further information on obtaining copies of our public filings at the NYSE, you should call (212) 656-5060.

     This prospectus "incorporates by reference" information that we have filed with the SEC under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. This means that we are disclosing important information to you by referring you to those documents. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document which also is, or is deemed to be, incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as to modified or superseded, to constitute a part of this prospectus. We incorporate by reference the following documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than Current Reports furnished under Item 9 of Form 8-K), until the initial purchasers sell all the debentures:

     o Our Annual Report on Form 10-K for the year ended December 31, 2003, and 10-K/A filed March 25, 2004;

     o    Our Proxy Statement(1), filed on March 26, 2004;

----------------------
(1) The information referred to in Item 402(a)(8) of Regulation S-K and paragraph (d)(3) of Item 7 of Schedule 14A promulgated by the SEC shall not be deemed to be specifically incorporated by reference into this prospectus.

     o Appendix A (Share Exchange Agreement) to our special meeting proxy statement filed November 13, 2003;

     o The description of our common stock and related rights to purchase preferred stock contained in our Registration Statement on Form 8-A filed with the SEC on November 17, 1995, including any amendment or report filed for the purpose of updating such description.


     All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 9 or Item 12 on any current report on Form 8-K), prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of the filing of such document. In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 9 or Item 12 on any current report on Form 8-K) after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     You may also request a copy of these filings and a copy of any or all documents incorporated by reference in this prospectus at no cost, by writing or telephoning us at the following address:

                                DST Systems, Inc.
                              333 West 11th Street
                           Kansas City, Missouri 64105
                          Attn: DST Corporate Secretary
                                 (816) 435-4636

     Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and definitive proxy statements are also available to the public as soon as reasonably practicable after filing with the SEC on or through our website at www.dstsystems.com. (We have included our website address as an inactive textural reference and do not intend it to be an active link to our website. Information on our website is not part of this prospectus.)

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated or deemed to be incorporated by reference herein contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Exchange Act. Statements in this document and the documents incorporated or deemed to be incorporated by reference herein that are not historical facts, including statements about our beliefs and expectations, particularly regarding recent business and economic trends, the share exchange with Janus Capital Group Inc., which we refer to as Janus, the impact of litigation, dispositions, impairment charges, the integration of acquisitions and restructuring costs, constitute forward-looking statements. In some cases you can identify forward-looking statements by terms such as "may," "will," "should," "intend," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," or the negative of such terms or other comparable terms. These statements are based on assumptions by DST's management at the time the statements are made including assumptions about risks and uncertainties faced by us. If any of management's assumptions prove incorrect or unanticipated circumstances arise, the actual results could differ materially from those anticipated by such forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

     Differences could be caused by a number of factors or combination of factors. Such factors include, but are not limited to, those associated with our ability to attract new clients and retain existing clients; the financial success of our clients; the impact of technological developments; the successful completion of joint ventures which complement and expand our business capabilities; accounting or other fraud that may occur with respect to the financial statements or business of financial service providers or other clients of ours; changes in management strategies; changes in lines of business or markets; failure of anticipated opportunities to materialize; changes in the cost of necessary supplies; and changes in the economic, political or regulatory environments in the United States and/or the other countries where we now compete or may compete in the future.

     Our liquidity could be adversely affected if we are unable to access capital or to raise proceeds from asset sales. Our financial condition and future results of operations could also be adversely affected if we recognize additional impairment charges due to future events or in the event of other adverse accounting-related developments.

     At any given time we may be engaged in a number of preliminary discussions that may result in one or more joint ventures, acquisitions or dispositions. These opportunities require confidentiality and from time to time give rise to bidding scenarios that require quick responses by us. Although there is uncertainty that any of these discussions will result in definitive agreements or the completion of any transactions, the announcement of any such transaction may lead to increased volatility in the trading price of our securities.

     Investors should evaluate any statements made by us in light of these important factors and the factors contained in the "Risk Factors" section.

                                     SUMMARY

     THIS SUMMARY CONTAINS BASIC INFORMATION ABOUT US AND THIS OFFERING. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING. YOU SHOULD CAREFULLY READ THIS ENTIRE PROSPECTUS INCLUDING THE SECTION ENTITLED "RISK FACTORS" AND THE DOCUMENTS WE INCORPORATE BY REFERENCE TO FULLY UNDERSTAND THE TERMS OF THE DEBENTURES AS WELL AS THE TAX AND OTHER CONSIDERATIONS THAT ARE IMPORTANT TO YOU IN MAKING A DECISION WHETHER TO INVEST IN THE DEBENTURES AND THE COMMON STOCK ISSUABLE UPON THEIR CONVERSION.

                                   OUR COMPANY

     DST  has  several  operating   business  units  that  offer   sophisticated
information processing and software services and products. These business units are reported as three operating segments:

     o    Financial Services;

     o    Output Solutions; and

     o    Customer Management.

In addition, investments in equity securities and certain financial interests and our real estate subsidiaries and affiliates have been aggregated into an Investments and Other segment. A summary of each of these segments follows:

FINANCIAL SERVICES

     Our Financial Services segment provides sophisticated information processing and computer software services and products primarily to mutual funds, investment managers, corporations, insurance companies, banks, brokers and financial planners. Our proprietary software systems include:

     o mutual fund shareowner and unit trust recordkeeping systems for U.S. and international mutual fund companies;

     o a defined-contribution participant recordkeeping system for the U.S. retirement plan market;

     o    securities   transfer  systems  offered  to  corporations,   corporate
          trustees and transfer agents;

     o investment management systems offered to U.S. and international fund accountants and investment managers;

     o a workflow management and customer contact system offered to mutual funds, insurance companies, brokerage firms, banks, cable television operators and health care providers; and

     o    record-keeping   systems  to  support  "managed  account"   investment
          products.

We also provide design, management and transaction processing services for customized consumer equipment maintenance and debt protection programs.

     The segment distributes its services and products on a direct basis and through subsidiaries and joint venture affiliates in the United States, United Kingdom, Canada, Europe, Australia, South Africa and Asia-Pacific and, to a lesser degree, distributes such services and products through various strategic alliances.

OUTPUT SOLUTIONS

     Our Output Solutions segment provides single source, integrated print and electronic communications solutions. In the United States, DST Output, LLC, our wholly owned subsidiary, provides customized and personalized bill and statement processing services, electronic bill payment and presentment solutions and computer output archival solutions which establish DST Output, LLC as a preferred service provider to customers of the Financial Services and Customer Management segments and other industries that value customer communications and require high quality, accurate and timely bill and statement processing.

     The segment also offers its services to the Canadian and U.K. markets. DST Output Canada Inc., our wholly owned subsidiary, offers customer communications and document automation solutions to the Canadian market. DST International Output Limited, which was acquired in 2002, provides personalized paper and electronic communications, principally in the United Kingdom.

     The segment distributes its products directly in connection with the provision of certain Financial Services and Customer Management products and in connection with other providers of data processing services.

     DST Output Marketing Services, Inc., referred to in this prospectus as OMS, was included in this segment until the time of the share exchange transaction described below under "--Recent Developments--Share Exchange Transaction."

CUSTOMER MANAGEMENT

     Our Customer Management segment provides customer management, billing and marketing solutions to the video/broadband, direct broadcast satellite, wire-line and Internet Protocol telephony, Internet and utility markets. The segment offers a comprehensive customer management and billing solution by providing core customer care products that are supplemented with the products and services offered from our other operating segments.

     The segment distributes its services and products on a direct basis, through subsidiaries in North America, the United Kingdom and parts of Europe and with international alliance partners in other regions of the world.

INVESTMENTS AND OTHER

     The Investments and Other segment holds investments in equity securities and certain financial interests and our real estate subsidiaries and affiliates. We hold investments in equity securities with a market value of approximately $1,172.7 million at December 31, 2003, including 12.8 million shares of State Street Corporation with a market value of approximately $666.2 million and 8.6 million shares of Computer Sciences Corporation with a market value of approximately $381.8 million. Additionally, the segment owns and operates real estate mostly in the United States and the United Kingdom, which is held primarily for lease to our other business segments.

COMPANY INFORMATION

     DST was originally established in 1969. Through a reorganization in August 1995, DST is now a corporation organized in the State of Delaware. Our principal executive offices are located at 333 West 11th Street, Kansas City, Missouri 64105. Our telephone number is (816) 435-1000.

                             SUMMARY OF THE OFFERING

     For a more complete description of the terms of the debentures and the common stock issuable upon conversion of the debentures, see "Description of the Series A Debentures," "Description of the Series B Debentures" and "Description of Capital Stock.."

4.125% SERIES A CONVERTIBLE SENIOR DEBENTURES


Issuer............. DST Systems, Inc.

Debentures Offered. $540,000,000  aggregate  original principal amount of 4.125%
                    Series A Convertible Senior Debentures due 2023.

Maturity........... August 15,  2023,  unless  earlier  redeemed,  purchased  or converted.

Interest........... The Series A debentures initially bear regular cash interest at an annual rate equal to 4.125% on the original principal amount. Regular cash interest will be payable semiannually in arrears on February 15 and August 15 of each year, each an interest payment date, beginning February 15, 2004, until August 15, 2010.

                    Beginning August 15, 2010, we will not pay regular cash interest on the Series A debentures prior to maturity. Instead, the original principal amount of each Series A debenture will increase daily at a rate of 4.125% per year to $1,700.28, which is the full accreted principal amount payable at maturity for each $1,000 original principal amount of Series A debentures. The accreted principal amount of a debenture will be computed from August 15, 2010 on a semiannual bond equivalent basis using a 360-day year composed of twelve 30-day months.

                    We will also pay contingent interest and liquidated damages on the Series A debentures under the circumstances described in this prospectus.

Ranking............ The Series A debentures  are  unsecured  and rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness. The Series A debentures are effectively subordinated to existing and future indebtedness and other liabilities of our subsidiaries and to any of our secured indebtedness. As of
                    September 30, 2003, we had outstanding approximately $26.0 million of unsecured, unsubordinated indebtedness, and approximately $132.3 million of secured indebtedness.

Contingent
Interest........... Under  certain   circumstances,   we  will  make  additional
                    payments of interest, referred to in this prospectus as "contingent interest."

                    For the period from August 20, 2010 to February 14, 2011, and thereafter for any six-month interest period from February 15 to August 14 or August 15 to February 14, we will pay contingent interest for such period if the average trading price of the Series A debentures for the applicable five trading-day reference period equals or exceeds 120% of the accreted principal amount of the Series A debentures. We will pay contingent interest on the interest payment date immediately following the applicable six-month interest period. The amount of contingent interest payable per Series A debenture in respect of any six-month interest period will be equal to 0.19% of the average trading price of a Series A debenture for the applicable five trading-day reference period. The "five trading-day reference period" means the five trading days ending on the second trading day immediately preceding the relevant six-month interest period. For more information about contingent interest, see "Description of the Series A Debentures -- Contingent Interest."

Conversion Rights.. Holders may convert their Series A debentures into shares of our common stock under any of the following circumstances:

                    o during any calendar quarter after September 30, 2003 (and only during such calendar quarter) if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter, is greater than or equal to 120% of the applicable conversion price, or

                    o subject to certain exceptions, during the five business day period after any five consecutive trading-day period in which the trading price per $1,000 original principal amount of Series A debentures for each day of that period was less than 95% of the product of the last reported sale price of our common stock and the conversion rate on each such day, or

                    o if the Series A debentures have been called for redemption, or

                    o upon the occurrence of specified corporate transactions described under "Description of the Series A Debentures -- Conversion Rights -- Conversion Upon Specified Corporate Transactions."

                    For each $1,000 original principal amount of Series A debentures surrendered for conversion, you may convert your Series A debentures into 20.3732 shares of our common stock. This represents an initial conversion price of $49.08 per share of common stock. As described in this prospectus, the conversion rate may be adjusted for certain reasons, including for any cash dividend or distribution in excess of $0.0025 per quarter, but it will not be adjusted for accrued and unpaid cash interest, including contingent interest and liquidated damages, if any, or for accretion of the principal amount of the Series A debentures (except as otherwise described in this prospectus). Except as otherwise described in this prospectus, you will not receive any payment representing accrued and unpaid cash interest, including contingent interest, if any, or accretion of the principal amount upon conversion of a Series A debenture; however, we will pay accrued and unpaid liquidated damages, if any, to the conversion date in accordance with the registration rights agreement.

                    Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock. See "Description of Series A Debentures -- Conversion Rights -- Payment Upon Conversion."

                    Series A debentures called for redemption may be surrendered for conversion prior to the close of business on the business day immediately preceding the redemption date.

Optional
Redemption......... Prior to August 20, 2010,  the Series A debentures  will not be redeemable by us. On or after August 20, 2010, we may redeem for cash all or part of the Series A debentures at any time, upon not less than 30 days nor more than 60 days notice before the redemption date, by mail to the trustee, the paying agent and each holder of Series A debentures, for a price equal to the accreted principal amount of the Series A debentures to be redeemed plus any accrued and unpaid cash interest, including contingent interest and liquidated damages, if any, to the redemption date. See "Description of the Series A Debentures-- Optional Redemption."

Purchase of Series
A Debentures by
Us at the Option
of the Holder.......Holders  have the right to require us to purchase all or any portion of their Series A debentures on August 15, 2010, August 15, 2015 and August 15, 2020. In each case, the purchase price will be equal to the accreted principal amount of the Series A debentures to be purchased plus any accrued and unpaid cash interest, including contingent interest and liquidated damages, if any, to such purchase date. See "Description of the Series A Debentures-- Purchase of Series A Debentures by Us at the Option of the Holder."

                    We will pay cash for all Series A debentures so purchased on August 15, 2010. For purchases on August 15, 2015 and August 15, 2020, we may pay the purchase price for any Series A debentures that we are required to purchase in cash, common stock, or any combination thereof. If we choose to pay all or part of the purchase price in shares of common stock, the shares will be valued at 97.5% of the market price (as defined) of our common stock as of the third business day prior to the purchase date.

Fundamental Change. If  we  undergo  a  Fundamental  Change  (as  defined  under
                    "Description of the Series A Debentures-- Fundamental Change Requires Purchase of Series A Debentures by Us at the Option of the Holder"), holders will have the right, at their option, to require us to purchase all or any portion of their Series A debentures. The price we are required to pay is equal to the accreted principal amount of the Series A debentures to be purchased plus accrued and unpaid cash interest, including contingent interest and liquidated damages, if any, to the Fundamental Change purchase date. We may choose to pay the purchase price for any Series A debentures that you require us to purchase upon a Fundamental Change in cash, shares of our common stock or any combination of cash and shares. If we choose to pay all or part of the purchase price in shares of common stock, the shares will be valued at 97.5% of the market price (as defined) of our common stock as of the third business day prior to the purchase date. See "Description of the Series A Debentures-- Fundamental Change Requires Purchase of Series A Debentures by Us at the Option of the Holder."

Use of Proceeds.... We will  not  receive  any  proceeds  from  the  sale by the selling security holders of the debentures or the common stock issuable upon conversion thereof. See "Use of Proceeds."

Material U.S.
Federal Income Tax
Considerations..... Each holder  agrees in the  indenture  to treat the Series A debentures as contingent payment debt instruments for U.S. federal income tax purposes. As a holder of Series A debentures, you will agree to accrue original issue discount on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a noncontingent, nonconvertible borrowing, 8.4% compounded semi-annually. As a result, you will generally recognize taxable income in each year in excess of interest payments actually received that year. Additionally, you will generally be required to recognize ordinary income on the gain, if any, realized on a sale, exchange, conversion or redemption of the Series A debentures. This gain will be measured by the sum of the amount of any cash and the fair market value of any shares of our common stock or other property received. A summary of the U.S. federal income tax consequences of ownership and disposition of Series A debentures and our common stock is described in this prospectus under the heading "Material U.S. Federal Income Tax Considerations." Owners of the Series A debentures should consult their tax advisors as to the U.S. federal, state, local, or other tax consequences of acquiring, owning and disposing of the Series A debentures and our common stock.

Trading............ The Series A debentures will not be listed on any securities exchange or included in any automated quotation system. No assurance can be given as to the development or liquidity of any trading market for the Series A debentures. Our common stock is listed on the NYSE under the symbol "DST." The Series A debentures have been approved for designation in the PORTALsm Market of the National Association of Securities Dealers, Inc.

3.625% SERIES B CONVERTIBLE SENIOR DEBENTURES


Issuer............. DST Systems, Inc.

Debentures Offered. $300,000,000  aggregate  original principal amount of 3.625%
                    Series B Convertible Senior Debentures due 2023.

Maturity........... August 15,  2023,  unless  earlier  redeemed,  purchased  or converted.

Interest........... The Series B debentures initially bear regular cash interest at an annual rate equal to 3.625% on the original principal amount. Regular cash interest will be payable semiannually in arrears on February 15 and August 15 of each year, each an interest payment date, beginning February 15, 2004, until August 15, 2008.

                    Beginning August 15, 2008, we will not pay regular cash interest on the Series B debentures prior to maturity. Instead, the original principal amount of each Series B debenture will increase daily at a rate of 3.625% per year to $1,714.09, which is the full accreted principal amount payable at maturity for each $1,000 original principal amount of Series B debentures. The accreted principal amount of a debenture will be computed from August 15, 2008 on a semiannual bond equivalent basis using a 360-day year composed of twelve 30-day months.

                    We will also pay contingent interest and liquidated damages on the Series B debentures under the circumstances described in this prospectus.

Ranking............ The Series B debentures  are  unsecured  and rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness. The Series B debentures are effectively subordinated to existing and future indebtedness and other liabilities of our subsidiaries and to any of our secured indebtedness. As of
                    September 30, 2003, we had outstanding approximately $26.0 million of unsecured, unsubordinated indebtedness, and approximately $132.3 million of secured indebtedness.

Contingent
Interest........... Under  certain   circumstances,   we  will  make  additional
                    payments of interest, referred to in this prospectus as "contingent interest." For the period from August 20, 2008 to February 14, 2009, and thereafter for any six-month interest period from February 15 to August 14 or August 15 to February 14, we will pay contingent interest for such period if the average trading price of the Series B debentures for the applicable five trading-day reference period equals or exceeds 120% of the accreted principal amount of the Series B debentures. We will pay contingent interest on the interest payment date immediately following the applicable six-month interest period. The amount of contingent interest payable per Series B debenture in respect of any six-month interest period will be equal to 0.19% of the average trading price of a Series B debenture for the applicable five trading-day reference period. The "five trading-day reference period" means the five trading days ending on the second trading day immediately preceding the relevant six-month interest period. For more information about contingent interest, see "Description of the Series B Debentures-- Contingent Interest."

Conversion Rights.. Holders may convert their Series B debentures into shares of our common stock under any of the following circumstances:

                    o during any calendar quarter after September 30, 2003 (and only during such calendar quarter) if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter, is greater than or equal to 120% of the applicable conversion price, or

                    o subject to certain exceptions, during the five business day period after any five consecutive trading-day period in which the trading price per $1,000 original principal amount of Series B debentures for each day of that period was less than 95% of the product of the last reported sale price of our common stock and the conversion rate on each such day; or

                    o if the Series B debentures have been called for redemption, or

                    o upon the occurrence of specified corporate transactions described under "Description of the Series B Debentures -- Conversion Rights -- Conversion Upon Specified Corporate Transactions."

                    For each $1,000 original principal amount of Series B debentures surrendered for conversion, you may convert your Series B debentures into 20.3732 shares of our common stock. This represents an initial conversion price of $49.08 per share of common stock. As described in this prospectus, the conversion rate may be adjusted for certain reasons, including for any cash dividend or distribution in excess of $0.0025 per quarter, but it will not be adjusted for accrued and unpaid interest, including contingent interest and
                    liquidated   damages,  if  any,  or  for  accretion  of  the
                    principal amount of the Series B debentures (except as otherwise described in this prospectus). Except as otherwise described in this prospectus, you will not receive any payment representing accrued and unpaid cash interest, including contingent interest, if any, or accretion of the principal amount upon conversion of a Series B debenture; however, we will pay accrued and unpaid liquidated damages, if any, to the conversion date in accordance with the registration rights agreement.

                    Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock. See "Description of Series B Debentures -- Conversion Rights -- Payment Upon Conversion."

                    Series B debentures called for redemption may be surrendered for conversion prior to the close of business on the business day immediately preceding the redemption date.

Optional
Redemption......... Prior to August 20, 2008,  the Series B debentures  will not be redeemable by us. On or after August 20, 2008, we may redeem for cash all or part of the Series B debentures at any time, upon not less than 30 days nor more than 60 days notice before the redemption date, by mail to the trustee, the paying agent and each holder of Series B debentures, for a price equal to the accreted principal amount of the Series B debentures to be redeemed plus any accrued and unpaid cash interest, including contingent interest and liquidated damages, if any, to the redemption date. See "Description of the Series B Debentures-- Optional Redemption."

Purchase of Series
B Debentures by Us
at the Option of
the Holder......... Holders  have the right to require us to purchase all or any portion of their Series B debentures on August 15, 2008, August 15, 2013 and August 15, 2018. In each case, the purchase price will be equal to the accreted principal amount of the Series B debentures to be purchased plus any accrued and unpaid cash interest, including contingent interest and liquidated damages, if any, to such purchase date. See "Description of the Series B Debentures-- Purchase of Series B Debentures by Us at the Option of the Holder."

                    We will pay cash for all Series B debentures so purchased on August 15, 2008. For purchases on August 15, 2013 and August 15, 2018, we may pay the purchase price for any Series B debentures that we are required to purchase in cash, common stock, or any combination thereof. If we choose to pay all or part of the purchase price in shares of common stock, the shares will be valued at 97.5% of the market price (as defined) of our common stock as of the third business day prior to the purchase date.

Fundamental Change. If  we  undergo  a  Fundamental  Change  (as  defined  under
                    "Description of the Series B Debentures-- Fundamental Change Requires Purchase of Series B Debentures by Us at the Option of the Holder"), holders will have the right, at their option, to require us to purchase all or any portion of their Series B debentures. The price we are required to pay is equal to the accreted principal amount of the Series B debentures to be purchased plus accrued and unpaid cash interest, including contingent interest and liquidated damages, if any, to the Fundamental Change purchase date. We may choose to pay the purchase price for any Series B debentures that you require us to purchase upon a Fundamental Change in cash, shares of our common stock or any combination of cash and shares. If we choose to pay all or part of the purchase price in shares of common stock, the shares will be valued at 97.5% of the market price (as defined) of our common stock as of the third business day prior to the purchase date. See "Description of the Series B Debentures-- Fundamental Change Requires Purchase of Series B Debentures by Us at the Option of the Holder."

Use of Proceeds.... We will  not  receive  any  proceeds  from  the  sale by the selling security holders of the debentures or the common stock issuable upon conversion thereof. See "Use of Proceeds."

Material U.S.
Federal Income Tax
Considerations..... Each holder  agrees in the  indenture  to treat the Series B debentures as contingent payment debt instruments for U.S. federal income tax purposes. As a holder of Series B debentures, you will agree to accrue original issue discount on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a noncontingent, nonconvertible borrowing, 8.4% compounded semi-annually. As a result, you will generally recognize taxable income in each year in excess of interest payments actually received that year. Additionally, you will generally be required to recognize ordinary income on the gain, if any, realized on a sale, exchange, conversion or redemption of the Series B debentures. This gain will be measured by the sum of the amount of any cash and the fair market value of any shares of our common stock or other property received. A summary of the U.S. federal income tax consequences of ownership and disposition of Series B debentures and our common stock is described in this prospectus under the heading "Material U.S. Federal Income Tax Considerations." Owners of the Series B debentures should consult their tax advisors as to the U.S. federal, state, local, or other tax consequences of acquiring, owning and disposing of the Series B debentures and our common stock.

Trading............ The Series B debentures will not be listed on any securities exchange or included in any automated quotation system. No assurance can be given as to the development or liquidity of any trading market for the Series B debentures. Our common stock is listed on the NYSE under the symbol "DST." The Series B debentures have been approved for designation in the PORTALsm Market of the National Association of Securities Dealers, Inc.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table shows the ratio of earnings to fixed charges for us and our consolidated subsidiaries for each of the periods indicated.


                                                                        YEARS ENDED DECEMBER 31,
                                                                 2003     2002     2001     2000    1999
Ratio of earnings to fixed charges............................   9.3(2)   9.0(2)  12.1(1)   12.1    11.6


     In calculating the earnings to fixed charges ratio, earnings are the sum of earnings before income taxes and equity in earnings (losses) of equity investees, plus fixed charges. Fixed charges are the sum of interest on indebtedness, amortization of debt discount and expense and that portion of net rental expense deemed representative of the interest component.

(1) In 2001, we recognized a $32.8 million pre-tax gain on the sale of our Portfolio Accounting Systems, which we refer to as PAS, business to State Street Corporation, which we refer to as State Street.

(2) In 2002 and 2003, we recorded costs associated with facility consolidations in our Output Solutions segment of $12.0 million and $2.6 million, respectively.

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES FACING US. ADDITIONAL RISKS NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS.

     OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED BY ANY OF THESE RISKS. THE TRADING PRICE OF THE DEBENTURES AND OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

     THIS PROSPECTUS ALSO CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THE RISKS FACED BY US DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

                              RISKS RELATED TO DST

OUR BUSINESS DEPENDS LARGELY ON CERTAIN INDUSTRIES. EVENTS THAT IMPACT THESE INDUSTRIES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     We derive a substantial proportion of our consolidated revenues from the delivery of services and products to clients that are publicly traded corporations, mutual funds, investment managers, insurance companies, banks, brokers, or financial planners or are in the video/broadband, direct broadcast satellite, wire-line, wireless and cellular, debt protection, Internet protocol telephony, Internet, utility and other businesses. Consolidations which would decrease the number of potential clients in such businesses, events which would reduce the rate of growth in or negatively impact such businesses, events which would reduce the rate of growth in or negatively impact such businesses, or significant declines in the number of accounts or subscribers serviced by clients in such businesses could have a material adverse effect on our financial condition and results of operations. In particular, recent consolidations and business conditions in the telecommunications industry have negatively affected the results of our Output Solutions segment.

     Nearly 70% of our operating revenues in fiscal year 2003 were derived from mutual fund/investment management, securities transfer and other financial services industries. Approximately 45% of our operating revenues in fiscal year 2003 were derived from the mutual fund industry alone. As a result, our results of operations have been adversely affected by slower general market activity, reduced trading and reduced mutual fund investing. A continued deterioration in consumer confidence in mutual fund investing resulting in a reduction in such investing and in the number of mutual fund accounts serviced would have a material adverse effect on our results of operations.

IF WE ARE NOT SUCCESSFUL IN COMPLETING THE DEVELOPMENT AND IMPLEMENTATION CURRENT TECHNOLOGY PROJECTS, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     We are in the process of implementing and enhancing (a) a new stock transfer system, which we refer to as Fairway, that will replace the existing systems used by our wholly-owned subsidiary, EquiServe, Inc., to maintain corporate stock transfer records, and (b) a new subscriber management system, which we refer to as Concorde, that will replace the existing systems used by our wholly-owned subsidiaries, DST Interactive, Inc. and DST Innovis, Inc., to maintain cable and satellite TV subscriber records. Failure to successfully complete Fairway or Concorde development and implementation, to successfully convert existing clients to such systems, or to successfully complete and implement various other current technology projects could have a material adverse effect on our financial condition and results of operations.

FAILURE OF OUR CLIENTS TO RENEW CONTRACTS, CANCELLATION OF CONTRACTS OR REDUCED UTILIZATION BY OUR CLIENTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Substantially all of our revenue is derived from the sale of services or products under long-term contracts with our clients. We do not have the unilateral option to extend the terms of such contracts upon their expiration. Certain of our service agreements contain "termination for convenience" clauses that enable clients to cancel the agreements by providing written notice to us a specified number of days prior to the desired termination date. Such clauses are sometimes coupled with a requirement for payment by the client of a fee in the event of termination for convenience. In addition, under certain of our agreements, the fees we receive are dependent on utilization rates for our services. The failure of clients to renew contracts, the cancellation of contracts or a reduction in usage by clients under any contracts could have a material adverse effect on our financial condition and results of operations. In particular, our Output Solutions and Customer Management segments have suffered customer losses as a result of industry consolidation and competitive pressures.

OUR INDUSTRY IS VERY COMPETITIVE. IF WE ARE UNABLE TO COMPETE EFFECTIVELY, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     We, our subsidiaries and our joint ventures encounter significant competition for our services and products from other third-party providers of similar services and products and from potential clients who chose not to outsource certain services we could provide. Our ability to compete effectively depends, in part, on the availability of capital and other resources, and some of these competitors have greater resources and greater access to capital than us. We also compete for shareowner accounting services with brokerage firms that perform sub-accounting services for the brokerage firms' customers who purchase or sell shares of mutual funds for which we serve as transfer agent. Such brokerage firms maintain only an "omnibus" account with us representing the aggregate number of shares of a mutual fund owned by the brokerage firms' customers, thus resulting in fewer mutual fund shareowner accounts being maintained by us. Any of these events could have a material adverse effect on our financial condition and results of operations, including our gross profit margins. In addition, competitive factors could influence or alter our overall revenue mix between our various business segments.

WE MAY EXPERIENCE FLUCTUATIONS IN OUR QUARTERLY AND ANNUAL OPERATING RESULTS.

     Our quarterly and annual operating results may fluctuate from quarter to quarter and year to year depending on various factors, including but not limited to the impact of significant start-up costs associated with initiating the delivery of contracted services to new clients, the hiring of additional staff, new product development and other expenses, introduction of new products by competitors, pricing pressures, the evolving and unpredictable nature of the markets in which our products and services are sold, and general economic conditions.

OUR FUTURE SUCCESS DEPENDS IN PART ON ADAPTING OUR PRODUCTS AND SERVICES TO CHANGES IN TECHNOLOGY AND IN THE MARKETS IN WHICH OUR CLIENTS OPERATE. IF WE DO NOT UPDATE OUR PRODUCTS AND SERVICES OR DEVELOP NEW PRODUCTS AND SERVICES THAT ARE TIMELY DELIVERED TO AND WELL RECEIVED BY CLIENTS, THERE COULD BE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Our clients use computer technology-based products and services in the complex and rapidly changing markets in which they operate. The technology available to our clients, such as methods for the electronic dissemination of documents, is expanding. Our future success depends in part on our ability to continue to develop and adapt our technology, on a timely and cost effective basis, to meet clients' needs and demands for the latest technology. There can be no assurance that we will be able to respond adequately and in advance of our competitors to these technological demands or that more advanced technology, including technology for the electronic dissemination of documents, will not reduce or replace the need for certain of our products and services.

     Similarly, certain of our clients provide services related to communications devices and/or the communications industry. The communications industry, and wireless communication devices in particular, are rapidly evolving. The future success of our business of providing administrative services to clients in the communications industry depends in part on our ability to continue to develop and adapt our services, on a timely and cost effective basis, to meet clients' needs and demands for administrative services appropriate to the latest communications technology.

     We have expended considerable funds to develop products to serve new and rapidly changing markets. If such markets grow or converge more slowly than anticipated or our products and services fail to achieve market acceptance, there could be a material adverse effect on our financial condition and results of operations.

WE HAVE SIGNIFICANT EQUITY INVESTMENTS. ANY SIGNIFICANT DECLINE IN THE VALUE OF OUR EQUITY INVESTMENTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

     We significantly invest in available-for-sale equity securities of other companies. The value of such securities depends on the market for such securities and on changes in the markets in which such other companies operate. Any significant decline in the value of our equity investments could have a material adverse effect on our results of operations. As of December 31, 2003, the market value of such investments was $1,172.7 million.

WE OWN, LEASE AND MANAGE REAL ESTATE, AND RELY ON OUR PROCESSING FACILITIES. ANY EVENT THAT CAUSES LONG-TERM DAMAGE TO THESE FACILITIES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Our processing services are primarily dependent on facilities housing central computer operations or in which information, image or bill and statement processing occur. Our mutual fund full service, corporate stock transfer and insurance, warranty and debt protection administrative service businesses are dependent on call centers in various locations. We own, lease and manage real estate. A natural disaster, terrorist act, or other calamity that causes long-term damage to our facilities, or economic or other events impacting the real estate markets in which we own, lease or manage real estate, could have a material adverse effect on our financial condition and results of operations.

WE RELY ON  INSURERS  IN  CONNECTION  WITH  THE  INSURANCE,  WARRANTY  AND  DEBT
PROTECTION SERVICES WE PROVIDE TO CERTAIN CLIENTS. OUR FAILURE TO MAINTAIN RELATIONSHIPS WITH THESE INSURERS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Currently, our business of providing administrative services in connection with the insurance, warranty and debt protection services of our clients significantly depends upon our business relationships with one or more insurance companies that provide coverage necessary for the clients' products and services. Termination of the business relationships with these insurance companies could have a material adverse effect on our financial condition and results of operations if we were unable to arrange alternative sources of coverage.

OUR BUSINESS IS DEPENDENT ON SKILLED TECHNICAL PERSONNEL AND OUR SENIOR MANAGEMENT. IF WE ARE UNABLE TO RETAIN OR ATTRACT QUALIFIED TECHNICAL AND MANAGEMENT PERSONNEL, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

     Our operations and the continuing implementation of our business strategy depend upon the efforts of our technical personnel and senior management. Recruiting and retaining capable personnel, particularly those with expertise in the types of computer hardware and software utilized by us, are vital to our success. There is substantial competition for qualified technical and management personnel, and there can be no assurance that we will be able to attract or keep the qualified personnel we require. The loss of key personnel or the failure to hire qualified personnel could have a material adverse effect on our financial condition and results of operations.

OUR BUSINESS STRATEGY INCLUDES A RELIANCE ON JOINT VENTURES. WE ARE NOT IN A POSITION TO EXERCISE CONTROL OVER THESE JOINT VENTURES WITHOUT THE CONCURRENCE OF OUR JOINT VENTURE PARTNERS.

     Our business strategy for growth and expansion includes reliance on joint ventures. We derive part of our net income from our pro rata share in the earnings of these unconsolidated companies. Although we own significant equity interests in such companies and have representation on their boards of directors or governance structures, we are not in a position to exercise control over their operations, strategies or financial decisions without the concurrence of our equity partners. Our equity interests in Boston Financial Data Services, Inc., which we refer to as BFDS, Argus Health Systems, Inc., and International Financial Data Services Limited Partnership and International Financial Data Services Limited, which we refer to collectively as IFDS, are subject to contractual buy/sell arrangements that may restrict our ability to fully dispose of our interest in these companies and that under certain circumstances permit such companies to purchase our interest.

     The other parties to our current and future joint venture arrangements may at any time have economic, business or legal interests or goals that are inconsistent with those of the joint venture or of us. In addition, if such other parties were unable to meet their economic or other obligations to such ventures, it could, depending upon the nature of such obligations, adversely affect our financial condition and results of operations.

WE AND CERTAIN OF OUR SUBSIDIARIES, JOINT VENTURES AND CLIENTS ARE SUBJECT TO REGULATION BY VARIOUS REGULATORY AGENCIES. IF ANY OF OUR REGULATORY AUTHORIZATIONS OR THOSE OF OUR SUBSIDIARIES AND JOINT VENTURES ARE SUSPENDED OR REVOKED, IT COULD HAVE AN ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS. IN ADDITION, REGULATORY CHANGES THAT ADVERSELY AFFECT OUR CLIENTS, COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     As registered transfer agents, DST, our subsidiary, EquiServe, our indirect subsidiary, EquiServe Trust Company, N.A., which we refer to as EquiServe Trust, our joint venture, BFDS, and BFDS' subsidiary, National Financial Data Services, Inc., which we refer to collectively as our domestic transfer agent businesses, are subject to the Exchange Act and to the rules and regulations of the SEC under the Exchange Act which require them to register with the SEC and which impose on them recordkeeping and reporting requirements. Certain of the operations and records of our domestic transfer agent businesses are subject to examination by the SEC and, as providers of services to financial institutions, to examination by bank and thrift regulatory agencies. In connection with its transfer agency business, EquiServe Trust serves as a limited purpose trust company subject to regulation of the Office of the Comptroller of the Currency. In addition, companies wholly owned by IFDS, which we refer to as IFDS transfer agent businesses, are subject to regulation of similar regulatory agencies in other countries. Any of the domestic transfer agent businesses or IFDS transfer agent businesses could have its regulatory authorizations suspended or revoked if it were to materially violate applicable regulations, which could have a material adverse effect on our financial condition and results of operations.

     Similarly, certain of our subsidiaries involved in the business of providing administrative services in connection with insurance and warranty products are licensed insurance agencies or licensed or registered service warranty providers and, as such, are subject to applicable state insurance and service warranty laws and to related rules and regulations. These laws and regulations impose on them recordkeeping, reporting, financial and other requirements and generally regulate the conduct of regulated business operations. In the event any of the subsidiaries materially violate any of these applicable laws or regulations, their regulatory authorizations could be suspended or revoked, which could have a material adverse effect on our financial condition and results of operations.

     Our existing and potential clients are subject to extensive regulation. Certain of our customers are subject to federal and state regulation of investment advisors and broker/dealers. Certain of our clients are also subject to federal and state regulations governing the privacy and use of the customer information that is collected and managed by our products and services. Certain of our revenue opportunities may depend on continued deregulation in the worldwide communications industry. Regulatory changes that adversely affect our existing and potential clients, or material violation of regulatory requirements by clients, could diminish the business prospects of such clients. If such conditions were to materially, adversely affect the business of a material client or a material group of our clients, such conditions could have a material adverse effect on our financial condition and results of operations.

OUR FAILURE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS OR ANY SIGNIFICANT THIRD PARTY INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST US COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     We rely on a combination of copyright, trade secret and patent laws, nondisclosure agreements, and other contractual measures to protect our proprietary technology. There can be no assurance that these provisions will be adequate to protect our proprietary rights. There can be no assurance that third parties will not assert infringement claims against us or our clients or that such claims, if brought, would not have a material adverse effect on our financial condition and results of operations.

IF WE FAIL TO PROTECT THE SECURITY OF PROPRIETARY CUSTOMER INFORMATION, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Our business involves the electronic recordkeeping of proprietary information of our customers, and of the clients of such customers. We maintain systems and procedures to protect against unauthorized access to such information and against computer viruses, which we refer to as security systems, and there is no guarantee that the security systems are adequate to protect against all security breaches. Rapid advances in technology make it impossible to anticipate or be prepared to address all potential security threats. A material breach of our security systems could cause our customers to reconsider use of our services and products, affect our reputation, or otherwise have a material adverse effect on our financial condition and results of operations.

A PORTION OF OUR REVENUES ARE DERIVED FROM INTEREST EARNINGS AND A CHANGE IN INTEREST RATES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Our transfer agent businesses derive a certain amount of service revenue from investment earnings related to cash balances maintained in transfer agency customer bank accounts. The balances maintained in the bank accounts are subject to fluctuation. A change in interest rates could have a material adverse effect on our financial condition and results of operations.

OUR NON-U.S. OPERATIONS ARE SUBJECT TO INHERENT RISKS AND THERE CAN BE NO ASSURANCE THAT THESE RISKS WILL NOT HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Consolidated revenues from our subsidiaries in Canada, Europe and elsewhere outside the U.S. account for a percentage of our revenues. Our current and proposed international business activities are subject to certain inherent risks, including, but not limited to, specific country, regional or global economic conditions, exchange rate fluctuation and its impact on liquidity, change in the national priorities of any given country, and cultural differences. There can be no assurance that such risks will not have a material adverse effect on our future international sales and, consequently, our financial condition and results of operations.

CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND OUR STOCKHOLDERS' RIGHTS PLAN COULD DELAY, DETER OR PREVENT A CHANGE OF CONTROL OF DST, EVEN IF IT WOULD BE BENEFICIAL TO OUR STOCKHOLDERS. IN ADDITION, CERTAIN CLIENT AGREEMENTS AND JOINT VENTURE AGREEMENTS HAVE PROVISIONS TRIGGERING CERTAIN RIGHTS OF THE OTHER PARTY IN THE EVENT OF A CHANGE IN CONTROL OF DST.

     Some provisions of our certificate of incorporation could make it more difficult for a third party to acquire control of us, even if the change of control would be beneficial to certain stockholders. We have also adopted a stockholders' rights plan which could delay, deter or prevent a change in control of DST. A few of our client agreements allow the client to terminate its agreement or to obtain rights to use our software used in processing the client's data in the event of an acquisition or change of control of DST. In the event of a change in control of DST (as defined in the applicable plan or agreement), vesting of awards (including stock options, restricted stock, and rights to receive stock as deferred compensation) under our stock option and performance award plan will be automatically accelerated, certain limited rights related to stock options will become exercisable, and employment continuation provisions will apply under the employment agreements of certain executive officers. Certain of our joint venture agreements allow other parties to the joint venture to buy our joint venture interests in the event of a change of control of DST.

ISSUANCE OF OUR COMMON STOCK UNDER CERTAIN OF OUR PLANS COULD HAVE A POTENTIALLY DILUTIVE EFFECT ON OUR COMMON STOCK.

     Under our employee stock purchase plan, employees have a right, subject to certain limits, to purchase our common stock at 85% of the lower of the average market price of the stock on the exercise date or the offering date. Under our stock option and performance award plan, we issue to directors and employees options to purchase shares of our common stock. Purchases under our employee stock purchase plan and exercises of options could have a potentially dilutive effect on our common stock.

     A change of control under our stockholder's rights plan would cause the issuance of rights to purchase 1/1000th shares of our preferred stock for each share of our common stock, or, in some circumstances, other securities of DST, which could have a potentially dilutive effect on our common stock.

                         RISKS RELATED TO THE DEBENTURES

WE HAVE A SUBSTANTIAL AMOUNT OF INDEBTEDNESS AND OUR INDEBTEDNESS FURTHER INCREASED UPON CONSUMMATION OF THE EXCHANGE. THIS COULD ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE AND IMPACT OUR ABILITY TO MAKE PAYMENTS ON THE DEBENTURES.

     Since completion of the private offering of the debentures, we have a substantial amount of indebtedness. In addition, our indebtedness further increased upon consummation of the Exchange. Our level of indebtedness could have important consequences to the holders of the debentures. For example, it:

     o may limit our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes;

     o will require us to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our indebtedness, reducing the funds available to us for other purposes including expansion through acquisitions, capital expenditures and expansion of our product offerings; and

     o may limit our flexibility to adjust to changing business and market conditions and make us more vulnerable to a downturn in general economic conditions as compared to our competitors.

     Our ability to make scheduled payments or to refinance our obligations with respect to our indebtedness will depend on our financial and operating performance which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control.

OUR STOCK PRICE HAS BEEN VOLATILE HISTORICALLY AND MAY CONTINUE TO BE VOLATILE. THE PRICE OF OUR COMMON STOCK, AND THEREFORE THE PRICE OF THE DEBENTURES, MAY FLUCTUATE SIGNIFICANTLY, WHICH MAY MAKE IT DIFFICULT FOR HOLDERS TO RESELL THE DEBENTURES OR THE SHARES OF OUR COMMON STOCK ISSUABLE UPON CONVERSION OF THE DEBENTURES WHEN DESIRED OR AT ATTRACTIVE PRICES.

     The market price for our common stock has been and may continue to be volatile. We expect our stock price to be subject to fluctuations as a result of a variety of factors, including factors beyond our control. These factors include:

     o    quarterly fluctuations in our operating and financial results;

     o changes in financial estimates and recommendations by financial analysts;

     o    fluctuations  in  the  stock  price  and  operating   results  of  our
          competitors;

     o    consolidations, dispositions, acquisitions and financings; and

     o    general conditions in the industries in which we operate.

     In addition, the stock markets in general, including the NYSE, recently have experienced significant price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may affect adversely the market prices of our common stock. In addition, sales of substantial amounts of common stock by us in the market, or the perception that such sales may occur, could also affect the price of our common stock. Because the debentures are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the debentures. This may result in greater volatility in the trading prices of the debentures than would be expected for nonconvertible debt securities.

     The price of our common stock could also be affected by possible sales of our common stock by investors who view the debentures as a more attractive means of equity participation in DST and by hedging or arbitrage trading activity that we expect to develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading prices of the debentures.

THE CONDITIONAL CONVERSION FEATURE OF THE DEBENTURES COULD RESULT IN YOU RECEIVING LESS THAN THE VALUE OF THE COMMON STOCK INTO WHICH A DEBENTURE WOULD OTHERWISE BE CONVERTIBLE.

     The debentures are convertible into shares of our common stock only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your debentures, and you may not be able to receive the value of the common stock into which the debentures would otherwise be convertible.

CONVERSION OF THE DEBENTURES WILL DILUTE THE OWNERSHIP INTEREST OF EXISTING STOCKHOLDERS, INCLUDING HOLDERS WHO HAVE PREVIOUSLY CONVERTED THEIR DEBENTURES.

     The conversion of some or all of the debentures will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the debentures may encourage short selling by market participants because the conversion of the debentures could depress the price of our common stock.

AN ACTIVE TRADING MARKET MAY NOT DEVELOP FOR THE DEBENTURES.

     The debentures are a new issue of securities with no established trading market and will not be listed on any securities exchange. Certain of the initial purchasers have informed us that they intend to make a market in the debentures. However, they are not obligated to do so and may cease their market-making activities at any time. In addition, such market-making activity will be subject to limits imposed by the Securities Act and the Exchange Act. We cannot assure you that an active trading market for the debentures will develop or as to the liquidity or sustainability of any such market, or the ability of holders to sell their debentures or the price at which holders of the debentures may be able to sell their debentures. If an active market for the debentures fails to develop or be sustained, the trading prices of the debentures could be adversely affected. Future trading prices of the debentures will also depend on many other factors, including, among other things, prevailing interest rates, the market for similar securities, the price of our common stock, our performance and other factors.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO PURCHASE THE DEBENTURES UPON A FUNDAMENTAL CHANGE OR OTHER PURCHASE DATE, AS REQUIRED BY THE INDENTURE GOVERNING THE DEBENTURES.

     Holders of the Series A debentures may require us to purchase their debentures on August 15, 2010, August 15, 2015 and August 15, 2020, although we may pay the purchase price in shares of our common stock after August 15, 2010. Holders of the Series B debentures may require us to purchase their debentures on August 15, 2008, August 15, 2013 and August 15, 2018, although we may pay the purchase price in shares of our common stock after August 15, 2008. In addition, holders of the debentures may also require us to purchase their debentures upon a Fundamental Change as described under "Description of the Series A Debentures -- Fundamental Change Requires Purchase of Series A Debentures by Us at the Option of the Holder" and "Description of the Series B Debentures -- Fundamental Change Requires Purchase of Series B Debentures by Us at the Option of the Holder." A Fundamental Change also may constitute an event of default under, and result in the acceleration of the maturity of, our other indebtedness or other indebtedness that we may incur in the future. In addition, our revolving credit facility restricts the repurchase of the debentures for cash or stock if an event of default has occurred or would occur under our revolving credit facility as a result of such repurchase. In addition, we cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay the purchase price for the debentures tendered by holders. Failure by us to purchase the debentures when required will result in an event of default with respect to the debentures.

YOU SHOULD EVALUATE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF OWNING THE DEBENTURES.

     Each holder agrees in the indenture to treat the debentures as contingent payment debt instruments for U.S. federal income tax purposes, subject to the Treasury regulations governing contingent payment debt instruments, which we refer to as the CPDI regulations, and to be bound by our application of these regulations to the debentures, including our determinations of the comparable yield and projected payment schedule (as described under "Material U.S. Federal Income Tax Considerations"). Under the CPDI regulations, you will be required to accrue interest on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a non-contingent, non-convertible fixed rate borrowing (subject to certain adjustments). As a result, you will generally recognize taxable income in excess of cash received while your debentures are outstanding. In addition, you will recognize ordinary income upon a sale, exchange, conversion or redemption of your debentures at a gain. In computing such gain, the amount realized by you will include the amount of any cash and the fair market value of any shares of our common stock or other property received. The proper application of the CPDI regulations to a holder of debentures is uncertain in a number of respects, and no assurance can be given that the Internal Revenue Service, which we refer to as the IRS, will not assert that the debentures should be treated differently or that the IRS will not prevail. A different treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the debentures. In particular, it might be determined that a holder should have accrued interest income at a higher or lower rate, should not have recognized income or gain upon conversion, or should have recognized capital gain upon a taxable disposition of the debentures. To understand how this may affect you, you should seek advice from your own tax advisor prior to purchasing the debentures. See "Material U.S. Federal Income Tax Considerations."

THE DEBENTURES ARE EFFECTIVELY SUBORDINATED TO EXISTING AND FUTURE INDEBTEDNESS AND OTHER LIABILITIES OF OUR SUBSIDIARIES.

     We derive some of our revenues from, and hold some of our assets through, our subsidiaries. As a result, we will depend in part on distributions and advances from our subsidiaries in order to meet our payment obligations under the debentures and our other obligations. In general, these subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due on our debt securities, including the debentures, or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. Our right to receive any assets of any subsidiary in the event of a bankruptcy or liquidation of the subsidiary, and therefore the right of our creditors to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any subsidiary, our rights as a creditor would be subordinated to any indebtedness of that subsidiary senior to that held by us, including secured indebtedness to the extent of the assets securing such indebtedness.

IF YOU HOLD DEBENTURES, YOU WILL NOT BE ENTITLED TO ANY RIGHTS WITH RESPECT TO OUR COMMON STOCK, BUT YOU WILL BE SUBJECT TO ALL CHANGES MADE WITH RESPECT TO OUR COMMON STOCK.

     If you hold debentures, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will only be entitled to rights on our common stock if and when we deliver shares of common stock to you upon conversion or purchase of your debentures. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to your conversion, or our repurchase with stock, of debentures, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

WE MAY ISSUE ADDITIONAL SHARES OF COMMON STOCK AND THEREBY MATERIALLY AND ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

     We are not restricted from issuing additional common stock during the life of the debentures and have no obligation to consider your interests for any reason. If we issue additional shares of common stock, it may materially and adversely affect the price of our common stock and, in turn, the price of the debentures.

THE  CONVERSION  RATE OF THE  DEBENTURES  MAY NOT BE ADJUSTED  FOR ALL  DILUTIVE
EVENTS.

     The conversion rate of the debentures is subject to adjustment for certain events including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions or combinations of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our common stock and certain issuer tender or exchange offers as described under "Description of Series A Debentures -- Conversion Rights -- Conversion Rate Adjustments" and "Description of Series B Debentures -- Conversion Rights -- Conversion Rate Adjustments." The conversion rate will not be adjusted for other events, such as a third party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the debentures or the common stock. There can be no assurance that an event that adversely affects the value of the debentures, but does not result in an adjustment to the conversion rate, will not occur.

THE DEBENTURES DO NOT RESTRICT OUR ABILITY TO INCUR ADDITIONAL INDEBTEDNESS OR TO TAKE OTHER ACTIONS THAT COULD NEGATIVELY IMPACT HOLDERS OF THE DEBENTURES.

     We are not restricted under the terms of the indenture and the debentures from incurring additional indebtedness, including secured debt. In addition, the limited covenants applicable to the debentures do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional indebtedness and take a number of other actions that are not limited by the terms of the indenture and the debentures could have the effect of diminishing our ability to make payments on the debentures when due. In addition, we are not restricted from repurchasing subordinated indebtedness or common stock by the terms of the indenture and the debentures. If we issue other debt securities in the future, our debt service obligations will increase.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale by the selling security holders of the debentures or the common stock issuable upon conversion of the debentures. Please read "Selling Security Holders" for a list of the persons receiving proceeds from the sale of the debentures or the underlying common stock.

                     DESCRIPTION OF THE SERIES A DEBENTURES

     We issued $540,000,000 aggregate principal amount of Series A debentures in a private placement on August 12, 2003. The Series A debentures were issued under an indenture between us and JPMorgan Chase Bank, as trustee. Copies of the indenture are available from us upon request. The following description of the Series A debentures is only a summary and is not intended to be comprehensive. For purposes of this "Description of the Series A Debentures," the terms "DST," "we," "our," "ours" and "us" refer only to DST Systems, Inc. and not to any of our subsidiaries.

GENERAL

     The Series A debentures are limited to $540 million in aggregate original principal amount. The Series A debentures are issued in registered form without coupons only in denominations of $1,000 original principal amount and integral multiples of $1,000. We use the term "Series A debenture" in this offering memorandum to refer to each $1,000 original principal amount of Series A debentures.

     The Series A debentures will mature on August 15, 2023. On the maturity date of the Series A debentures, a holder will receive $1,700.28, the accreted principal amount at maturity of a Series A debenture. The Series A debentures will bear regular cash interest at an annual rate equal to 4.125% per annum on the original principal amount from August 12, 2003, or from the most recent date to which interest has been paid or provided for, until August 15, 2010. During such period, interest will be payable semiannually in arrears on February 15 and August 15 of each year, each an interest payment date, beginning February 15, 2004, to the person in whose name a Series A debenture is registered at the close of business on the February 1 or August 1, as the case may be, immediately preceding the relevant interest payment date, each of which we refer to as a "record date."

     Beginning August 15, 2010, we will not pay regular cash interest prior to maturity. Instead, the original principal amount of each Series A debenture will increase daily at a rate of 4.125% per year, to produce the accreted principal amount at maturity. Prior to August 15, 2010, the accreted principal amount of a Series A debenture will be the original principal amount, and beginning on August 15, 2010, the accreted principal amount will be computed on a semiannual bond equivalent basis using a 360-day year composed of twelve 30-day months.

     If any date on which regular cash interest is payable, the maturity date, or any redemption date or purchase date (including upon the occurrence of a Fundamental Change, as described below) is not a business day, we will pay interest on the next business day (without any interest or other payment due on the delay). Regular cash interest on the Series A debentures will be calculated on the basis of a 360-day year consisting of twelve 30-day months. The term "business day," when used with respect to any place of payment for the Series A debentures, means a day other than a Saturday or a Sunday, a legal holiday or a day on which banking institutions or trust companies in that place of payment are authorized or obligated by law to close.

     In addition, we will pay contingent interest on the Series A debentures under the circumstances described below under " -- Contingent Interest" and liquidated damages as set forth in the registration rights agreement.

     Regular cash interest on Series A debentures will accrue from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the earlier of
(i) August 15, 2010 and (ii) the interest payment date or a purchase date upon a Fundamental Change, as the case may be.

     Holders may present Series A debentures for conversion at the office of the conversion agent and may present Series A debentures for exchange or for registration of transfer at the office or agency maintained by us for that purpose in the Borough of Manhattan, The City of New York. We will not charge a service charge for any exchange or registration of transfer of Series A debentures. However, we may require payment of a sum sufficient to cover any tax or other governmental charge payable for the registration of transfer or exchange. The trustee will serve as the initial conversion agent, paying agent, registrar and transfer agent for the Series A debentures. At any time, we may designate additional paying agents and transfer agents. However, at all times we will be required to maintain a paying agent and transfer agent for the Series A debentures in the Borough of Manhattan, The City of New York.

     Any monies deposited with the trustee or any paying agent or then held by us in trust for the payment of principal and interest (including contingent interest and liquidated damages, if any) on the Series A debentures that remain unclaimed for two years after the date the payments became due and payable, shall, at our request, be repaid to us or released from trust, as applicable, and the holder of the Series A debenture shall thereafter look, as a general unsecured creditor, only to us for payment thereof.

RANKING

     The Series A debentures are our direct, unsecured and unsubordinated obligations. The Series A debentures rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness. In addition, the Series A debentures effectively rank junior to any secured indebtedness that we may incur to the extent of the assets securing such indebtedness. We currently conduct part of our operations through our subsidiaries. Claims of creditors of those subsidiaries, including trade creditors and secured creditors, will generally have a claim to the assets of our subsidiaries that is superior to the claims of our creditors, including holders of the Series A debentures.

     As of September 30, 2003, we had outstanding approximately $26.0 million of unsecured, unsubordinated indebtedness ranking equally in right of payment with the Series A debentures, and approximately $13.4 of secured indebtedness, excluding indebtedness of subsidiaries. As of September 30, 2003, our subsidiaries had approximately $127.4 million of indebtedness outstanding, all of which ranks structurally senior to the Series A debentures. The indenture does not limit the amount of indebtedness we or our subsidiaries may incur.

CONTINGENT INTEREST

     For the period from August 20, 2010 to February 14, 2011, and thereafter for any six-month interest period measured from February 15 to August 14 or August 15 to February 14, we will pay contingent interest if the average trading price per Series A debenture for the applicable five trading-day reference period equals or exceeds 120% of the accreted principal amount of a Series A debenture. The "five trading-day reference period" means the five trading days ending on the second trading day immediately preceding the relevant six-month interest period.

     The amount of contingent interest payable per Series A debenture in respect of the period from August 20, 2010 to February 14, 2011, and thereafter for any six-month interest period will be equal to 0.19% of the average trading price per Series A debenture for the applicable five trading-day reference period.

     The record date and payment date for contingent interest, if any, will be the same as the regular record date and payment date, respectively, for the semi-annual interest payments on the Series A debentures.

     The "trading price" is as defined under "-- Conversion Rights -- Conversion Upon Satisfaction of Trading Price Condition," provided that if at least one required bid for the Series A debentures is not obtained by the trustee, or in our reasonable judgment the bid quotations are not indicative of the secondary market value of the Series A debentures, then the trading price of the Series A debentures will equal (a) the then applicable conversion rate of the Series A debentures multiplied by (b) the average of the last reported sale prices of our common stock for the applicable five trading-day reference period.

     The "last reported sale price" of our common stock on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market. The last reported sale price will be determined without reference to after-hours or extended market trading. If our common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the "last reported sale price" will be the last quoted bid for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the "last reported sale price" will be the average of the midpoint of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

     "Trading day" means a day during which trading in securities generally occurs on the NYSE or, if our common stock is not listed on the NYSE, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a U.S. national or regional securities exchange, on the Nasdaq National Market or, if our common stock is not reported by the Nasdaq National Market, on the principal other market on which our common stock is then traded.

     We will notify the holders of the Series A debentures upon a determination that they will be entitled to receive contingent interest with respect to a semi-annual interest period. In connection with providing such notice, we will issue a press release and publish a notice containing information regarding the contingent interest determination in a newspaper of general circulation in The City of New York or publish the information on our web site or through such other public medium as we may use at that time.

CONVERSION RIGHTS

     Subject to the conditions and during the periods described below, holders may convert their Series A debentures into shares of our common stock initially at a conversion rate of 20.3732 shares of common stock per Series A debenture. The conversion price as of any date of determination is a dollar amount (initially $49.08 per share of common stock) derived by dividing the accreted principal amount of a Series A debenture (which will be $1,000 until August 15,
2010) by the conversion rate in effect on such date. The conversion rate and the corresponding conversion price in effect at any given time are referred to as the "applicable conversion rate" and the "applicable conversion price," respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder's Series A debentures so long as the Series A debentures converted are an integral multiple of $1,000 original principal amount.

     Upon conversion, we may choose to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock, as described below. For a discussion of the U.S. federal income tax consequences of conversion to a holder, see "Material U.S. Federal Income Tax Considerations."

     Except as otherwise described below, you will not receive any cash payment representing accrued and unpaid cash interest, if any (including contingent interest, if any) or increases on the accreted principal amount of the Series A debentures upon conversion of a Series A debenture and we will not adjust the conversion rate to account for the accrued and unpaid cash interest, if any (including contingent interest and liquidated damages, if any) or increases on the accreted principal amount of the Series A debentures. Upon conversion we will deliver to you cash or shares of our common stock, as described below. Delivery of cash or shares of common stock will be deemed to satisfy our obligation to pay the accreted principal amount of the Series A debentures, including accrued and unpaid cash interest, if any (including contingent interest, if any). Increases on the accreted principal amount and accrued and unpaid cash interest, if any (including contingent interest, if any) will be deemed paid in full rather than canceled, extinguished or forfeited. Notwithstanding conversion of any Series A debentures by a holder thereof, accrued and unpaid liquidated damages, if any, to the conversion date will be paid to such holder on the settlement date for such conversion.

     If a holder converts Series A debentures, we will pay any documentary, stamp or similar issue or transfer tax due on the issuance of shares of our common stock upon the conversion, unless the tax is due because the holder requests the shares to be issued or delivered to a person other than the holder, in which case the holder will pay that tax.

     To convert your Series A debenture into common stock you must do the following:

     o complete and manually sign the notice of conversion on the back of the Series A debenture or facsimile of the notice of conversion and deliver this notice to the conversion agent;

     o    surrender the Series A debenture to the conversion agent;

     o    if required, furnish appropriate endorsements and transfer documents;

     o    if required, pay all transfer or similar taxes; and

     o    if  required,   pay  funds  equal  to  interest,  if  any,  (including
          contingent interest, if any) payable on the next interest payment date.

     If your interest is a beneficial interest in a global Series A debenture, to convert you must comply with the last three requirements listed above and comply with the DTC's procedures for converting a beneficial interest in a global Series A debenture. The conversion date will be the date on which all of the foregoing requirements have been satisfied. Settlement of our obligation to deliver shares or cash with respect to a conversion will occur on the dates described below under "-- Payment Upon Conversion." A certificate for the number of full shares of our common stock into which any Series A debentures are converted, or cash in lieu thereof, together with any cash payment for fractional shares, will be delivered through the conversion agent, other than in the case of holders of Series A debentures in book-entry form, which shares or cash will be delivered in accordance with DTC customary practices.

     If a holder has already delivered a purchase notice as described under either "-- Purchase of Series A Debentures by Us at the Option of the Holder" or "-- Fundamental Change Requires Purchase of Series A Debentures by Us at the Option of the Holder" with respect to a Series A debenture, however, the holder may not surrender that Series A debenture for conversion until the holder has withdrawn the purchase notice in accordance with the indenture.

     Holders of Series A debentures at the close of business on a regular record date will receive payment of interest, if any, including contingent interest and liquidated damages, if any, payable on the corresponding interest payment date, notwithstanding the conversion of such Series A debentures at any time after the close of business on such regular record date. Series A Debentures surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business on the immediately following interest payment date must be accompanied by payment of an amount equal to the interest, if any, including contingent interest, if any, that the holder is to receive on the Series A debentures; provided, however, that no such payment need be made if (1) we have specified a redemption date that is after a record date and on or prior to the immediately following interest payment date, (2) we have specified a purchase date following a Fundamental Change that is during such period or (3) any overdue interest (including overdue contingent interest, if any) exists at the time of conversion with respect to such Series A debentures, to the extent of such overdue interest.

     PAYMENT UPON CONVERSION

     CONVERSION ON OR PRIOR TO THE FINAL NOTICE DATE. In the event that we receive your notice of conversion on or prior to the day that is 20 days prior to stated maturity or, with respect to Series A debentures being redeemed, the applicable redemption date (the "final notice date"), the following procedures will apply:

     If we choose to satisfy all or any portion of our obligation to deliver common stock upon conversion (the "conversion obligation") in cash, we will notify you through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the date that is two business days following receipt of your notice of conversion ("cash settlement notice period"). If we timely elect to pay cash for any portion of the shares otherwise issuable to you, you may retract the conversion notice at any time during the two business day period immediately following the cash settlement notice period ("conversion retraction period"). If no such election is made, no such retraction can be made (and a conversion notice shall be irrevocable).

     Settlement amounts will be computed as follows:

     o If we elect to satisfy the entire conversion obligation in shares, we will deliver to you a number of shares, for each $1,000 original principal amount of Series A debentures, equal to the applicable conversion rate. In addition, if on the date you submit your notice of conversion there exists a registration default as defined in the registration rights agreement, and the shares of common stock you will receive on conversion are neither registered under the Securities Act nor immediately freely saleable pursuant to Rule 144(k) under the Securities Act, we will deliver to you additional shares as liquidated damages (the "liquidated damages shares") equal to 3% of the applicable conversion rate for each $1,000 original principal amount of Series A debentures. We will pay cash for all fractional shares of common stock. The cash payment for fractional shares will be based on the last reported sale price of our common stock on the trading day immediately prior to the conversion date.

     o If we elect to satisfy the entire conversion obligation in cash, we will deliver to you, for each $1,000 original principal amount of Series A debentures, cash in an amount equal to the product of the applicable conversion rate and the average last reported sale price of our common stock for the 10 trading-day period beginning the day after the conversion retraction period (the "cash settlement averaging period").

     o If we elect to satisfy a fixed portion (other than 100%) of the conversion obligation in cash, we will deliver to you such cash amount ("cash amount") and a number of shares, for each $1,000 original principal amount of Series A debentures, equal to the applicable conversion rate, plus liquidated damages shares, if any, minus the number of shares equal to the sum, for each day of the cash settlement averaging period, of (x) 10% of the cash amount, divided by (y) the last reported price of our common stock; provided, however, that the number of shares will not be less than zero. We will pay cash for all fractional shares of common stock. The cash payment for fractional shares will be based on the last reported sale price of our common stock on the trading day immediately prior to the conversion date.

     If we choose to satisfy all or any portion of the conversion obligation in cash and the conversion notice has not been retracted, then settlement (in cash and/or shares) will occur on the business day following the cash settlement averaging period. If we choose to satisfy the entire conversion obligation in shares of our common stock then settlement will occur on the third business day following the conversion date.

     CONVERSION AFTER THE FINAL NOTICE DATE. In the event that we receive your notice of conversion after the final notice date, we will not send individual notices of our election to satisfy all or any portion of the conversion obligation in cash. Instead, if we choose to satisfy all or any portion of the conversion obligation in cash after the final notice date, we will send, on or prior to final notice date, a single notice to the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount). Settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above under "-- Conversion on or Prior to the Final Notice Date" except that the "cash settlement averaging period" shall be the 10 trading-day period beginning on the day after receipt of your notice of conversion. If we do not elect to satisfy all or any portion of the conversion obligation in cash, then settlement will occur on the first business day following the conversion date.

     CONDITIONS TO CONVERSION

     Holders may surrender their Series A debentures for conversion into shares of our common stock prior to stated maturity only under the circumstances described below. For a discussion of the federal income tax consequences of a conversion of the Series A debentures into our common stock, see "Material U.S. Federal Income Tax Considerations."

     CONVERSION UPON SATISFACTION OF SALE PRICE CONDITION. A holder may surrender any of its Series A debentures for conversion into shares of our common stock during any calendar quarter after September 30, 2003 (and only during such calendar quarter) if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 120% of the applicable conversion price (initially 120% of $49.08, or $58.90), which we refer to as the "conversion trigger price."

     The applicable conversion price of a Series A debenture at any time is dependent upon the accreted principal amount of a Series A debenture at that time and therefore both the applicable conversion price and the conversion trigger price will increase following August 15, 2010 as the accreted principal amount of a Series A debenture increases. The following table sets forth the conversion trigger prices at August 15 of each year beginning 2010.

                           CONVERSION TRIGGER PRICES*


                                          APPLICABLE              CONVERSION
AUGUST 15,                                CONVERSION PRICE        TRIGGER PRICE
2010...................................   $49.08                  $58.90
2011...................................   $51.13                  $61.36
2012...................................   $53.26                  $63.91
2013...................................   $55.48                  $66.58
2014...................................   $57.79                  $69.35
2015...................................   $60.20                  $72.24
2016...................................   $62.71                  $75.25
2017...................................   $65.32                  $78.39
2018...................................   $68.05                  $81.65
2019...................................   $70.88                  $85.06
2020...................................   $73.84                  $88.60
2021...................................   $76.91                  $92.30
2022...................................   $80.12                  $96.14
2023...................................   $83.46                  $100.15

-------------------
* This table assumes no events have occurred that would require an adjustment to the conversion rate.

     CONVERSION UPON SATISFACTION OF TRADING PRICE CONDITION. A holder may surrender any of its Series A debentures for conversion into our common stock prior to the stated maturity during the five business days immediately following any five consecutive trading-day period in which the trading price per $1,000 original principal amount of Series A debentures (as determined following a request by a holder of the Series A debentures in accordance with the procedures described below) for each day of that period was less than 95% of the product of the last reported sale price of our common stock and the applicable conversion rate of such Series A debentures on each such day; provided, however, that a holder may not convert Series A debentures in reliance on this provision after August 15, 2018 if on any trading day during such five consecutive trading-day period the last reported sale price of our common stock was between the applicable conversion price of the Series A debentures and 120% of the applicable conversion price of the Series A debentures.

     The "trading price" of the Series A debentures on any date of determination means the average of the secondary market bid quotations per $1,000 original principal amount of the Series A debentures obtained by the trustee for $10,000,000 original principal amount of the Series A debentures at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $10,000,000 original principal amount of the Series A debentures from a nationally recognized securities dealer, or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of $1,000 original principal amount of the Series A debentures, then the trading price per $1,000 original principal amount of the Series A debentures will be deemed to be less than 95% of the product of the last reported sale price of our common stock and the applicable conversion rate.

     In connection with any conversion upon satisfaction of the above trading pricing condition, the trustee shall have no obligation to determine the trading price of the Series A debentures unless we have requested such determination; and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 original principal amount of the

Series A debentures would be less than 95% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the trustee to determine the trading price of the Series A debentures beginning on the next trading day and on each successive trading day until the trading price per $1,000 original principal amount of the Series A debentures is greater than or equal to 95% of the product of the last reported sale price of our common stock and the applicable conversion rate.

     CONVERSION UPON REDEMPTION. If we elect to redeem the Series A debentures, holders may convert Series A debentures into our common stock at any time prior to the close of business on the business day immediately preceding the redemption date, even if the Series A debentures are not otherwise convertible at such time.

     CONVERSION UPON SPECIFIED CORPORATE TRANSACTIONS. If we elect to:

     o distribute to all holders of our common stock certain rights or warrants entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at a price per share of less than the market price of a share of our common stock on the record date for the distribution, or

     o distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify the holders of the Series A debentures at least 20 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their Series A debentures for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the Series A debentures are not otherwise convertible at such time; provided, however, that a holder may not exercise this right to convert if the holder may participate in the distribution without conversion. The "ex-dividend date" is the first date upon which a sale of the common stock, regular way on the relevant exchange or in the relevant market for our common stock, does not automatically transfer the right to receive the relevant dividend or distribution from the seller of the common stock to its buyer.

     In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property, a holder may surrender Series A debentures for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual effective date of such transaction (or if such transaction constitutes a Fundamental Change, until the business day immediately preceding the applicable Fundamental Change purchase date). If we engage in certain reclassifications of our common stock or are a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of our assets pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a Series A debenture into our common stock will be changed into a right to convert a Series A debenture into the kind and amount of cash, securities or other property that the holder would have received if the holder had converted its Series A debentures immediately prior to the transaction. If the transaction also constitutes a Fundamental Change, as defined below, a holder can require us to purchase all or a portion of its Series A debentures as described below under "-- Fundamental Change Requires Purchase of Series A Debentures by Us at the Option of the Holder."

     The  Exchange  (described  in  "Summary--Recent   Developments")  does  not
constitute a specified corporate transaction permitting conversion.

     CONVERSION RATE ADJUSTMENTS

     The applicable conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

          (1) the payment of dividends and other distributions on our common stock payable exclusively in shares of our common stock,

          (2) the distribution to all holders of our common stock of rights or warrants that allow the holders to purchase shares of our common stock for a period expiring within 60 days from the date of issuance of the rights or warrants at less than the market price on the record date for the determination of shareholders entitled to receive the rights or warrants,

          (3) subdivisions or combinations of our common stock,

          (4) distributions to all holders of our common stock of our assets, debt securities, shares of our capital stock or rights or warrants to purchase our securities (excluding any dividend, distribution or issuance covered by clause (1) or (2) above and any dividend or distribution paid exclusively in cash) the conversion rate will be increased by multiplying the conversion rate by a fraction,

               (a) the numerator of which is the current market price of our common stock plus the fair market value, as determined by our board of directors, of the portion of those assets, debt securities, shares of capital stock or rights or warrants so distributed applicable to one share of common stock, and

               (b) the denominator of which is the current market price of our common stock.

          The "current market price" of our common stock means the average of the last reported sale prices for the first 10 trading days from, and including, the ex-dividend date (as defined above in "-- Conditions to Conversion -- Conversion Upon Specified Corporate Transactions") for such dividend or distribution.

          In the event that we make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the fair market value of the securities so distributed will be based on the average of the closing sales prices of those securities for each of the 10 trading days commencing on and including the fifth trading day after the ex-dividend date (as defined above in "-- Conditions to Conversion -- Conversion Upon Specified Corporate Transactions") for such dividend or distribution on the NYSE or such other national or regional exchange or market on which the securities are then listed or quoted.

          (5) we make distributions consisting exclusively of cash to all holders of our common stock, excluding any cash dividend on our common stock to the extent that the aggregate cash dividend per share of our common stock in any quarter does not exceed $0.0025 (the "dividend threshold amount") (the dividend threshold amount is subject to adjustment on the same basis as the conversion rate, provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the conversion rate pursuant to this clause (5)), in which event the conversion rate will be adjusted by multiplying the conversion rate by a fraction,

               (a) the numerator of which will be the current market price of our common stock plus the amount per share of such dividend or distribution and

               (b) the denominator of which will be the current market price of our common stock.

          If an adjustment is required to be made under this clause (5) as a result of a distribution that is a dividend, the adjustment would be based upon the amount by which the distribution exceeds the dividend threshold amount. If an adjustment is required to be made under this clause (5) as a result of a distribution that is not a dividend, the adjustment would be based upon the full amount of the distribution.

          (6) we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be adjusted by multiplying the conversion rate by a fraction,

               (a) the numerator of which will be the sum of (x) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our common stock we purchase in such tender or exchange offer and (y) the product of the number of shares of our common stock outstanding less any such purchased shares and the last reported sale price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer and

               (b) the denominator of which will be the product of the number of shares of our common stock outstanding, including any such purchased shares, and the last reported sale price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer.

     Notwithstanding the foregoing, in the event of an adjustment pursuant to clauses (4), (5) or (6) above, in no event will the conversion rate exceed 28.5225, subject to adjustment pursuant to clauses (1), (2) and (3) above.

     To the extent that we have a rights plan in effect upon conversion of the Series A debentures into common stock (including the rights plan described in "Description of Capital Stock--Rights Plan" below), the holder will receive, in addition to the common stock, the rights under the rights plan unless the rights have separated from the common stock prior to the time of conversion, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, our assets, debt securities, shares of our capital stock or rights or warrants to purchase our securities as described in clause (4) above.

     In addition to these adjustments, we may increase the conversion rate as our board of directors considers advisable to avoid or diminish any income tax to holders of our common stock or rights to purchase our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period of at least 20 business days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes such a determination, it will be conclusive. We will give holders of Series A debentures at least 15 days' notice of such an increase in the conversion rate.

     "Market price" means the average of the last reported sale prices per share of our common stock for the 10 trading-day period ending on the applicable date of determination (if the applicable date of determination is a trading day or, if not, then on the last trading day prior to the applicable date of determination), appropriately adjusted to take into account the occurrence, during the period commencing on the first of the trading days during the 10 trading-day period and ending on the applicable date of determination, of any event that would result in an adjustment of the conversion rate under the indenture.

     The applicable conversion rate will not be adjusted:

     o upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan,

     o upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries,

     o upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the Series A debentures were first issued (no adjustment will be made for the issuance of common stock pursuant to conversion of the Series B debentures),

     o    for a change in the par value of the common stock, or

     o for accrued and unpaid cash interest, including contingent interest or liquidated damages, if any, or accretion of the principal amount of the Series A debentures.

     No adjustment in the applicable conversion rate will be required unless the adjustment would require an increase or decrease of at least 1% of the applicable conversion rate. If the adjustment is not made because the adjustment does not change the applicable conversion rate by more than 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment.

     In the event of:

     o a taxable distribution to holders of shares of common stock which results in an adjustment of the conversion rate; or

     o    an increase in the conversion rate at our discretion,

the holders of the Series A debentures may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. In addition, for Non-U.S. Holders of Series A debentures, this deemed distribution may be subject to U.S. federal withholding tax requirements. See "Material U.S. Federal Income Tax Considerations."

OPTIONAL REDEMPTION

     No sinking fund is provided for the Series A debentures. Prior to August 20, 2010, the Series A debentures will not be redeemable. On or after August 20, 2010, we may redeem for cash all or part of the Series A debentures at any time, upon not less than 30 days nor more than 60 days notice before the redemption date by mail to the trustee, the paying agent and each holder of Series A debentures.

     If redeemed at our option, the Series A debentures will be redeemed at a redemption price equal to the accreted principal amount, plus any accrued and unpaid cash interest, including contingent interest and liquidated damages, if any, to the redemption date. The table below shows the redemption prices of a Series A debenture on August 15, 2010, on each August 15 thereafter prior to maturity and at maturity on August 15, 2023 (assuming there is no accrued and unpaid cash interest, contingent interest or liquidated damages). In addition, the redemption price of a Series A debenture that is redeemed between the dates listed below would include an additional amount reflecting the additional principal amount that has accreted on such Series A debenture since the immediately preceding date in the table below.


                                      SERIES A
                                      DEBENTURE ISSUE
REDEMPTION DATE: AUGUST 15,           PRICE (1)              ACCRETION AMOUNT (2)           REDEMPTION PRICE (1) + (2)
2010...............................   $1,000.00              $0.00                          $1,000.00
2011...............................   $1,000.00              $41.68                         $1,041.68
2012...............................   $1,000.00              $85.09                         $1,085.09
2013...............................   $1,000.00              $130.31                        $1,130.31
2014...............................   $1,000.00              $177.42                        $1,177.42
2015...............................   $1,000.00              $226.48                        $1,226.48
2016...............................   $1,000.00              $277.60                        $1,277.60
2017...............................   $1,000.00              $330.84                        $1,330.84
2018...............................   $1,000.00              $386.31                        $1,386.31
2019...............................   $1,000.00              $444.08                        $1,444.08
2020...............................   $1,000.00              $504.26                        $1,504.26
2021...............................   $1,000.00              $566.95                        $1,566.95
2022...............................   $1,000.00              $632.26                        $1,632.26
2023...............................   $1,000.00              $700.28                        $1,700.28


     If we decide to redeem fewer than all of the outstanding Series A debentures, the trustee will select the Series A debentures to be redeemed (in original principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate.

     If the trustee selects a portion of your Series A debenture for partial redemption and you convert a portion of the same Series A debenture, the converted portion will be deemed to be from the portion selected for redemption.

     In the event of any redemption in part, we will not be required to issue, register the transfer of or exchange any Series A debenture during a period of 15 days before the mailing of the redemption notice.

     For a discussion of the U.S. federal income tax consequences to a holder of our redemption of the Series A debentures, see "Material U.S. Federal Income Tax Considerations."

PURCHASE OF SERIES A DEBENTURES BY US AT THE OPTION OF THE HOLDER

     Holders have the right to require us to purchase the Series A debentures on August 15, 2010, August 15, 2015 and August 15, 2020 (each, a "purchase date"). We will pay cash for all Series A debentures purchased by us on August 15, 2010. For purchases on August 15, 2015 and August 15, 2020 we may, at our option, pay the purchase price in cash, shares of our common stock, or any combination thereof. We may pay all or a portion of the purchase price in shares of our common stock as long as our common stock is then listed on a national securities exchange or traded on the Nasdaq National Market and if certain other conditions specified below are satisfied. For purchases on August 15, 2015 and August 15, 2020, if we elect to pay the purchase price, in whole or in part, in shares of our common stock, the number of shares of common stock to be delivered by us will be equal to the portion of the purchase price to be paid in common stock divided by 97.5% of the market price (as defined under "-- Conditions to Conversion -- Conversion Rate Adjustments" above) as of the third business day prior to the purchase date.

     We will be required to purchase any outstanding Series A debentures for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant purchase date and ending on the close of business on the business day prior to the purchase date. If the purchase notice is given and withdrawn during such period, we will not be obligated to purchase the related Series A debentures. Our purchase obligation will be subject to some additional conditions as described in the indenture. Also, as described in the "Risk Factors" section of this offering memorandum under the caption "Risks Related to the Debentures -- We may not have the ability to raise the funds necessary to purchase the debentures upon a Fundamental Change or other purchase date, as required by the indenture governing the debentures," we may not have funds sufficient to purchase the Series A debentures when we are required to do so or may be prohibited from doing so under the terms of other indebtedness. Our failure to purchase the Series A debentures when we are required to do so will constitute an event of default under the indenture with respect to the Series A debentures.

     The purchase price payable will be equal to 100% of the accreted principal amount of the Series A debentures to be purchased plus any accrued and unpaid cash interest, including contingent interest and liquidated damages, if any, to such purchase date. The table below shows the purchase prices of a Series A debenture on each of the purchase dates. The purchase prices below do not include any additional amounts reflecting any accrued and unpaid cash interest (including contingent interest, if any) and accrued and unpaid liquidated damages, if any.


                                      SERIES A
                                      DEBENTURE ISSUE
PURCHASE DATE: AUGUST 15,             PRICE (1)              ACCRETION AMOUNT (2)           PURCHASE PRICE (1) + (2)

2010...............................   $1,000.00              $0.00                          $1,000.00
2015...............................   $1,000.00              $226.48                        $1,226.48
2020...............................   $1,000.00              $504.26                        $1,504.26


     For a discussion of the United States federal income tax treatment of a holder receiving cash, see "Material U.S. Federal Income Tax Considerations."

     On or before the 20th business day prior to each purchase date, we will provide to the trustee, the paying agent and to all holders of the Series A debentures at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

     o for purchases on or after August 15, 2015, whether we will pay the purchase price of the Series A debentures in cash, shares of our common stock or a combination thereof, specifying the percentages of each;

     o for purchases on or after August 15, 2015, if we elect to pay in shares of our common stock, the method of calculating the market price of the shares of common stock;

     o    the purchase price;

     o    the name and address of the paying agent and the conversion agent;

     o    the conversion rate and any adjustments to the conversion rate;

     o that the Series A debentures with respect to which a purchase notice has been given by the holder may be converted only if the holder withdraws the purchase notice in accordance with the terms of the indenture; and

     o the procedures that holders must follow to require us to purchase their Series A debentures.

     In connection with providing such notice, we will issue a press release and publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our web site or through such other public medium as we may use at that time.

     To exercise your purchase right, you must deliver, before the close of business on the business day immediately preceding the purchase date, the Series A debentures to be purchased, duly endorsed for transfer, together with the form attached to the Series A debentures entitled "Purchase Notice" duly completed, to the paying agent. A notice electing to require us to purchase your Series A debentures must state:

     o if certificated Series A debentures have been issued, the certificate numbers of the Series A debentures,

     o the portion of the original principal amount of Series A debentures to be purchased, in integral multiples of $1,000,

     o for purchases on or after August 15, 2015, in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in shares of our common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any condition to payment of the purchase price or portion of the purchase price in common stock is not satisfied prior to the close of business on the purchase date, as described below, whether the holder elects: (a) to withdraw the purchase notice as to some or all of the Series A debentures to which it relates, or (b) to receive cash in respect of the entire purchase price for all Series A debentures or portions of Series A debentures subject to such purchase notice, provided, however, that if the holder fails to indicate its choice with respect to such election, the holder will be deemed to have elected to receive cash in respect of the entire purchase price for all Series A debentures subject to the purchase notice in these circumstances, and

     o that the Series A debentures are to be purchased by us pursuant to the applicable provisions of the Series A debentures and the indenture.

     If the Series A debentures are not in certificated form, your notice must comply with appropriate DTC procedures.

     We may not purchase any Series A debentures at the option of holders if the accreted principal amount of the Series A debentures has been accelerated, and such acceleration has not been rescinded.

     You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal must state:

     o    the original principal amount of the withdrawn Series A debentures,

     o if certificated Series A debentures have been issued, the certificate numbers of the withdrawn Series A debentures, and

     o the original principal amount, if any, that remains subject to the purchase notice.

     If the Series A debentures are not in certificated form, your withdrawal notice must comply with appropriate DTC procedures.

     You must either effect book-entry transfer or deliver the Series A debentures, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment promptly following the later of the purchase date and the time of book-entry transfer or the delivery of the Series A debentures. If the paying agent holds money or securities sufficient to pay the purchase price of the Series A debentures on the purchase date, then on the business day following the purchase date:

     o the Series A debentures will cease to be outstanding and cash interest, including contingent interest and liquidated damages, if any, will cease to accrue and the principal amount will cease to accrete (whether or not book-entry transfer of the debentures is made or whether or not the Series A debentures are delivered to the paying agent), and

     o all other rights of the holder will terminate (other than the right to receive the purchase price upon delivery or transfer of the Series A debentures).

     In connection with any purchase offer pursuant to these provisions, to the extent applicable and required by law, we will:

     o    comply with the  provisions  of Rule  13e-4,  Rule 14e-1 and any other
          tender   offer  rules  under  the  Exchange  Act  which  may  then  be applicable; and

     o    file  Schedule TO or any other  required  schedule  under the Exchange
          Act.

     Because the market price of our common stock is determined prior to the applicable purchase date, holders of Series A debentures bear the market risk with respect to the value of common stock to be received from the date the market price is determined to such purchase date.

     Our right to purchase Series A debentures, in whole or in part, with shares of our common stock for purchases on or after August 15, 2015, is subject to various conditions, including:

     o the registration of the common stock under the Securities Act and the Exchange Act, if required;

     o    any necessary  qualification  or registration  under  applicable state
          securities  law  or  the   availability  of  an  exemption  from  such
          qualification and registration;

     o the information necessary to calculate the market price is published in a daily newspaper of national circulation; and

     o our common stock is then listed on a national securities exchange or traded on the Nasdaq National Market.

If such conditions are not satisfied prior to the close of business on the purchase date, we will pay the purchase price of the Series A debentures entirely in cash. We may not change the form, components or percentages of components of consideration to be paid for the Series A debentures once we have given the notice that we are required to give to holders of Series A debentures, except as described in the preceding sentence.

FUNDAMENTAL CHANGE REQUIRES PURCHASE OF SERIES A DEBENTURES BY US AT THE OPTION OF THE HOLDER

     If a Fundamental Change (as defined below in this section) occurs at any time prior to maturity, holders will have the right, at their option, to require us to purchase any or all of their Series A debentures, or any portion of the original principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay (the "Fundamental Change purchase price") is equal to the accreted principal amount of the Series A debentures to be purchased plus accrued and unpaid cash interest, including contingent interest and liquidated damages, if any, to the Fundamental Change purchase date, unless such Fundamental Change purchase date falls after a record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid cash interest payable on such interest payment date to the holder of record at the close of business on the corresponding record date. For a discussion of the U.S. federal income tax consequences to a holder of our purchase of the Series A debentures, see "Material U.S. Federal Income Tax Considerations."

     If we elect to pay the Fundamental Change purchase price, in whole or in part, in shares of our common stock, the number of shares of common stock to be delivered by us will be equal to the portion of the Fundamental Change purchase price to be paid in common stock divided by 97.5% of the market price (as defined under "-- Conditions to Conversion -- Adjustments to Conversion Rate" above) of one share of our common stock as of the third business day prior to the Fundamental Change purchase date.

     Because the market price of the common stock is determined prior to the applicable Fundamental Change purchase date, holders of Series A debentures bear the market risk with respect to the value of the common stock to be received from the date such market price is determined to such Fundamental Change purchase date.

     A "Fundamental Change" will be deemed to have occurred at any time after the Series A debentures are originally issued that any of the following occurs:

          (1) our common stock or other common stock into which the Series A debentures are convertible is neither listed for trading on a U.S. national securities exchange nor approved for trading on the Nasdaq National Market or another established automated over-the-counter trading market in the United States,

          (2) a "person" or "group" (within the meaning of Section 13(d) of the Exchange Act) other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity entitled to vote generally in the election of directors,

          (3) consummation of any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than us or one or more of our subsidiaries; provided, however, that a transaction where the holders of our common equity immediately prior to such transaction have directly or indirectly, more than 50% of the aggregate voting power of all classes of common equity of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a Fundamental Change, or

          (4) continuing directors (as defined below in this section) cease to constitute at least a majority of our board of directors.

     The  Exchange  (described  in  "Summary--Recent   Developments")  does  not
constitute a fundamental change.

     A Fundamental Change will not be deemed to have occurred in respect of any of the foregoing, however, if either:

          (1) the last reported sale price of our common stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the Fundamental Change or the public announcement thereof, equals or exceeds 105% of the applicable conversion price of the Series A debentures in effect immediately before the Fundamental Change or the public announcement thereof, or

          (2) all or substantially all of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the Fundamental Change consists of shares of capital stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with a Fundamental Change (these securities being referred to as "publicly traded securities") and as a result of this transaction or transactions the Series A debentures become convertible into such publicly traded securities, excluding cash payments for fractional shares.

     For purposes of the above paragraph the term "capital stock" of any person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

     "Continuing director" means a director who either was a member of our board of directors on the date of this offering memorandum or who becomes a member of our board of directors subsequent to that date and whose appointment, election or nomination for election by our stockholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of the board of directors in which such individual is named as nominee for director.

     On or before the 30th day after the occurrence of a Fundamental Change, we will provide to all holders of the Series A debentures and the trustee and paying agent a notice of the occurrence of the Fundamental Change and of the resulting purchase right. Such notice shall state, among other things:

     o whether we will pay the Fundamental Change purchase price of the Series A debentures in cash, shares of common stock or a combination thereof, specifying the percentages of each,

     o if we elect to pay in shares of common stock, the method of calculating the market price of the common stock,

     o    the events causing a Fundamental Change,

     o    the date of the Fundamental Change,

     o    the last date on which a holder may exercise the purchase right,

     o    the Fundamental Change purchase price,

     o    the Fundamental Change purchase date,

     o    the name and address of the paying agent and the conversion agent,

     o    the conversion rate and any adjustments to the conversion rate,

     o that the Series A debentures with respect to which a Fundamental Change purchase notice has been given by the holder may be converted only if the holder withdraws the Fundamental Change purchase notice in accordance with the terms of the indenture, and

     o the procedures that holders must follow to require us to purchase their Series A debentures.

     Simultaneously with providing such notice, we will issue a press release and publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our web site or through such other public medium as we may use at that time.

     To exercise your purchase right, you must deliver, before the close of business on the business day immediately preceding the Fundamental Change purchase date, the Series A debentures to be purchased, duly endorsed for transfer, together with the form attached to the Series A debentures entitled "Form of Fundamental Change Purchase Notice" duly completed, to the paying agent. Your purchase notice must state:

     o if certificated, the certificate numbers of their Series A debentures to be delivered for purchase,

     o the portion of the original principal amount of Series A debentures to be purchased, which must be $1,000 or an integral multiple thereof,

     o in the event we elect, pursuant to the notice that we are required to give, to pay the Fundamental Change purchase price in our common stock, in whole or in part, but the Fundamental Change purchase price is ultimately to be paid to the holder entirely in cash because any condition to payment of the Fundamental Change purchase price or portion of the Fundamental Change purchase price in common stock is not satisfied prior to the close of business on the Fundamental Change purchase date, as described below, whether the holder elects: (a) to withdraw the Fundamental Change purchase notice as to some or all of the Series A debentures to which it relates, or
          (b) to receive cash in respect of the entire Fundamental Change purchase price for all Series A debentures or portions of Series A debentures subject to such Fundamental Change purchase notice; provided, however, that if the holder fails to indicate the holder's choice with respect to the election described in this bullet point, the holder will be deemed to have elected to receive cash in respect of the entire Fundamental Change purchase price for all Series A debentures subject to the Fundamental Change purchase notice in these circumstances, and

     o that the Series A debentures are to be purchased by us pursuant to the applicable provisions of the Series A debentures and the indenture.

     If the Series A debentures are not in certificated form, their Fundamental Change purchase notice must comply with appropriate DTC procedures.

     Holders may withdraw any Fundamental Change purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the Fundamental Change purchase date. The notice of withdrawal shall state:

     o    the original principal amount of the withdrawn Series A debentures,

     o if certificated Series A debentures have been issued, the certificate numbers of the withdrawn Series A debentures, and

     o the original principal amount, if any, that remains subject to the Fundamental Change purchase notice.

     If the Series A debentures are not in certificated form, their withdrawal notice must comply with appropriate DTC procedures.

     We will be required to purchase the Series A debentures no less than 20 and no more than 35 business days after the date of our notice of the occurrence of the relevant Fundamental Change, subject to extension to comply with applicable law. You may either effect book-entry transfer or deliver the Series A debentures, together with necessary endorsements, to the office of the paying agent after delivery of the Fundamental Change purchase notice to receive payment of the Fundamental Change purchase price. Holders will receive payment of the Fundamental Change purchase price promptly following the later of the Fundamental Change purchase date or the time of book-entry transfer or the delivery of the Series A debentures. If the paying agent holds money or securities sufficient to pay the Fundamental Change purchase price of the Series A debentures on the Fundamental Change purchase date, then on the business day following the Fundamental Change purchase date:

     o the Series A debentures will cease to be outstanding and cash interest, including contingent interest and liquidated damages, if any, will cease to accrue and principal will cease to accrete (whether or not book-entry transfer of the Series A debentures is made or whether or not the Series A debenture is delivered to the paying agent), and

     o all other rights of the holder will terminate (other than the right to receive the Fundamental Change purchase price upon delivery or transfer of the Series A debentures).

     In connection with any purchase offer pursuant to these provisions, and to the extent applicable and required by law, we will:

     o    comply with the  provisions  of Rule  13e-4,  Rule 14e-1 and any other
          tender   offer  rules  under  the  Exchange  Act  which  may  then  be applicable; and

     o    file  Schedule TO or any other  required  schedule  under the Exchange
          Act.

     The rights of the holders to require us to purchase their Series A debentures upon a Fundamental Change could discourage a potential acquirer of us. The Fundamental Change purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of our common stock, to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Fundamental Change purchase feature is a standard term contained in other offerings of debt securities similar to the Series A debentures that have been marketed by certain of the initial purchasers. The terms of the Fundamental Change purchase feature resulted from negotiations between the initial purchasers and us.

     The term Fundamental Change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the Series A debentures upon a Fundamental Change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

     No Series A debentures may be purchased at the option of holders upon a Fundamental Change if the accreted principal amount of the Series A debentures has been accelerated, and such acceleration has not been rescinded.

     The definition of Fundamental Change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our consolidated assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of the Series A debentures to require us to purchase its Series A debentures as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

     If a Fundamental Change were to occur, we may not have enough funds to pay the Fundamental Change purchase price or we may be prohibited from doing so under the terms of other indebtedness. See "Risk Factors" under the caption "Risks Related to the Debentures -- We may not have the ability to raise the funds necessary to purchase the debentures upon a Fundamental Change or other purchase date, as required by the indenture governing the debentures." Our failure to purchase the Series A debentures when required following a Fundamental Change will constitute an event of default under the indenture with respect to the Series A debentures. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates, including the Series B debentures.

     Our right to purchase Series A debentures, in whole or in part, with common stock is subject to our satisfying various conditions, including:

     o the registration of the common stock under the Securities Act and the Exchange Act, if required;

     o    any necessary  qualification  or registration  under  applicable state
          securities  law  or  the   availability  of  an  exemption  from  such
          qualification and registration;

     o the information necessary to calculate the market price is published in a daily newspaper of national circulation; and

     o our common stock is then listed on a national securities exchange or traded on the Nasdaq National Market.

If such conditions are not satisfied prior to the close of business on the Fundamental Change purchase date, we will pay the Fundamental Change purchase price of the Series A debentures entirely in cash. We may not change the form, components or percentages of components of consideration to be paid for the Series A debentures once we have given the notice that we are required to give to holders of Series A debentures, except as described in the preceding sentence.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The indenture prohibits us from consolidating with or merging into another business entity, or conveying, transferring or leasing substantially all of our assets, unless:

     o    either (1) we are the  continuing  entity in the case of a merger;  or
          (2) the resulting, surviving or acquiring entity, if other than DST, is a U.S. corporation and it expressly assumes our obligations with respect to the Series A debentures, by executing a supplemental indenture;

     o immediately after giving effect to the transaction, no event of default and no circumstances which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing; and

     o we have delivered to the trustee an officers' certificate and a legal opinion confirming that we have complied with the indenture.

     However, certain of these transactions could constitute a Fundamental Change (as defined above) permitting each holder to require us to purchase the Series A debentures of such holder as described above.

EVENTS OF DEFAULT

     Any of the following events constitute an event of default under the indenture with respect to the Series A debentures:

     o failure to pay interest, including contingent interest and liquidated damages, if any, on the Series A debentures for thirty days past the applicable due date,

     o failure to pay the accreted principal amount of the Series A debentures when due (whether at maturity, upon redemption, purchase or otherwise),

     o failure to deliver our common stock, or cash in lieu thereof, upon conversion of any Series A debenture and such failure continues for five days following the date such delivery is required,

     o failure to perform any other covenant or agreement in the indenture, which continues for 90 days after written notice from the trustee or holders of 25% of the outstanding original principal amount of the Series A debentures as provided in the indenture,

     o acceleration of more than $25,000,000 of our indebtedness by its terms (including the Series B debentures) if the acceleration is not rescinded or such indebtedness is not paid within 10 days after written notice from the trustee or holders of 25% of the outstanding original principal amount of the Series A debentures as provided in the indenture,

     o failure to give timely notice of a Fundamental Change as set forth under "-- Fundamental Change Requires Purchase of Series A Debentures by Us at the Option of the Holder" above, and such failure continues for five days following the date such notice is required, and

     o    specified   events   relating  to  our   bankruptcy,   insolvency   or
          reorganization.

     If there is an event of default with respect to the Series A debentures, which continues for the requisite amount of time, either the trustee or holders of at least 25% of the aggregate original principal amount of the Series A debentures may declare the accreted principal amount of and interest (including contingent interest and liquidated damages, if any) on all of the Series A debentures to be due and payable immediately, except that if an event of default occurs due to bankruptcy, insolvency or reorganization as provided in the indenture, then the accreted principal amount of and interest (including contingent interest and liquidated damages, if any) on the Series A debentures shall become due and payable immediately without any act by the trustee or any holder of Series A debentures.

     Before the acceleration of the maturity of the Series A debentures, the holders of a majority in aggregate original principal amount of the Series A debentures may, on behalf of the holders of all Series A debentures, waive any past default or event of default and its consequences for the Series A debentures, except (1) a default in the payment of the accreted principal or interest (including contingent interest and liquidated damages, if any) with respect to the Series A debentures or (2) a default with respect to a provision of the indenture that cannot be amended without the consent of each holder affected by the amendment. In case of a waiver of a default, that default shall cease to exist, any event of default arising from that default shall be deemed to have been cured for all purposes, and DST, the trustee, and the holders of the Series A debentures will be restored to their former positions and rights under the indenture.

     A holder may institute a suit against us for enforcement of such holder's rights under the indenture, for the appointment of a receiver or trustee, or for any other remedy only if the following conditions are satisfied:

     o the holder gives the trustee written notice of a continuing event of default with respect to the Series A debentures held by that holder,

     o holders of at least 25% of the aggregate original principal amount of the Series A debentures make a request, in writing, and offer reasonable indemnity, to the trustee for the trustee to institute the requested proceeding,

     o the trustee does not receive direction contrary to the holder's request from holder's of a majority in original principal amount of the Series A debentures within 60 days following such notice, request and offer of indemnity under the terms of the indenture, and

     o the trustee does not institute the requested proceeding within 60 days following such notice.

     The indenture requires us every year to deliver to the trustee a statement as to any defaults under the indenture.

     A default in the payment of the Series A debentures, or a default with respect to the Series A debentures that causes them to be accelerated, may give rise to a cross-default under our credit facilities or other indebtedness, including the Series B debentures.

SATISFACTION AND DISCHARGE OF THE INDENTURE

     The indenture will generally cease to be of any further effect with respect to the Series A debentures, if:

     o we have delivered to the trustee for cancellation all outstanding Series A debentures (with certain limited exceptions), or

     o all Series A debentures not previously delivered to the trustee for cancellation have become due and payable, whether at stated maturity or any redemption date or any purchase date (including upon the occurrence of a Fundamental Change), or upon conversion or otherwise, and we have deposited with the trustee as trust funds the entire amount (including our common stock, as applicable) sufficient to pay all of the outstanding Series A debentures,

     o and if, in either case, we also pay or cause to be paid all other sums payable under the indenture by us.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Series A debentures are not subject to any defeasance provisions under the indenture.

MODIFICATION AND WAIVER

     We may enter into supplemental indentures for the purpose of modifying or amending the indenture with the consent of holders of at least a majority in aggregate original principal amount of the Series A debentures. However, the consent of all of the holders of the Series A debentures is required for any of the following:

     o to reduce the percentage in original principal amount of Series A debentures whose holders must consent to an amendment,

     o to reduce the rate of or extend the time for payment of regular cash interest, contingent interest or liquidated damages on any Series A debenture or reduce the amount of any interest payment (including contingent interest or liquidated damages) for accretion of principal to be made with respect to any Series A debenture or to alter the manner of calculation of regular cash interest or accretion of principal, contingent interest or liquidated damages payable on any Series A debenture,

     o to reduce the original principal amount or accreted principal amount or change the stated maturity of principal of, or any installment of principal of or interest on, any Series A debenture,

     o to reduce the redemption price or purchase price (including upon the occurrence of a Fundamental Change) or change the time at which any Series A debenture may or shall be redeemed or purchased,

     o    to make any Series A debenture payable in a different currency,

     o to make any change in the provisions of the indenture relating to waivers of defaults or amendments that require unanimous consent,

     o to change any place of payment where the Series A debentures or interest thereon is payable,

     o to make any change that adversely affects the right to convert the Series A debentures or reduces the amount payable on conversion,

     o to impair the right to bring a lawsuit for the enforcement of any payment on or after the stated maturity of any Series A debenture (or in the case of redemption or purchase, on or after the date fixed for redemption or purchase), or

     o to modify any of the above provisions of the indenture, except to increase the percentage in original principal amount of Series A debentures whose holders must consent to an amendment or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding Series A debenture affected by the modification or waiver.

     In addition, we and the trustee with respect to the indenture may enter into supplemental indentures without the consent of the holders of the Series A debentures for one or more of the following purposes:

     o to evidence that another person has become our successor under the provisions of the indenture relating to consolidations, mergers, and sales of assets and that the successor assumes our covenants, agreements, and obligations in the indenture and in the Series A debentures,

     o to surrender any of our rights or powers under the indenture, to add to our covenants further covenants, restrictions, conditions, or provisions for the protection of the holders of the Series A debentures, and to make a default in any of these additional covenants, restrictions, conditions, or provisions a default or an event of default under the indenture,

     o to cure any ambiguity or to make corrections to the indenture or to make such other provisions in regard to matters or questions arising under the indenture that do not adversely affect the interests of any holders of Series A debentures,

     o to modify or amend the indenture to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939 as then in effect,

     o to add guarantees with respect to the Series A debentures or to secure the Series A debentures,

     o to make any change that does not adversely affect the rights of any holder of Series A debentures, and

     o to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the Series A debentures.

BOOK-ENTRY SYSTEM

     We issued the Series A debentures in the form of global securities. The global securities were deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. The Series A debentures sold pursuant to this prospectus will be represented by one or more new unrestricted global securities. Except under circumstances described below, the Series A debentures will not be issued in definitive form.

     Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that some purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

     So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Series A debentures represented by that global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have Series A debentures represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of Series A debentures in definitive form and will not be considered the owners or holders thereof under the indenture. Principal and interest payments, if any, on Series A debentures registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant global security. Neither we, the trustee, any paying agent or the security registrar for the Series A debentures will have any responsibility or liability for any aspect of the records relating to nor payments made on account of beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through these participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants.

     Beneficial owners of interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

     Unless and until they are exchanged in whole or in part for Series A debentures in definitive form, the global securities may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

     If DTC at any time is unwilling or unable to continue as a depositary, defaults in the performance of its duties as depositary or ceases to be a clearing agency registered under the Exchange Act or other applicable statute or regulation, and a successor depositary is not appointed by us within 90 days, we will issue Series A debentures in definitive form in exchange for the global securities relating to the Series A debentures. In addition, we may at any time and in our sole discretion determine not to have the Series A debentures or portions of the Series A debentures represented by one or more global securities and, in that event, we will notify the trustee and issue individual Series A debentures in exchange for the global security or securities representing the Series A debentures. Series A debentures so issued in definitive form will be issued as registered Series A debentures in denominations of $1,000 original principal amount and integral multiples thereof, unless otherwise specified by us.

THE TRUSTEE

     JPMorgan Chase Bank is the initial trustee, conversion agent, paying agent, transfer agent and registrar with respect to the Series A debentures. We perform mutual fund, transfer agent and related services for certain funds sponsored by JPMorgan Chase Bank.

GOVERNING LAW

     The indenture and the Series A debentures are governed by, and construed in accordance with, the laws of the State of New York.

                     DESCRIPTION OF THE SERIES B DEBENTURES

     We issued $300,000,000 aggregate principal amount of Series B debentures in a private placement on August 12, 2003. The Series B debentures were issued under an indenture dated as of August 12, 2003, between us and JPMorgan Chase Bank, as trustee. Copies of the indenture are available from us upon request. The following description of the Series B debentures is only a summary and is not intended to be comprehensive. For purposes of this "Description of the Series B Debentures," the terms "DST," "we," "our," "ours" and "us" refer only to DST Systems, Inc. and not to any of our subsidiaries.

GENERAL

     The Series B debentures are limited to $300 million in aggregate original principal amount. The Series B debentures are issued in registered form without coupons only in denominations of $1,000 original principal amount and integral multiples of $1,000. We use the term "Series B debenture" in this prospectus to refer to each $1,000 original principal amount of Series B debentures.

     The Series B debentures will mature on August 15, 2023. On the maturity date of the Series B debentures, a holder will receive $1,714.09, the accreted principal amount at maturity of a Series B debenture. The Series B debentures will bear regular cash interest at an annual rate equal to 3.625% per annum on the original principal amount from August 12, 2003, or from the most recent date to which interest has been paid or provided for, until August 15, 2008. During such period, interest will be payable semiannually in arrears on February 15 and August 15 of each year, each an interest payment date, beginning February 15, 2004, to the person in whose name a Series B debenture is registered at the close of business on the February 1 or August 1, as the case may be, immediately preceding the relevant interest payment date, each of which we refer to as a "record date".

     Beginning August 15, 2008, we will not pay regular cash interest prior to maturity. Instead, the original principal amount of each Series B debenture will increase daily at a rate of 3.625% per year, to produce the accreted principal amount at maturity. Prior to August 15, 2008, the accreted principal amount of a Series B debenture will be the original principal amount, and beginning on August 15, 2008, the accreted principal amount will be computed on a semiannual bond equivalent basis using a 360-day year composed of twelve 30-day months.

     If any date on which regular cash interest is payable, the maturity date, or any redemption date or purchase date (including upon the occurrence of a Fundamental Change, as described below) is not a business day, we will pay interest on the next business day (without any interest or other payment due on the delay). Regular cash interest on the Series B debentures will be calculated on the basis of a 360-day year consisting of twelve 30-day months. The term "business day," when used with respect to any place of payment for the Series B debentures, means a day other than a Saturday or a Sunday, a legal holiday or a day on which banking institutions or trust companies in that place of payment are authorized or obligated by law to close.

     In addition, we will pay contingent interest on the Series B debentures under the circumstances described below under " -- Contingent Interest" and liquidated damages as set forth in the registration rights agreement.

     Regular cash interest for the Series B debentures will accrue from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the earlier of (i) August 15, 2008 and (ii) the interest payment date or a purchase date upon a Fundamental Change, as the case may be.

     Holders may present Series B debentures for conversion at the office of the conversion agent and may present Series B debentures for exchange or for registration of transfer at the office or agency maintained by us for that purpose in the Borough of Manhattan, The City of New York. We will not charge a service charge for any exchange or registration of transfer of Series B debentures. However, we may require payment of a sum sufficient to cover any tax or other governmental charge payable for the registration of transfer or exchange. The trustee will serve as the initial conversion agent, paying agent, registrar and transfer agent for the Series B debentures. At any time, we may designate additional paying agents and transfer agents. However, at all times we will be required to maintain a paying agent and transfer agent for the Series B debentures in the Borough of Manhattan, The City of New York.

     Any monies deposited with the trustee or any paying agent or then held by us in trust for the payment of principal and interest (including contingent interest and liquidated damages, if any) on the Series B debentures that remain unclaimed for two years after the date the payments became due and payable, shall, at our request, be repaid to us or released from trust, as applicable, and the holder of the Series B debenture shall thereafter look, as a general unsecured creditor, only to us for payment thereof.

RANKING

     The Series B debentures are our direct, unsecured and unsubordinated obligations. The Series B debentures rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness. In addition, the Series B debentures effectively rank junior to any secured indebtedness that we may incur to the extent of the assets securing such indebtedness. We currently conduct part of our operations through our subsidiaries. Claims of creditors of those subsidiaries, including trade creditors and secured creditors, will generally have a claim to the assets of our subsidiaries that is superior to the claims of our creditors, including holders of the Series B debentures.

     As of September 30, 2003, we had outstanding approximately $26.0 million of unsecured, unsubordinated indebtedness ranking equally in right of payment with the Series B debentures, and approximately $13.4 million of secured indebtedness, excluding indebtedness of subsidiaries. As of September 30, 2003, our subsidiaries had approximately $127.4 million of indebtedness outstanding, all of which ranks structurally senior to the Series B debentures. The indenture does not limit the amount of indebtedness we or our subsidiaries may incur.

CONTINGENT INTEREST

     For the period from August 20, 2008 to February 14, 2009, and thereafter for any six-month interest period measured from February 15 to August 14 or August 15 to February 14, we will pay contingent interest if the average trading price per Series B debenture for the applicable five trading-day reference period equals or exceeds 120% of the accreted principal amount of a Series B debenture. The "five trading-day reference period" means the five trading days ending on the second trading day immediately preceding the relevant six-month interest period.

     The amount of contingent interest payable per Series B debenture in respect of the period from August 20, 2008 to February 14, 2009, and thereafter for any six-month interest period will be equal to 0.19% of the average trading price per Series B debenture for the applicable five trading-day reference period.

     The record date and payment date for contingent interest, if any, will be the same as the regular record date and payment date, respectively, for the semi-annual interest payments on the Series B debentures.

     The "trading price" is as defined under "-- Conversion Rights -- Conversion Upon Satisfaction of Trading Price Condition," provided that if at least one required bid for the Series B debentures is not obtained by the trustee, or in our reasonable judgment the bid quotations are not indicative of the secondary market value of the Series B debentures, then the trading price of the Series B debentures will equal (a) the applicable conversion rate of the Series B debentures multiplied by (b) the average of the last reported sale prices of our common stock for the applicable five trading-day reference period.

     The "last reported sale price" of our common stock on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market. The last reported sale price will be determined without reference to after-hours or extended market trading. If our common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the "last reported sale price" will be the last quoted bid for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the "last reported sale price" will be the average of the midpoint of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

     "Trading day" means a day during which trading in securities generally occurs on the NYSE or, if our common stock is not listed on the NYSE, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a U.S. national or regional securities exchange, on the Nasdaq National Market or, if our common stock is not reported by the Nasdaq National Market, on the principal other market on which our common stock is then traded.

     We will notify the holders of the Series B debentures upon a determination that they will be entitled to receive contingent interest with respect to a semi-annual interest period. In connection with providing such notice, we will issue a press release and publish a notice containing information regarding the contingent interest determination in a newspaper of general circulation in The City of New York or publish the information on our web site or through such other public medium as we may use at that time.

CONVERSION RIGHTS

     Subject to the conditions and during the periods described below, holders may convert their Series B debentures into shares of our common stock initially at a conversion rate of 20.3732 shares of common stock per Series B debenture. The conversion price as of any date of determination is a dollar amount (initially $49.08 per share of common stock) derived by dividing the accreted principal amount of a Series B debenture (which will be $1,000 until August 15,
2008) by the conversion rate in effect on such date. The conversion rate and the corresponding conversion price in effect at any given time are referred to as the "applicable conversion rate" and the "applicable conversion price," respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder's Series B debentures so long as the Series B debentures converted are an integral multiple of $1,000 original principal amount.

     Upon conversion, we may choose to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock, as described below. For a discussion of the U.S. federal income tax consequences of conversion to a holder, see "Material U.S. Federal Income Tax Considerations."

     Except as otherwise described below, you will not receive any cash payment representing accrued and unpaid interest, if any (including contingent interest, if any) or increases on the accreted principal amount of the Series B debentures upon conversion of a Series B debenture and we will not adjust the conversion rate to account for the accrued and unpaid interest, if any (including contingent interest and liquidated damages, if any) or increases on the accreted principal amount of the Series B debentures. Upon conversion we will deliver to you cash or shares of our common stock, as described below. Delivery of cash or shares of common stock will be deemed to satisfy our obligation to pay the accreted principal amount of the Series B debentures, including accrued and unpaid cash interest, if any (including contingent interest, if any). Increases on the accreted principal amount and accrued and unpaid cash interest, if any (including contingent interest, if any) will be deemed paid in full rather than canceled, extinguished or forfeited. Notwithstanding conversion of any Series B debentures by a holder thereof, accrued and unpaid liquidated damages, if any, to the conversion date will be paid to such holder on the settlement date for such conversion.

     If a holder converts Series B debentures, we will pay any documentary, stamp or similar issue or transfer tax due on the issuance of shares of our common stock upon the conversion, unless the tax is due because the holder requests the shares to be issued or delivered to a person other than the holder, in which case the holder will pay that tax.

     To convert your Series B debenture into common stock you must do the following:

     o complete and manually sign the notice of conversion on the back of the Series B debenture or facsimile of the notice of conversion and deliver this notice to the conversion agent;

     o    surrender the Series B debenture to the conversion agent;

     o    if required, furnish appropriate endorsements and transfer documents;

     o    if required, pay all transfer or similar taxes; and

     o    if  required,   pay  funds  equal  to  interest,  if  any,  (including
          contingent interest, if any) payable on the next interest payment date.

     If your interest is a beneficial interest in a global Series B debenture, to convert you must comply with the last three requirements listed above and comply with the DTC's procedures for converting a beneficial interest in a global Series B debenture. The conversion date will be the date on which all of the foregoing requirements have been satisfied. Settlement of our obligation to deliver shares or cash with respect to a conversion will occur on the dates described below under "-- Payment Upon Conversion." A certificate for the number of full shares of our common stock into which any Series B debentures are converted, or cash in lieu thereof, together with any cash payment for fractional shares, will be delivered through the conversion agent, other than in the case of holders of Series B debentures in book-entry form, which shares or cash will be delivered in accordance with DTC customary practices.

     If a holder has already delivered a purchase notice as described under either "-- Purchase of Series B Debentures by Us at the Option of the Holder" or "-- Fundamental Change Requires Purchase of Series B Debentures by Us at the Option of the Holder" with respect to a Series B debenture, however, the holder may not surrender that Series B debenture for conversion until the holder has withdrawn the purchase notice in accordance with the indenture.

     Holders of Series B debentures at the close of business on a regular record date will receive payment of interest, if any, including contingent interest and liquidated damages, if any, payable on the corresponding interest payment date, notwithstanding the conversion of such Series B debentures at any time after the close of business on such regular record date. Series B Debentures surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business on the immediately following interest payment date must be accompanied by payment of an amount equal to the interest, if any, including contingent interest, if any, that the holder is to receive on the Series B debentures; provided, however, that no such payment need be made if (1) we have specified a redemption date that is after a record date and on or prior to the immediately following interest payment date, (2) we have specified a purchase date following a Fundamental Change that is during such period or (3) any overdue interest (including overdue contingent interest, if any) exists at the time of conversion with respect to such Series B debentures, to the extent of such overdue interest.

     PAYMENT UPON CONVERSION

     CONVERSION ON OR PRIOR TO THE FINAL NOTICE DATE. In the event that we receive your notice of conversion on or prior to the day that is 20 days prior to stated maturity or, with respect to Series B debentures being redeemed, the applicable redemption date (the "final notice date"), the following procedures will apply:

     If we choose to satisfy all or any portion of our obligation to deliver common stock upon conversion (the "conversion obligation") in cash, we will notify you through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the date that is two business days following receipt of your notice of conversion ("cash settlement notice period"). If we timely elect to pay cash for any portion of the shares otherwise issuable to you, you may retract the conversion notice at any time during the two business day period immediately following the cash settlement notice period ("conversion retraction period"). If no such election is made, no such retraction can be made (and a conversion notice shall be irrevocable).

     Settlement amounts will be computed as follows:

     o If we elect to satisfy the entire conversion obligation in shares, we will deliver to you a number of shares, for each $1,000 original principal amount of Series B debentures, equal to the applicable conversion rate. In addition, if on the date you submit your notice of conversion there exists a registration default under the registration rights agreement, and the shares of common stock you will receive on conversion are neither registered under the Securities Act nor immediately freely saleable pursuant to Rule 144(k) under the Securities Act, we will deliver to you additional shares as liquidated damages (the "liquidated damages shares") equal to 3% of the applicable conversion rate for each $1,000 original principal amount of Series B debentures. We will pay cash for all fractional shares of common stock. The cash payment for fractional shares will be based on the last reported sale price of our common stock on the trading day immediately prior to the conversion date.

     o If we elect to satisfy the entire conversion obligation in cash, we will deliver to you, for each $1,000 original principal amount of Series B debentures, cash in an amount equal to the product of the applicable conversion rate and the average last reported sale price of our common stock for the 10 trading-day period beginning the day after the conversion retraction period (the "cash settlement averaging period").

     o If we elect to satisfy a fixed portion (other than 100%) of the conversion obligation in cash, we will deliver to you such cash amount ("cash amount") and a number of shares, for each $1,000 original principal amount of Series B debentures, equal to the applicable conversion rate, plus liquidated damages shares, if any, minus the number of shares equal to the sum, for each day of the cash settlement averaging period, of (x) 10% of the cash amount, divided by (y) the last reported price of our common stock; provided, however, that the number of shares will not be less than zero. We will pay cash for all fractional shares of common stock. The cash payment for fractional shares will be based on the last reported sale price of our common stock on the trading day immediately prior to the conversion date.

     If we choose to satisfy all or any portion of the conversion obligation in cash and the conversion notice has not been retracted, then settlement (in cash and/or shares) will occur on the business day following the cash settlement averaging period. If we choose to satisfy the entire conversion obligation in shares of our common stock then settlement will occur on the third business day following the conversion date.

     CONVERSION AFTER THE FINAL NOTICE DATE. In the event that we receive your notice of conversion after the final notice date, we will not send individual notices of our election to satisfy all or any portion of the conversion obligation in cash. Instead, if we choose to satisfy all or any portion of the conversion obligation in cash after the final notice date, we will send, on or prior to final notice date, a single notice to the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount). Settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above under "-- Conversion on or Prior to the Final Notice Date" except that the "cash settlement averaging period" shall be the 10 trading-day period beginning on the day after receipt of your notice of conversion. If we do not elect to satisfy all or any portion of the conversion obligation in cash, then settlement will occur on the first business day following the conversion date.

     CONDITIONS TO CONVERSION

     Holders may surrender their Series B debentures for conversion into shares of our common stock prior to stated maturity only under the circumstances described below. For a discussion of the federal income tax consequences of a conversion of the Series B debentures into our common stock, see "Material U.S. Federal Income Tax Considerations."

     CONVERSION UPON SATISFACTION OF SALE PRICE CONDITION. A holder may surrender any of its Series B debentures for conversion into shares of our common stock during any calendar quarter after September 30, 2003 (and only during such calendar quarter) if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 120% of the applicable conversion price (initially 120% of $49.08, or $58.90), which we refer to as the "conversion trigger price".

     The applicable conversion price of a Series B debenture at any time is dependent upon the accreted principal amount of a Series B debenture at that time and therefore both the applicable conversion price and the conversion trigger price will increase following August 15, 2008 as the accreted principal amount of a Series B debenture increases. The following table sets forth the conversion trigger prices at August 15 of each year beginning 2008.

                           CONVERSION TRIGGER PRICES*

                                      APPLICABLE                 CONVERSION
AUGUST 15,                            CONVERSION PRICE           TRIGGER PRICE

2008..............................    $49.08                     $58.90
2009..............................    $50.88                     $61.06
2010..............................    $52.74                     $63.29
2011..............................    $54.67                     $65.60
2012..............................    $56.67                     $68.00
2013..............................    $58.74                     $70.49
2014..............................    $60.89                     $73.07
2015..............................    $63.12                     $75.74
2016..............................    $65.43                     $78.51
2017..............................    $67.82                     $81.38
2018..............................    $70.30                     $84.36
2019..............................    $72.87                     $87.45
2020..............................    $75.54                     $90.65
2021..............................    $78.30                     $93.96
2022..............................    $81.17                     $97.40
2023..............................    $84.13                     $100.96

-------------------
* This table assumes no events have occurred that would require an adjustment to the conversion rate.

     CONVERSION UPON SATISFACTION OF TRADING PRICE CONDITION. A holder may surrender any of its Series B debentures for conversion into our common stock prior to the stated maturity during the five business days immediately following any five consecutive trading-day period in which the trading price per $1,000 original principal amount of Series B debentures (as determined following a request by a holder of the Series B debentures in accordance with the procedures described below) for each day of that period was less than 95% of the product of the last reported sale price of our common stock and the applicable conversion rate of such Series B debentures on each such day; provided, however, that a holder may not convert Series B debentures in reliance on this provision after August 15, 2018 if on any trading day during such five consecutive trading-day period the last reported sale price of our common stock was between the applicable conversion price of the Series B debentures and 120% of the applicable conversion price of the Series B debentures.

     The "trading price" of the Series B debentures on any date of determination means the average of the secondary market bid quotations per $1,000 original principal amount of the Series B debentures obtained by the trustee for $10,000,000 original principal amount of the Series B debentures at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $10,000,000 original principal amount of the Series B debentures from a nationally recognized securities dealer, or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of $1,000 original principal amount of the Series B debentures, then the trading price per $1,000 original principal amount of the Series B debentures will be deemed to be less than 95% of the product of the last reported sale price of our common stock and the applicable conversion rate.

     In connection with any conversion upon satisfaction of the above trading pricing condition, the trustee shall have no obligation to determine the trading price of the Series B debentures unless we have requested such determination; and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 original principal amount of the Series B debentures would be less than 95% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the trustee to determine the trading price of the Series B debentures beginning on the next trading day and on each successive trading day until the trading price per $1,000 original principal amount of the Series B debentures is greater than or equal to 95% of the product of the last reported sale price of our common stock and the applicable conversion rate.

     CONVERSION UPON REDEMPTION. If we elect to redeem the Series B debentures, holders may convert Series B debentures into our common stock at any time prior to the close of business on the business day immediately preceding the redemption date, even if the Series B debentures are not otherwise convertible at such time.

     CONVERSION UPON SPECIFIED CORPORATE TRANSACTIONS. If we elect to:

     o distribute to all holders of our common stock certain rights or warrants entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at a price per share of less than the market price of a share of our common stock on the record date for the distribution, or

     o distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify the holders of the Series B debentures at least 20 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their Series B debentures for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the Series B debentures are not otherwise convertible at such time; provided, however, that a holder may not exercise this right to convert if the holder may participate in the distribution without conversion. The "ex-dividend date" is the first date upon which a sale of the common stock, regular way on the relevant exchange or in the relevant market for our common stock, does not automatically transfer the right to receive the relevant dividend or distribution from the seller of the common stock to its buyer.

     In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property, a holder may surrender Series B debentures for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual effective date of such transaction (or if such transaction constitutes a Fundamental Change, until the business day immediately preceding the applicable Fundamental Change purchase date). If we engage in certain reclassifications of our common stock or are a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of our assets pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a Series B debenture into our common stock will be changed into a right to convert a Series B debenture into the kind and amount of cash, securities or other property that the holder would have received if the holder had converted its Series B debentures immediately prior to the transaction. If the transaction also constitutes a Fundamental Change, as defined below, a holder can require us to purchase all or a portion of its Series B debentures as described below under "-- Fundamental Change Requires Purchase of Series B Debentures by Us at the Option of the Holder."

     The  Exchange   (described  in  Summary--Recent   Developments")  does  not
constitute a specified corporate transaction permitting conversion.

     CONVERSION RATE ADJUSTMENTS

     The applicable conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

          (1) the payment of dividends and other distributions on our common stock payable exclusively in shares of our common stock,

          (2) the distribution to all holders of our common stock of rights or warrants that allow the holders to purchase shares of our common stock for a period expiring within 60 days from the date of issuance of the rights or warrants at less than the market price on the record date for the determination of shareholders entitled to receive the rights or warrants,

          (3) subdivisions or combinations of our common stock,

          (4) distributions to all holders of our common stock of our assets, debt securities, shares of our capital stock or rights or warrants to purchase our securities (excluding any dividend, distribution or issuance covered by clause (1) or (2) above and any dividend or distribution paid exclusively in cash), the conversion rate will be increased by multiplying the conversion rate by a fraction,

               (a) the numerator of which is the current market price of our common stock plus the fair market value, as determined by our board of directors, of the portion of those assets, debt securities, shares of capital stock or rights or warrants so distributed applicable to one share of common stock, and

               (b) the denominator of which is the current market price of our common stock.

          The "current market price" of our common stock means the average of the last reported sale prices for the first 10 trading days from, and including, the ex-dividend date (as defined above in "--Conditions to Conversion--Conversion Upon Specified Corporate Transactions") for such dividend or distribution.

          In the event that we make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the fair market value of the securities so distributed will be based on the average of the closing sales prices of those securities for each of the 10 trading days commencing on and including the fifth trading day after the ex-dividend date (as defined above in "--Conditions to Conversion--Conversion Upon Specified Corporate Transactions") for such dividend or distribution on the NYSE or such other national or regional exchange or market on which the securities are then listed or quoted.

          (5) we make distributions consisting exclusively of cash to all holders of our common stock, excluding any cash dividend on our common stock to the extent that the aggregate cash dividend per share of our common stock in any quarter does not exceed $0.0025 (the "dividend threshold amount") (the dividend threshold amount is subject to adjustment on the same basis as the conversion rate, provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the conversion rate pursuant to this clause (5)), in which event the conversion rate will be adjusted by multiplying the conversion rate by a fraction,

               (a) the numerator of which will be the current market price of our common stock plus the amount per share of such dividend or distribution and

               (b) the denominator of which will be the current market price of our common stock.

          If an adjustment is required to be made under this clause (5) as a result of a distribution that is a dividend, the adjustment would be based upon the amount by which the distribution exceeds the dividend threshold amount. If an adjustment is required to be made under this clause (5) as a result of a distribution that is not a dividend, the adjustment would be based upon the full amount of the distribution.

          (6) we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be adjusted by multiplying the conversion rate by a fraction,

               (a) the numerator of which will be the sum of (x) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our common stock we purchase in such tender or exchange offer and (y) the product of the number of shares of our common stock outstanding less any such purchased shares and the last reported sale price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer and

               (b) the denominator of which will be the product of the number of shares of our common stock outstanding, including any such purchased shares, and the last reported sale price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer.

     Notwithstanding the foregoing, in the event of an adjustment pursuant to clauses (4), (5) or (6) above, in no event will the conversion rate exceed 28.5225, subject to adjustment pursuant to clauses (1), (2) and (3) above.

     To the extent that we have a rights plan in effect upon conversion of the Series B debentures into common stock (including the rights plan described in "Description of Capital Stock--Rights Plan" below), the holder will receive, in addition to the common stock, the rights under the rights plan unless the rights have separated from the common stock prior to the time of conversion, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, our assets, debt securities, shares of our capital stock or rights or warrants to purchase our securities as described in clause (4) above.

     In addition to these adjustments, we may increase the conversion rate as our board of directors considers advisable to avoid or diminish any income tax to holders of our common stock or rights to purchase our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period of at least 20 business days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes such a determination, it will be conclusive. We will give holders of Series B debentures at least 15 days' notice of such an increase in the conversion rate.

     "Market price" means the average of the last reported sale prices per share of our common stock for the 10 trading-day period ending on the applicable date of determination (if the applicable date of determination is a trading day or, if not, then on the last trading day prior to the applicable date of determination), appropriately adjusted to take into account the occurrence, during the period commencing on the first of the trading days during the 10 trading-day period and ending on the applicable date of determination, of any event that would result in an adjustment of the conversion rate under the indenture.

     The applicable conversion rate will not be adjusted:

     o upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan,

     o upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries,

     o upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the Series B debentures were first issued (no adjustment will be made for the issuance of common stock pursuant to conversion of Series A debentures),

     o    for a change in the par value of the common stock, or

     o for accrued and unpaid cash interest, including contingent interest or liquidated damages, if any, or accretion of the principal amount of Series B debentures.

     No adjustment in the applicable conversion rate will be required unless the adjustment would require an increase or decrease of at least 1% of the applicable conversion rate. If the adjustment is not made because the adjustment does not change the applicable conversion rate by more than 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment.

     In the event of:

     o a taxable distribution to holders of shares of common stock which results in an adjustment of the conversion rate; or

     o    an increase in the conversion rate at our discretion,

the holders of the Series B debentures may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. In addition, for Non-U.S. Holders of Series B debentures, this deemed distribution may be subject to U.S. federal withholding requirements. See "Material U.S. Federal Income Tax Considerations."

OPTIONAL REDEMPTION

     No sinking fund is provided for the Series B debentures. Prior to August 20, 2008, the Series B debentures will not be redeemable. On or after August 20, 2008, we may redeem for cash all or part of the

Series B debentures at any time, upon not less than 30 days nor more than 60 days notice before the redemption date by mail to the trustee, the paying agent and each holder of Series B debentures.

     If redeemed at our option, the Series B debentures will be redeemed at a redemption price equal to the accreted principal amount, plus any accrued and unpaid cash interest, including contingent interest and liquidated damages, if any, to the redemption date. The table below shows the redemption prices of a Series B debenture on August 15, 2008, on each August 15 thereafter prior to maturity and at maturity on August 15, 2023 (assuming there is no accrued and unpaid cash interest, contingent interest or liquidated damages). In addition, the redemption price of a Series B debenture that is redeemed between the dates listed below would include an additional amount reflecting the additional principal amount that has accreted on such Series B debenture since the immediately preceding date in the table below.


                                                 SERIES B
                                                 DEBENTURE ISSUE
REDEMPTION DATE: AUGUST 15,                      PRICE(1)                 ACCRETION AMOUNT(2)         REDEMPTION PRICE(1) + (2)

2008..........................................   $1,000.00                $0.00                       $1,000.00
2009..........................................   $1,000.00                $36.58                      $1,036.58
2010..........................................   $1,000.00                $74.50                      $1,074.50
2011..........................................   $1,000.00                $113.80                     $1,113.80
2012..........................................   $1,000.00                $154.54                     $1,154.54
2013..........................................   $1,000.00                $196.77                     $1,196.77
2014..........................................   $1,000.00                $240.55                     $1,240.55
2015..........................................   $1,000.00                $285.92                     $1,285.92
2016..........................................   $1,000.00                $332.96                     $1,332.96
2017..........................................   $1,000.00                $381.72                     $1,381.72
2018..........................................   $1,000.00                $432.26                     $1,432.26
2019..........................................   $1,000.00                $484.65                     $1,484.65
2020..........................................   $1,000.00                $538.96                     $1,538.96
2021..........................................   $1,000.00                $595.25                     $1,595.25
2022..........................................   $1,000.00                $653.60                     $1,653.60
2023..........................................   $1,000.00                $714.09                     $1,714.09


     If we decide to redeem fewer than all of the outstanding Series B debentures, the trustee will select the Series B debentures to be redeemed (in original principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate.

     If the trustee selects a portion of your Series B debenture for partial redemption and you convert a portion of the same Series B debenture, the converted portion will be deemed to be from the portion selected for redemption.

     In the event of any redemption in part, we will not be required to issue, register the transfer of or exchange any Series B debenture during a period of 15 days before the mailing of the redemption notice.

     For a discussion of the U.S. federal income tax consequences to a holder of our redemption of the Series B debentures, see "Material U.S. Federal Income Tax Considerations."

PURCHASE OF SERIES B DEBENTURES BY US AT THE OPTION OF THE HOLDER

     Holders have the right to require us to purchase the Series B debentures on August 15, 2008, August 15, 2013 and August 15, 2018 (each, a "purchase date"). We will pay cash for all Series B debentures purchased by us on August 15, 2008. For purchases on August 15, 2013 and August 15, 2018 we may, at our option, pay the purchase price in cash, shares of our common stock, or any combination thereof. We may pay all or a portion of the purchase price in shares of our common stock as long as our common stock is then listed on a national securities exchange or traded on the Nasdaq National Market and if certain other conditions specified below are satisfied. For purchases on August 15, 2013 and August 15, 2018, if we elect to pay the purchase price, in whole or in part, in shares of our common stock, the number of shares of common stock to be delivered by us will be equal to the portion of the purchase price to be paid in common stock divided by 97.5% of the market price (as defined under "-- Conditions to Conversion -- Conversion Rate Adjustments" above) as of the third business day prior to the purchase date.

     We will be required to purchase any outstanding Series B debentures for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant purchase date and ending on the close of business on the business day prior to the purchase date. If the purchase notice is given and withdrawn during such period, we will not be obligated to purchase the related Series B debentures. Our purchase obligation will be subject to some additional conditions as described in the indenture. Also, as described in the "Risk Factors" section of this offering memorandum under the caption "Risks Related to the Debentures -- We may not have the ability to raise the funds necessary to purchase the debentures upon a Fundamental Change or other purchase date, as required by the indenture governing the debentures," we may not have funds sufficient to purchase the Series B debentures when we are required to do so or may be prohibited from doing so under the terms of other indebtedness. Our failure to purchase the Series B debentures when we are required to do so will constitute an event of default under the indenture with respect to the Series B debentures.

     The purchase price payable will be equal to 100% of the accreted principal amount of the Series B debentures to be purchased plus any accrued and unpaid cash interest, including contingent interest and liquidated damages, if any, to such purchase date. The table below shows the purchases prices of a Series B debenture on each of the purchase dates. The purchases prices below do not include any additional amounts reflecting any accrued and unpaid cash interest (including contingent interest, if any) and accrued and unpaid liquidated damages, if any.


                                                        SERIES B
                                                        DEBENTURE ISSUE
PURCHASE DATE: AUGUST 15,                               PRICE(1)             ACCRETION AMOUNT(2)        REDEMPTION PRICE(1) + (2)

2008................................................    $1,000.00            $0.00                      $1,000.00
2013................................................    $1,000.00            $196.77                    $1,196.77
2018................................................    $1,000.00            $432.26                    $1,432.26


     For a discussion of the U.S. federal income tax consequences to a holder of our purchase of the Series B debentures, see "Material U.S. Federal Income Tax Considerations."

     On or before the 20th business day prior to each purchase date, we will provide to the trustee, the paying agent and to all holders of the Series B debentures at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

     o for purchases on or after August 15, 2013, whether we will pay the purchase price of the Series B debentures in cash, shares of our common stock or a combination thereof, specifying the percentages of each;

     o for purchases on or after August 15, 2013, if we elect to pay in shares of our common stock, the method of calculating the market price of the shares of common stock;

     o    the purchase price;

     o    the name and address of the paying agent and the conversion agent;

     o    the conversion rate and any adjustments to the conversion rate;

     o that the Series B debentures with respect to which a purchase notice has been given by the holder may be converted only if the holder withdraws the purchase notice in accordance with the terms of the indenture; and

     o the procedures that holders must follow to require us to purchase their Series B debentures.

     In connection with providing such notice, we will issue a press release and publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our web site or through such other public medium as we may use at that time.

     To exercise your purchase right, you must deliver, before the close of business on the business day immediately preceding the purchase date, the Series B debentures to be purchased, duly endorsed for transfer, together with the form attached to the Series B debentures entitled "Purchase Notice" duly completed, to the paying agent. A notice electing to require us to purchase your Series B debentures must state:

     o if certificated Series B debentures have been issued, the certificate numbers of the Series B debentures,

     o the portion of the original principal amount of Series B debentures to be purchased, in integral multiples of $1,000,

     o for purchases on or after August 15, 2013, in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in shares of our common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any condition to payment of the purchase price or portion of the purchase price in common stock is not satisfied prior to the close of business on the purchase date, as described below, whether the holder elects: (a) to withdraw the purchase notice as to some or all of the Series B debentures to which it relates, or (b) to receive cash in respect of the entire purchase price for all Series B debentures or portions of Series B debentures subject to such purchase notice, provided, however, that if the holder fails to indicate its choice with respect to such election, the holder will be deemed to have elected to receive cash in respect of the entire purchase price for all Series B debentures subject to the purchase notice in these circumstances, and

     o that the Series B debentures are to be purchased by us pursuant to the applicable provisions of the Series B debentures and the indenture.

If the Series B debentures are not in certificated form, your notice must comply with appropriate DTC procedures.

     We may not purchase any Series B debentures at the option of holders if the accreted principal amount of the Series B debentures has been accelerated, and such acceleration has not been rescinded.

     You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal must state:

     o    the original principal amount of the withdrawn Series B debentures,

     o if certificated Series B debentures have been issued, the certificate numbers of the withdrawn Series B debentures, and

     o the original principal amount, if any, that remains subject to the purchase notice.

If the Series B debentures are not in certificated form, your withdrawal notice must comply with appropriate DTC procedures.

     You must either effect book-entry transfer or deliver the Series B debentures, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment promptly following the later of the purchase date and the time of book-entry transfer or the delivery of the Series B debentures. If the paying agent holds money or securities sufficient to pay the purchase price of the Series B debentures on the purchase date, then on the business day following the purchase date:

     o the Series B debentures will cease to be outstanding and cash interest, including contingent interest and liquidated damages, if any, will cease to accrue and the principal amount will cease to accrete (whether or not book-entry transfer of the debentures is made or whether or not the Series B debentures are delivered to the paying agent), and

     o all other rights of the holder will terminate (other than the right to receive the purchase price upon delivery or transfer of the Series B debentures).

     In connection with any purchase offer pursuant to these provisions, to the extent applicable and required by law, we will:

     o    comply with the  provisions  of Rule  13e-4,  Rule 14e-1 and any other
          tender   offer  rules  under  the  Exchange  Act  which  may  then  be applicable; and

     o    file  Schedule TO or any other  required  schedule  under the Exchange
          Act.

     Because the market price of our common stock is determined prior to the applicable purchase date, holders of Series B debentures bear the market risk with respect to the value of common stock to be received from the date the market price is determined to such purchase date.

     Our right to purchase Series B debentures, in whole or in part, with shares of our common stock for purchases on or after August 15, 2013, is subject to various conditions, including:

     o the registration of the common stock under the Securities Act and the Exchange Act, if required;

     o    any necessary  qualification  or registration  under  applicable state
          securities  law  or  the   availability  of  an  exemption  from  such
          qualification and registration;

     o the information necessary to calculate the market price is published in a daily newspaper of national circulation; and

     o our common stock is then listed on a national securities exchange or traded on the Nasdaq National Market.

If such conditions are not satisfied prior to the close of business on the purchase date, we will pay the purchase price of the Series B debentures entirely in cash. We may not change the form, components or percentages of components of consideration to be paid for the Series B debentures once we have given the notice that we are required to give to holders of Series B debentures, except as described in the preceding sentence.

FUNDAMENTAL CHANGE REQUIRES PURCHASE OF SERIES B DEBENTURES BY US AT THE OPTION OF THE HOLDER

     If a Fundamental Change (as defined below in this section) occurs at any time prior to maturity, holders will have the right, at their option, to require us to purchase any or all of their Series B debentures, or any portion of the original principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay (the "Fundamental Change purchase price") is equal to the accreted principal amount of the Series B debentures to be purchased plus accrued and unpaid cash interest, if any, including contingent interest and liquidated damages, if any, to the Fundamental Change purchase date, unless such Fundamental Change purchase date falls after a record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid cash interest, if any, payable on such interest payment date to the holder of record at the close of business on the corresponding record date. For a discussion of the U.S. federal income tax consequences to a holder of our purchase of the Series B debentures, see "Material U.S. Federal Income Tax Considerations."

     If we elect to pay the Fundamental Change purchase price, in whole or in part, in shares of our common stock, the number of shares of common stock to be delivered by us will be equal to the portion of the Fundamental Change purchase price to be paid in common stock divided by 97.5% of the market price (as defined under "-- Conditions to Conversion -- Adjustments to Conversion Rate" above) of one share of our common stock as of the third business day prior to the Fundamental Change purchase date.

     Because the market price of the common stock is determined prior to the applicable Fundamental Change purchase date, holders of Series B debentures bear the market risk with respect to the value of the common stock to be received from the date such market price is determined to such Fundamental Change purchase date.

     A "Fundamental Change" will be deemed to have occurred at any time after the Series B debentures are originally issued that any of the following occurs:

          (1) our common stock or other common stock into which the Series B debentures are convertible is neither listed for trading on a U.S. national securities exchange nor approved for trading on the Nasdaq National Market or another established automated over-the-counter trading market in the United States,

          (2) a "person" or "group" (within the meaning of Section 13(d) of the Exchange Act) other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity entitled to vote generally in the election of directors,

          (3) consummation of any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than us or one or more of our subsidiaries; provided, however, that a transaction where the holders of our common equity immediately prior to such transaction have directly or indirectly, more than 50% of the aggregate voting power of all classes of common equity of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a Fundamental Change, or

          (4) continuing directors (as defined below in this section) cease to constitute at least a majority of our board of directors.

     The  Exchange  (described  in  "Summary--Recent   Developments")  does  not
constitute a fundamental change.

     A Fundamental Change will not be deemed to have occurred in respect of any of the foregoing, however, if either:

          (1) the last reported sale price of our common stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the Fundamental Change or the public announcement thereof, equals or exceeds 105% of the applicable conversion price of the Series B debentures in effect immediately before the Fundamental Change or the public announcement thereof, or

          (2) all or substantially all of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the Fundamental Change consists of shares of capital stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with a Fundamental Change (these securities being referred to as "publicly traded securities") and as a result of this transaction or transactions the Series B debentures become convertible into such publicly traded securities, excluding cash payments for fractional shares.

     For purposes of the above paragraph the term "capital stock" of any person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

     "Continuing director" means a director who either was a member of our board of directors on the date of this offering memorandum or who becomes a member of our board of directors subsequent to that date and whose appointment, election or nomination for election by our stockholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of the board of directors in which such individual is named as nominee for director.

     On or before the 30th day after the occurrence of a Fundamental Change, we will provide to all holders of the Series B debentures and the trustee and paying agent a notice of the occurrence of the Fundamental Change and of the resulting purchase right. Such notice shall state, among other things:

     o whether we will pay the Fundamental Change purchase price of the Series B debentures in cash, shares of common stock or a combination thereof, specifying the percentages of each,

     o if we elect to pay in shares of common stock, the method of calculating the market price of the common stock,

     o    the events causing a Fundamental Change,

     o    the date of the Fundamental Change,

     o    the last date on which a holder may exercise the purchase right,

     o    the Fundamental Change purchase price,

     o    the Fundamental Change purchase date,

     o    the name and address of the paying agent and the conversion agent,

     o    the conversion rate and any adjustments to the conversion rate,

     o that the Series B debentures with respect to which a Fundamental Change purchase notice has been given by the holder may be converted only if the holder withdraws the Fundamental Change purchase notice in accordance with the terms of the indenture, and

     o the procedures that holders must follow to require us to purchase their Series B debentures.

     Simultaneously with providing such notice, we will issue a press release and publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our web site or through such other public medium as we may use at that time.

     To exercise your purchase right, you must deliver, before the close of business on the business day immediately preceding the Fundamental Change purchase date, the Series B debentures to be purchased, duly endorsed for transfer, together with the form attached to the Series B debentures entitled "Form of Fundamental Change Purchase Notice" duly completed, to the paying agent. Your purchase notice must state:

     o if certificated, the certificate numbers of their Series B debentures to be delivered for purchase,

     o the portion of the original principal amount of Series B debentures to be purchased, which must be $1,000 or an integral multiple thereof,

     o in the event we elect, pursuant to the notice that we are required to give, to pay the Fundamental Change purchase price in our common stock, in whole or in part, but the Fundamental Change purchase price is ultimately to be paid to the holder entirely in cash because any condition to payment of the Fundamental Change purchase price or portion of the Fundamental Change purchase price in common stock is not satisfied prior to the close of business on the Fundamental Change purchase date, as described below, whether the holder elects: (a) to withdraw the Fundamental Change purchase notice as to some or all of the Series B debentures to which it relates, or
          (b) to receive cash in respect of the entire Fundamental Change purchase price for all Series B debentures or portions of Series B debentures subject to such Fundamental Change purchase notice; provided, however, that if the holder fails to indicate the holder's choice with respect to the election described in this bullet point, the holder will be deemed to have elected to receive cash in respect of the entire Fundamental Change purchase price for all Series B debentures subject to the Fundamental Change purchase notice in these circumstances, and

     o that the Series B debentures are to be purchased by us pursuant to the applicable provisions of the Series B debentures and the indenture.

If the Series B debentures are not in certificated form, their Fundamental Change purchase notice must comply with appropriate DTC procedures.

     Holders may withdraw any Fundamental Change purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the Fundamental Change purchase date. The notice of withdrawal shall state:

     o    the original principal amount of the withdrawn Series B debentures,

     o if certificated Series B debentures have been issued, the certificate numbers of the withdrawn Series B debentures, and

     o the original principal amount, if any, that remains subject to the Fundamental Change purchase notice.

If the Series B debentures are not in certificated form, their withdrawal notice must comply with appropriate DTC procedures.

     We will be required to purchase the Series B debentures no less than 20 and no more than 35 business days after the date of our notice of the occurrence of the relevant Fundamental Change, subject to extension to comply with applicable law. You may either effect book-entry transfer or deliver the Series B debentures, together with necessary endorsements, to the office of the paying agent after delivery of the Fundamental Change purchase notice to receive payment of the Fundamental Change purchase price. Holders will receive payment of the Fundamental Change purchase price promptly following the later of the Fundamental Change purchase date or the time of book-entry transfer or the delivery of the Series B debentures. If the paying agent holds money or securities sufficient to pay the Fundamental Change purchase price of the Series B debentures on the Fundamental Change purchase date, then on the business day following the Fundamental Change purchase date:

     o the Series B debentures will cease to be outstanding and cash interest, including contingent interest and liquidated damages, if any, will cease to accrue and principal will cease to accrete (whether or not book-entry transfer of the Series B debentures is made or whether or not the Series B debenture is delivered to the paying agent), and

     o all other rights of the holder will terminate (other than the right to receive the Fundamental Change purchase price upon delivery or transfer of the Series B debentures).

     In connection with any purchase offer pursuant to these provisions, and to the extent applicable and required by law, we will:

     o    comply with the  provisions  of Rule  13e-4,  Rule 14e-1 and any other
          tender   offer  rules  under  the  Exchange  Act  which  may  then  be applicable; and

     o    file  Schedule TO or any other  required  schedule  under the Exchange
          Act.

     The rights of the holders to require us to purchase their Series B debentures upon a Fundamental Change could discourage a potential acquirer of us. The Fundamental Change purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of our common stock, to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Fundamental Change purchase feature is a standard term contained in other offerings of debt securities similar to the Series B debentures that have been marketed by certain of the initial purchasers. The terms of the Fundamental Change purchase feature resulted from negotiations between the initial purchasers and us.

     The term Fundamental Change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the Series B debentures upon a Fundamental Change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

     No Series B debentures may be purchased at the option of holders upon a Fundamental Change if the accreted principal amount of the Series B debentures has been accelerated, and such acceleration has not been rescinded.

     The definition of Fundamental Change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our consolidated assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of the Series B debentures to require us to purchase its Series B debentures as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

     If a Fundamental Change were to occur, we may not have enough funds to pay the Fundamental Change purchase price or we may be prohibited from doing so under the terms of other indebtedness. See "Risk Factors" under the caption "Risks Related to the Debentures -- We may not have the ability to raise the funds necessary to purchase the debentures upon a Fundamental Change or other purchase date, as required by the indenture governing the debentures." Our failure to purchase the Series B debentures when required following a Fundamental Change will constitute an event of default under the indenture with respect to the Series B debentures. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates, including the Series A debentures.

     Our right to purchase Series B debentures, in whole or in part, with common stock is subject to our satisfying various conditions, including:

     o the registration of the common stock under the Securities Act and the Exchange Act, if required;

     o    any necessary  qualification  or registration  under  applicable state
          securities  law  or  the   availability  of  an  exemption  from  such
          qualification and registration;

     o the information necessary to calculate the market price is published in a daily newspaper of national circulation; and

     o our common stock is then listed on a national securities exchange or traded on the Nasdaq National Market.

If such conditions are not satisfied prior to the close of business on the Fundamental Change purchase date, we will pay the Fundamental Change purchase price of the Series B debentures entirely in cash. We may not change the form, components or percentages of components of consideration to be paid for the Series B debentures once we have given the notice that we are required to give to holders of Series B debentures, except as described in the preceding sentence.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The indenture prohibits us from consolidating with or merging into another business entity, or conveying, transferring or leasing substantially all of our assets, unless:

     o    either (1) we are the  continuing  entity in the case of a merger;  or
          (2) the resulting, surviving or acquiring entity, if other than DST, is a U.S. corporation and it expressly assumes our obligations with respect to the Series B debentures, by executing a supplemental indenture,

     o immediately after giving effect to the transaction, no event of default and no circumstances which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing; and

     o we have delivered to the trustee an officers' certificate and a legal opinion confirming that we have complied with the indenture.

     However, certain of these transactions could constitute a Fundamental Change (as defined above) permitting each holder to require us to purchase the Series B debentures of such holder as described above.

EVENTS OF DEFAULT

     Any of the following events constitute an event of default under the indenture with respect to the Series B debentures:

     o failure to pay interest, including contingent interest and liquidated damages, if any, on the Series B debentures for thirty days past the applicable due date,

     o failure to pay the accreted principal amount of the Series B debentures when due (whether at maturity, upon redemption, purchase or otherwise),

     o failure to deliver our common stock, or cash in lieu thereof, upon conversion of any Series B debenture and such failure continues for five days following the date such delivery is required,

     o failure to perform any other covenant or agreement in the indenture, which continues for 90 days after written notice from the trustee or holders of 25% of the outstanding original principal amount of the Series B debentures as provided in the indenture,

     o acceleration of more than $25,000,000 of our indebtedness by its terms (including the Series A debentures) if the acceleration is not rescinded or such indebtedness is not paid within 10 days after written notice from the trustee or holders of 25% of the outstanding original principal amount of the Series B debentures as provided in the indenture,

     o failure to give timely notice of a Fundamental Change as set forth under "-- Fundamental Change Requires Purchase of Series B Debentures by Us at the Option of the Holder" above, and such failure continues for five days following the date such notice is required, and

     o    specified   events   relating  to  our   bankruptcy,   insolvency   or
          reorganization.

     If there is an event of default with respect to the Series B debentures, which continues for the requisite amount of time, either the trustee or holders of at least 25% of the aggregate original principal amount of the Series B debentures may declare the accreted principal amount of and interest (including contingent interest and liquidated damages, if any) on all of the Series B debentures to be due and payable immediately, except that if an event of default occurs due to bankruptcy, insolvency or reorganization as provided in the indenture, then the accreted principal amount of and interest (including contingent interest and liquidated damages, if any) on the Series B debentures shall become due and payable immediately without any act by the trustee or any holder of Series B debentures.

     Before the acceleration of the maturity of the Series B debentures, the holders of a majority in aggregate original principal amount of the Series B debentures may, on behalf of the holders of all Series B debentures, waive any past default or event of default and its consequences for the Series B debentures, except (1) a default in the payment of the accreted principal or interest (including contingent interest and liquidated damages, if any) with respect to the Series B debentures or (2) a default with respect to a provision of the indenture that cannot be amended without the consent of each holder affected by the amendment. In case of a waiver of a default, that default shall cease to exist, any event of default arising from that default shall be deemed to have been cured for all purposes, and DST, the trustee, and the holders of the Series B debentures will be restored to their former positions and rights under the indenture.

     A holder may institute a suit against us for enforcement of such holder's rights under the indenture, for the appointment of a receiver or trustee, or for any other remedy only if the following conditions are satisfied:

     o the holder gives the trustee written notice of a continuing event of default with respect to the Series B debentures held by that holder,

     o holders of at least 25% of the aggregate original principal amount of the Series B debentures make a request, in writing, and offer reasonable indemnity, to the trustee for the trustee to institute the requested proceeding,

     o the trustee does not receive direction contrary to the holder's request from holder's of a majority in original principal amount of the Series B debentures within 60 days following such notice, request and offer of indemnity under the terms of the indenture, and

     o the trustee does not institute the requested proceeding within 60 days following such notice.

     The indenture requires us every year to deliver to the trustee a statement as to any defaults under the indenture.

     A default in the payment of the Series B debentures, or a default with respect to the Series B debentures that causes them to be accelerated, may give rise to a cross-default under our credit facilities or other indebtedness, including the Series A debentures.

SATISFACTION AND DISCHARGE OF THE INDENTURE

     The indenture will generally cease to be of any further effect with respect to the Series B debentures, if:

     o we have delivered to the trustee for cancellation all outstanding Series B debentures (with certain limited exceptions), or

     o all Series B debentures not previously delivered to the trustee for cancellation have become due and payable, whether at stated maturity or any redemption date or any purchase date (including upon the occurrence of a Fundamental Change), or upon conversion or otherwise, and we have deposited with the trustee as trust funds the entire amount (including our common stock, as applicable) sufficient to pay all of the outstanding Series B debentures,

     o and if, in either case, we also pay or cause to be paid all other sums payable under the indenture by us.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Series B debentures are not subject to any defeasance provisions under the indenture.

MODIFICATION AND WAIVER

     We may enter into supplemental indentures for the purpose of modifying or amending the indenture with the consent of holders of at least a majority in aggregate original principal amount of the Series B debentures. However, the consent of all of the holders of the Series B debentures is required for any of the following:

     o to reduce the percentage in original principal amount of Series B debentures whose holders must consent to an amendment,

     o to reduce the rate of or extend the time for payment of regular cash interest, contingent interest or liquidated damages on any Series B debenture or reduce the amount of any interest payment (including contingent interest or liquidated damages) or accretion of principal to be made with respect to any Series B debenture or to alter the manner of calculation of regular cash interest or accretion of principal, contingent interest or liquidated damages payable on any Series B debenture,

     o to reduce the original principal amount or accreted principal amount or change the stated maturity of principal of, or any installment of principal of or interest on, any Series B debenture,

     o to reduce the redemption price or purchase price (including upon the occurrence of a Fundamental Change) or change the time at which any Series B debenture may or shall be redeemed or purchased,

     o    to make any Series B debenture payable in a different currency,

     o to make any change in the provisions of the indenture relating to waivers of defaults or amendments that require unanimous consent,

     o to change any place of payment where the Series B debentures or interest thereon is payable,

     o to make any change that adversely affects the right to convert the Series B debentures or reduces the amount payable on conversion,

     o to impair the right to bring a lawsuit for the enforcement of any payment on or after the stated maturity of any Series B debenture (or in the case of redemption or purchase, on or after the date fixed for redemption or purchase), or

     o to modify any of the above provisions of the indenture, except to increase the percentage in original principal amount of Series B debentures whose holders must consent to an amendment or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding Series B debenture affected by the modification or waiver.

     In addition, we and the trustee with respect to the indenture may enter into supplemental indentures without the consent of the holders of the Series B debentures for one or more of the following purposes:

     o to evidence that another person has become our successor under the provisions of the indenture relating to consolidations, mergers, and sales of assets and that the successor assumes our covenants, agreements, and obligations in the indenture and in the Series B debentures,

     o to surrender any of our rights or powers under the indenture, to add to our covenants further covenants, restrictions, conditions, or provisions for the protection of the holders of the Series B debentures, and to make a default in any of these additional covenants, restrictions, conditions, or provisions a default or an event of default under the indenture,

     o to cure any ambiguity or to make corrections to the indenture or to make such other provisions in regard to matters or questions arising under the indenture that do not adversely affect the interests of any holders of Series B debentures,

     o to modify or amend the indenture to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939 as then in effect,

     o to add guarantees with respect to the Series B debentures or to secure the Series B debentures,

     o to make any change that does not adversely affect the rights of any holder of Series B debentures, and

     o to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the Series B debentures.

BOOK-ENTRY SYSTEM

     We issued the Series B debentures in the form of global securities. The global securities were deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. The Series B debentures sold pursuant to this prospectus will be represented by one or more new unrestricted global securities. Except under circumstances described below, the Series B debentures will not be issued in definitive form.

     Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that some purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

     So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Series B debentures represented by that global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have Series B debentures represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of Series B debentures in definitive form and will not be considered the owners or holders thereof under the indenture. Principal and interest payments, if any, on Series B debentures registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant global security. Neither we, the trustee, any paying agent or the security registrar for the Series B debentures will have any responsibility or liability for any aspect of the records relating to nor payments made on account of beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through these participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants.

     Beneficial owners of interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

     Unless and until they are exchanged in whole or in part for Series B debentures in definitive form, the global securities may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

     If DTC at any time is  unwilling  or unable to  continue  as a  depositary, defaults in the performance of its duties as depositary or ceases to be a clearing agency registered under the Exchange Act or other applicable statute or regulation, and a successor depositary is not appointed by us within 90 days, we will issue Series B debentures in definitive form in exchange for the global securities relating to the Series B debentures. In addition, we may at any time and in our sole discretion determine not to have the Series B debentures or portions of the Series B debentures represented by one or more global securities and, in that event, we will notify the trustee and issue individual Series B debentures in exchange for the global security or securities representing the Series B debentures. Series B debentures so issued in
definitive   form  will  be  issued  as   registered   Series  B  debentures  in
denominations of $1,000 original principal amount and integral multiples thereof, unless otherwise specified by us.

THE TRUSTEE

     JPMorgan Chase Bank is the initial trustee, conversion agent, paying agent, transfer agent and registrar with respect to the Series B debentures. We perform mutual fund, transfer agent and related services for certain funds sponsored by JPMorgan Chase Bank.

GOVERNING LAW

     The indenture and the Series B debentures are governed by, and construed in accordance with, the laws of the State of New York.

                          DESCRIPTION OF CAPITAL STOCK

     The following descriptions are summaries of the material terms of our common stock, preferred stock, certificate of incorporation and bylaws. This summary is qualified by reference to our certificate of incorporation, as amended, and amended and restated bylaws, copies of which we have previously filed with the SEC, and by provisions of applicable law, including the Delaware General Corporation Law, which we refer to as the DGCL, and the common and constitutional law of the state of Delaware. Our authorized capital stock consists of 310,000,000 shares of stock, including:

     o 300,000,000 shares of common stock, $0.01 par value per share, of which 115,777,046 shares were issued and outstanding as of November 30, 2003; and

     o 10,000,000 shares of preferred stock, $0.01 par value per share, including 60,000 shares that have been designated as Series A
          Preferred Stock, $1.00 par value per share, in connection with our rights agreement, of which no shares are currently issued or outstanding.

COMMON STOCK

     Holders of our common stock are entitled to one vote per share with respect to each matter submitted to a vote of our stockholders, subject to voting rights that may be established for shares of our preferred stock, if any. A majority of the votes cast with respect to a matter will be sufficient to authorize action upon that matter except as described below in "Special Provisions of Our Certification of Incorporation and Bylaws." The holders of our common stock may vote by proxy. Except as may be provided in connection with our preferred stock or as otherwise may be required by law or our certificate of incorporation, our common stock is the only capital stock entitled to vote in the election of directors. Directors are elected by a majority of the votes cast. In an election for directors, each stockholder has the right to cast as many votes in the aggregate as shall equal the number of shares held by such stockholder, multiplied by the number of directors to be elected at such election. Each stockholder may cast the whole number of votes that such stockholder has the right to cast either in person or by proxy, for one candidate or distribute them among two or more candidates.

     Subject to the rights of holders of our preferred stock, if any, holders of our common stock are entitled to receive dividends and distributions lawfully declared by our board of directors. Any payment of distributions by us is subject to the restrictions of Delaware law applicable to the declaration of distributions by a corporation. If we liquidate, dissolve or wind up our business, whether voluntarily or involuntarily, holders of our common stock will be entitled to receive any assets available for distribution to our stockholders after we have paid or set apart for payment the amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of preferred stock are entitled by the express terms of such series of preferred stock.

     Our common stock does not have any preemptive, redemption, subscription or conversion rights. We may issue additional shares of our authorized common stock as authorized by our board of directors from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.

PREFERRED STOCK

     Our board of directors has been authorized to provide for the issuance of shares of our preferred stock in multiple series without the approval of stockholders. With respect to each series of our preferred stock, our board of directors has the authority to fix the following terms:

     o    the designation of the series;

     o    the number of shares within the series;

     o whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

     o the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

     o whether the shares are redeemable, the redemption price and the terms of redemption;

     o whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

     o    voting rights applicable to the series of preferred stock; and

     o any other powers, preferences and rights and any qualifications, limitations or restrictions of the shares of each such series.

     The number of authorized shares of our preferred stock may be increased or decreased (but not below the number of shares of our preferred stock outstanding at such time) by an affirmative vote of the holders of a majority of our outstanding common stock, without a vote of the holders of any outstanding preferred stock, unless a vote of such preferred stockholders is required pursuant to the terms of any certificate of designation.

     Our ability to issue preferred stock, or rights to purchase such shares, could discourage an unsolicited acquisition proposal. For example, we could impede a business combination by issuing a series of preferred stock containing class voting rights that would enable the holders of such preferred stock to block a business combination transaction. Alternatively, we could facilitate a business combination transaction by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders. Additionally, under certain circumstances, our issuance of preferred stock could adversely affect the voting power of the holders of our common stock. Although our board of directors is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our stockholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of such stock. Our board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements.

RIGHTS PLAN

     We are party to a stockholders' rights agreement, which we refer to as the rights plan, dated as of October 6, 1995, and amended as of July 9, 1998, September 10, 1999 and September 25, 2001. Each share of our common stock held of record on October 18, 1995 (when Kansas City Southern Industries, Inc. was the sole stockholder of DST) and all shares of common stock issued in and subsequent to our initial public offering has received one right. Each right entitles its holder to purchase 1/1000th share of our preferred stock, or in some circumstances, our other securities. In certain circumstances, the rights entitle their holders to purchase shares in a surviving entity or its affiliates resulting from transactions in which we are not the surviving entity or in which we dispose of more than 50% of our assets or earnings power.

     The rights, which are automatically attached to our common stock, are not exercisable or transferable separately from shares of our common stock until ten days following the earlier of (1) an announcement that a person or group, which we refer to as an acquiring person, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding shares of common stock or (2) ten days following the commencement or announcement of any person's intention to make a tender offer or exchange offer that would result in ownership of 15% or more of our outstanding common stock, unless our board of directors sets a later date in either event. The rights attached to the common stock of an acquiring person become void. Janus, which holds approximately 9% of our outstanding shares of common stock, and certain entities affiliated with Janus are, in certain circumstances, excluded from the definition of an "acquiring person" under the rights plan.

     The rights plan has certain anti-takeover effects. The rights plan may cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. The rights plan may therefore have the effect of delaying, deterring or preventing a change in control of DST. The rights should not interfere with any merger or other business combination that our board of directors approves.

     The description of the rights contained in this section does not describe every aspect of the rights. The rights plan contains the full legal text of the matters described in this section. See "Where You Can Find More Information" for information on how to obtain a copy.

LIMITATION ON DIRECTORS' LIABILITY

     Our certificate of incorporation provides, as authorized by Section 102(b)(7) of the DGCL, that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

     o for any breach of the director's duty of loyalty to us or our stockholders;

     o for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law;

     o for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

     o for any transaction from which the director derived an improper personal benefit.

     The inclusion of this provision in our certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     Section 203 of the DGCL prohibits a defined set of transactions between a Delaware corporation, such as DST, and an "interested stockholder." Pursuant to the DGCL, an interested stockholder is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision may prohibit business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder. The term "business combination" is broadly defined to include mergers, consolidations, sales or other dispositions of assets having a total value in excess of 10% of the consolidated assets of the corporation, and some other transactions that would increase the interested stockholder's proportionate share ownership in the corporation.

     This prohibition is effective unless:

     o the business combination is approved by the corporation's board of directors prior to the time the interested stockholder becomes an interested stockholder;

     o the interested stockholder acquired at least 85% of the voting stock of the corporation, other than stock held by directors who are also officers or by qualified employee stock plans, in the transaction in which it becomes an interested stockholder; or

     o the business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

SPECIAL PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS

     Meetings of our stockholders are held at least annually. Written notice must be mailed to each stockholder entitled to vote not less than ten nor more than 60 days before the date of the meeting. The presence, in person or by proxy, of stockholders holding a majority of our issued and outstanding shares entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of our stockholders. Special meetings of the stockholders may be called for any purpose by our board of directors pursuant to a resolution approved by a majority of the entire board upon not less than ten days' nor more than 60 days' written notice. Our certificate of incorporation provides that our stockholders may not act by written consent in lieu of a meeting.

     Our amended and restated bylaws contain provisions requiring that advance notice be delivered to us of any business to be brought by a stockholder before an annual meeting of stockholders. Generally, such advance notice provisions provide that a stockholder must give written notice to our corporate secretary not less than 90 days nor more than 120 days before the scheduled date of the annual meeting of our stockholders. The notice must set forth specific information regarding such stockholder or business, as described in our bylaws. Our amended and restated bylaws also provide for certain procedures to be followed by stockholders in nominating persons for election to our board of directors. Generally, a stockholder must give written notice to our corporate secretary not less than 60 days nor more than 90 days before the scheduled date of any stockholders' meeting at which directors are to be elected. The notice must set forth specific information regarding such stockholder and the director nominee, as described in our bylaws. Our certificate of incorporation provides that the number of directors shall not be fewer than three nor more than eleven and provides for a classified board of directors, consisting of three classes as nearly equal in size as reasonably possible. Each class holds office until the third annual stockholders' meeting for election of directors following the most recent election of such class. Our directors may be removed only for cause by the affirmative vote of the holders of at least 70% of the aggregate voting power of our outstanding capital stock entitled to vote in the election of our directors, which we refer to as the voting stock.

     Special meetings of our board of directors may be called by the chairman of our board of directors, the executive committee of our board of directors, our president or by any three members of our board of directors. Our amended and restated bylaws may be amended by our board of directors or by an affirmative vote of the holders of at least 70% of the voting stock.

     Pursuant to our certificate of incorporation, an affirmative vote of the holders of at least 70% of the voting stock, voting together as a single class is required for the following transactions:

     o any merger or consolidation of DST or any of our subsidiaries with any interested stockholder, or with any other corporation which is or, after such merger or consolidation, would be an affiliate of an interested stockholder;

     o any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with any interested stockholder, or any affiliate of an interested stockholder, of any assets of DST or any of our subsidiaries having an aggregate fair market value equaling or exceeding 25% or more of the assets of DST and our subsidiaries;

     o the issuance or transfer by DST or any of our subsidiaries of any securities of DST or any of our subsidiaries to any interested stockholder, or any affiliate of an interested stockholder, in exchange for cash, securities or other property having an aggregate fair market value equaling or exceeding 25% of the assets of DST and our subsidiaries (except pursuant to an employee benefit plan of DST or our subsidiaries);

     o    the  adoption  of  any  plan  or  proposal  for  the   liquidation  or
          dissolution of DST proposed by or on behalf of any interested stockholder, or any affiliate of an interested stockholder; or

     o any reclassification of securities or recapitalization of DST, or any merger or consolidation of DST with any of its subsidiaries or any other transaction which has the effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of DST or any subsidiary, which is directly or indirectly owned by any interested stockholder or any affiliate of an interested stockholder, unless the increase in proportionate ownership of the interested stockholder or any affiliate of an interested stockholder, resulting from such transaction is no greater than the increase experienced by the other stockholders generally.

     Notwithstanding the above, if any of the transactions specified above have been approved by a majority of our disinterested directors, such transaction shall require only an affirmative vote of the majority of our outstanding shares of capital stock, unless otherwise required by law.

     Pursuant to our certificate of incorporation, an interested stockholder is defined as any person that:

     o is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the voting stock;

     o is our affiliate and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock; or

     o is an assignee of, or has otherwise succeeded to, any shares of voting stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any interested stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act.

     Pursuant to our certificate of incorporation, the term disinterested director is defined as any member of our board of directors who is unaffiliated with any interested stockholder and who was a member of our board of directors prior to the time that any interested stockholder became an interested stockholder, and any director who is thereafter chosen to fill any vacancy on our board of directors or who is elected and who, in either event, is unaffiliated with any interested stockholder, and in connection with such director's initial assumption of office is recommended for appointment or election by a majority of disinterested directors on our board of directors.

     The provisions of our certificate of incorporation relating to the following may be amended or repealed only by the affirmative vote of the holders of at least 70% of the voting stock, voting together as a single class:

     o    our board of directors;

     o the amendment of our amended and restated bylaws or our certificate of incorporation;

     o    the certain business transactions set forth above;

     o the manner for considering tender offers, mergers or consolidations or purchases of our assets;

     o    the indemnification of our directors and officers;

     o    the personal liability of our directors; and

     o    the prohibition of stockholder consents.

     The foregoing provisions of our certificate of incorporation and our amended and restated bylaws, together with the rights agreement and the provisions of Section 203 of the DGCL, could have the effect of delaying, deferring or preventing a change in control or the removal of existing management, of deterring potential acquirors from making an offer to our stockholders and of limiting any opportunity to realize premiums over prevailing market prices for our common stock in connection therewith. This could be the case notwithstanding that a majority of our stockholders might benefit from such a change in control or offer.

TRANSFER AGENT AND REGISTRAR

     EquiServe Trust Company serves as the registrar and transfer agent for our common stock.

STOCK EXCHANGE LISTING

     Our common stock is listed on the NYSE. The trading symbol for our common stock on this exchange is "DST."

                 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material U.S. federal income tax considerations relevant to the ownership and disposition of the debentures and the shares of common stock into which the debentures may be converted. This summary deals only with the debentures and the shares of common stock held as capital assets for U.S. federal income tax purposes and applies only to those initial holders that purchase debentures at the "issue price" (as defined below). As used in this offering memorandum, "U.S. Holders" are any beneficial owners of the debentures or the shares of common stock that are, for U.S. federal income tax purposes: (1) citizens or residents of the United States, (2) corporations (or entities treated as corporations for federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) estates, the income of which is subject to U.S. federal income taxation regardless of its source, and (4)
trusts, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. As used in this offering memorandum, "Non-U.S. Holders" are holders of the debentures or the shares of common stock that are, for U.S. federal income tax purposes, (1) nonresident alien individuals, (2) foreign corporations and (3) foreign estates or trusts. If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the debentures or the shares of common stock, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of the debentures or the shares of common stock that is a partnership and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of holding and disposing of the debentures or the shares of common stock, as the case may be. Unless otherwise stated, this summary does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, holders that hold the debentures as part of a hedge, straddle, "synthetic security" or other integrated transaction for U.S. federal income tax purposes and certain holders whose functional currency is not the U.S. dollar. Further, this summary does not include any description of any alternative minimum tax consequences, U.S. federal estate or gift tax laws or the tax laws of any state, local or foreign government that may be applicable to the debentures or the shares of common stock.

     This summary is based on the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, which we refer to as the Current Law, and all of which are subject to change, possibly on a retroactive basis. The proper application of Current Law to a holder of the debentures is uncertain in a number of respects, and no assurance can be given that the IRS will not assert that the debentures should be treated differently or that the IRS will not prevail.

     This summary is for general information only. Accordingly, we urge prospective investors to consult their tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the debentures and the shares of common stock in light of their own particular circumstances, including the tax considerations under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal and other tax laws.

CLASSIFICATION OF THE DEBENTURES

     Pursuant to the terms of the applicable indenture, each holder of the debentures will agree, for U.S. federal income tax purposes, to treat the debentures as indebtedness for U.S. federal income tax purposes subject to the Treasury regulations governing contingent payment debt instruments, which we refer to as the CPDI regulations, and to be bound by our application of these regulations to the debentures, including our determination of the rate at which interest will be deemed to accrue on the debentures for U.S. federal income tax purposes and the projected payment schedule (described below).

The remainder of this discussion assumes that the debentures will be treated in accordance with the CPDI regulations and our determinations thereunder. However, the proper application of the CPDI regulations to a holder of a debenture is uncertain in a number of respects, and no assurance can be given that the IRS will not assert that the debentures should be treated differently or that the IRS will not prevail. A different treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the debentures. In particular, it might be determined that a holder should have accrued interest income at a higher or lower rate, should not have recognized income or gain upon the conversion, or should have recognized capital gain upon a taxable disposition of its debentures.

TAX CONSIDERATIONS FOR U.S. HOLDERS

     Under the rules governing contingent payment debt instruments, a U.S. Holder will be required to accrue interest income on the debentures, in the amounts described below, regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting. Accordingly, U.S. Holders will generally be required to include interest in taxable income in each year in excess of the interest payments actually received in that year. A U.S. Holder must accrue on its debentures an amount of original issue discount as ordinary interest income for U.S. federal income tax purposes for each accrual period prior to and including the maturity date of the debentures that equals:

     o the product of (i) the adjusted issue price (as defined below) of the debentures as of the beginning of the accrual period; and (ii) the comparable yield (as defined below) of the debentures, adjusted for the length of the accrual period;

     o    divided by the number of days in the accrual period; and

     o multiplied by the number of days during the accrual period that the U.S. Holder held the debentures.

     The "issue price" of a debenture is the first price at which a substantial amount of the debentures is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The "adjusted issue price" of a debenture is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amounts of any previous payments with respect to the debenture.

     Under the rules governing contingent payment debt instruments, we are required to establish the "comparable yield" for the debentures. The comparable yield for the debentures is the annual yield we would incur, as of the initial issue date, on a fixed rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the debentures including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for liquidity or the riskiness of the contingencies with respect to the debentures. Based on this definition, we have determined the comparable yield to be 8.4% compounded semiannually.

     We are required to provide to holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments on the debentures, which we refer to as the "projected payment schedule." This schedule must produce the comparable yield. Our determination of the projected payment schedule for the debentures includes estimates for payments of contingent interest and an estimate for a payment at maturity taking into account the conversion feature. Holders may obtain the projected payment schedule by submitting a written request for it to us at the address set forth in "Where You Can Find More Information."

THE COMPARABLE YIELD AND THE SCHEDULE OF PROJECTED PAYMENTS ARE NOT DETERMINED FOR ANY PURPOSE OTHER THAN FOR THE DETERMINATION OF INTEREST

ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE DEBENTURES FOR U.S. FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE TO U.S. HOLDERS OF THE DEBENTURES.

     ADJUSTMENTS TO INTEREST ACCRUALS ON THE DEBENTURES

     If a U.S. Holder receives actual payments with respect to the debentures in a taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a "net positive adjustment" equal to the amount of such excess. The U.S. Holder will treat the "net positive adjustment" as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property (including our common stock) received in that year.

     If a U.S. Holder receives actual payments with respect to the debentures in a taxable year that in the aggregate are less than the amount of the projected payments for that taxable year, the U.S. Holder will incur a "net negative adjustment" equal to the amount of such deficit. This adjustment will (a) reduce the U.S. Holder's interest income on the debentures that would otherwise be included for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder's interest income on the debentures during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments treated as ordinary loss on the debentures in prior taxable years, and (c) to the extent of any further excess, reduce interest income in respect of the debentures in subsequent taxable years, and to the extent not so applied, reduce the amount realized on a sale, exchange or retirement of the debentures.

     SALE, EXCHANGE, CONVERSION OR REDEMPTION OF THE DEBENTURES

     Generally, the sale or exchange of a debenture, a conversion of a debenture or the redemption of a debenture for cash, will result in taxable gain or loss to a U.S. Holder. In addition, as described above, the schedule of projected payments for the debentures includes the receipt of common stock upon conversion of a debenture into shares of our common stock as a contingent payment with respect to the debenture. Accordingly, we intend to treat the transfer of our common stock to a U.S. Holder upon the conversion of a debenture as a contingent payment. Under this treatment, such a conversion or redemption also will result in taxable gain or loss to the U.S. Holder. The amount of gain or loss on a taxable sale, exchange, conversion or redemption of a debenture will equal the difference between (a) the amount of cash plus the fair market value of any of our common stock or other property received by the U.S. Holder and (b) the U.S. Holder's adjusted tax basis in the debenture. A U.S. Holder's adjusted tax basis in a debenture on any date generally will equal the U.S. Holder's original purchase price for the debenture, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any positive or negative adjustments to interest accruals described above), and decreased by the amount of any projected payments on the debentures projected to have been made through that date. Gain recognized upon a sale, exchange, conversion or redemption of a debenture generally will be treated as interest income; any loss will be ordinary loss to the extent of the excess of interest previously included in income over the total negative adjustments previously taken into account as ordinary loss, and thereafter, will be capital loss (which will be long-term if the debenture is held for more than one year). The deductibility of net capital losses is subject to limitations. A U.S. Holder who sells the notes at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS.

     A U.S. Holder's tax basis in shares of our common stock received upon a conversion of a debenture or upon a holder's exercise of a redemption right that we elect to pay in shares of our common stock will equal the then current fair market value of such common stock. The U.S. Holder's holding period for the shares of our common stock received will commence on the date immediately following conversion or redemption.

     CONSTRUCTIVE DIVIDENDS

     An increase in the conversion rate of the debentures, either at our discretion or pursuant to the conversion rate adjustment provisions, may in certain circumstances be treated as a taxable dividend to holders of the debentures. For example, if at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of the debentures, the conversion rate of the debentures is increased, such increase may be deemed to be the payment of a taxable dividend to holders of the debentures. An increase in the conversion rate in the event of distribution of our evidences of indebtedness or our assets or an increase in the event of the payment by us of a cash dividend will generally result in deemed dividend treatment to holders of the debentures, but a reasonable increase in the event of stock dividends or the distribution of rights to subscribe for our common stock generally will not. If an event occurs that dilutes the interests of the holders of the debentures and the conversion price is not adjusted, the resulting increase in the proportionate interest of our holders of common stock could be treated as a taxable dividend to such stockholders.

     DISTRIBUTIONS ON COMMON STOCK

     Distributions paid on our common stock received upon conversion of a debenture, other than certain pro rata distributions of common shares, will be treated as a dividend to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in income by the U.S. Holder. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder's investment, up to the U.S. Holder's tax basis in the common stock. Any remaining excess will be treated as a capital gain. Under recently enacted legislation, dividends received by noncorporate U.S. Holders on common stock may be subject to U.S. federal income tax at lower rates than other types of ordinary income if certain conditions are met. U.S. Holders should consult their own tax advisors regarding the implications of this new legislation in their particular circumstances.

     SALE OR OTHER DISPOSITION OF COMMON STOCK

     Gain or loss realized by a U.S. Holder on the sale or other disposition of our common stock received upon conversion of a debenture will be capital gain or loss for U.S. federal income tax purposes, and will be long-term capital gain or loss if the U.S. Holder held the common stock for more than one year. The amount of the U.S. Holder's gain or loss will be equal to the difference between the U.S. Holder's tax basis in the common stock disposed of the amount realized on the disposition. A U.S. holder who sells the stock at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS.

TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

     The rules governing U.S. federal income taxation of Non-U.S. Holders are complex and this offering memorandum provides only a summary of such rules. Non-U.S. Holders should consult with their tax advisors to determine the effect of U.S. federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the debentures and shares of our common stock, including any reporting requirements.

     PAYMENTS MADE WITH RESPECT TO THE DEBENTURES

     The 30% U.S. federal withholding tax will not apply to any payment to a Non-U.S. Holder of principal or interest (including amounts taken into income as interest under the accrual rules described above under "Tax Considerations for of U.S. Holders" and amounts attributable to the receipt of shares of our common stock upon a conversion or redemption of the debentures) on debentures, provided that: (i) the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and
(iii) either (A) the beneficial owner of debentures certifies to us or our paying agent on IRS Form W-8BEN or an appropriate substitute form, under penalties of perjury, that it is not a U.S. person and provides its name, address and certain other information or (B) the beneficial owner holds its debentures through certain foreign intermediaries or certain foreign partnerships and such holder satisfies certain certification requirements.

     If the Non-U.S. Holder cannot satisfy the requirements described above, payments of interest (including amounts taken into income under the accrual rules described above under "Tax Considerations for U.S. Holders" and amounts attributable to the receipt of our common stock upon a conversion of the debentures) may be subject to the 30% U.S. federal withholding tax unless the Non-U.S. Holder provides us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the debentures is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States.

     If a Non-U.S. Holder of the debentures is engaged in a trade or business in the United States, and if interest on the debentures is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to U.S. federal income tax on interest on a net basis in the same manner as if it were a U.S. Holder (see "Tax Considerations for U.S. Holders" above), except that the Non-U.S. Holder will be required to provide a properly executed IRS From W-8ECI in order to claim an exemption from withholding tax. These Non-U.S. Holders should consult their own tax advisors with respect to other tax consequences of the ownership of the notes, including the possible imposition of a branch profits tax at 30% (or at a reduced rate set under an applicable tax treaty) for corporate Non-U.S. Holders.

     SALE OR EXCHANGE OF DEBENTURES OR COMMON STOCK

     A Non-U.S. Holder will not generally be subject to U.S. federal income or withholding tax with respect to gain upon the sale, exchange or other disposition of the debentures or shares of our common stock, unless: (1) the income or gain is "U.S. trade or business income," which means income or gain that is effectively connected with the conduct by the Non-U.S. Holder of a trade or business, or, in the case of a treaty resident, attributable to a permanent establishment or a fixed base in the United States; (2) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; (3) such Non-U.S. Holder is subject to tax pursuant to the provisions of the Internal Revenue Code applicable to certain U.S. expatriates; (4) with respect to the debentures, the Non-U.S. Holder does not meet the conditions for exemption from U.S. federal withholding tax described above; or (5) in the case of gain realized on the sale, exchange, conversion or redemption of the debentures, we are not and have not been within the shorter of the five-year period preceding such sale, exchange, conversion or redemption and the period during which the Non-U.S. Holder held the debentures, a U.S. real property holding corporation. We believe that we are currently not a U.S. real property holding corporation for U.S. federal income tax purposes and will not become one in the future.

     U.S. trade or business income of a Non-U.S. Holder will generally be subject to U.S. federal income tax on a net basis in the same manner as if it were realized by a U.S. Holder. A Non-U.S. Holder that realizes U.S. trade or business income with respect to the debentures or common stock should consult its tax advisors as to the treatment of such income or gain, including the possible imposition of a branch profits tax of 30% (or at a reduced rate set under an applicable tax treaty) for corporate Non-U.S. Holders.

     CONSTRUCTIVE DIVIDENDS

     If a Non-U.S. Holder were deemed to have received a constructive dividend (see "Tax Considerations for U.S. Holders -- Constructive Dividends" above), the Non-U.S. Holder generally will be subject to withholding tax at a 30% rate, subject to reduction by an applicable tax treaty, on the taxable amount of the dividend. To claim the benefit of a tax treaty, a Non-U.S. Holder must comply with all certification requirements necessary to qualify for treaty benefits. It is possible that U.S. federal tax on the constructive dividend would be withheld from the interest paid to the Non-U.S. Holders of the debentures. A Non-U.S. Holder who is subject to withholding tax under such circumstances should consult its own tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.

     DISTRIBUTIONS ON COMMON STOCK

     Dividends paid to a Non-U.S. Holder of our common stock generally will be subject to U.S. withholding tax at a 30% rate, subject to reduction under an applicable treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under a treaty. A Non-U.S. Holder who is subject to withholding tax under such circumstances should consult its own tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.

     If a Non-U.S. Holder of our common stock is engaged in a trade or business in the United States, and if the dividends (or constructive dividends) are effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a U.S. Holder (see "Tax Considerations for U.S. Holders" above), except that the Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These Non-U.S. Holders should consult their own tax advisors with respect to other tax consequences of the ownership of our common stock, including the possible imposition of a branch profits tax at 30% (or at a reduced rate under an applicable tax treaty) for corporate Non-U.S. Holders.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     U.S. HOLDERS

     Payments of interest or dividends made by us on, or the proceeds of the sale or other disposition of, the debentures or shares of our common stock may be subject to information reporting and U.S. federal backup withholding tax if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against the holder's U.S. federal income tax liability, and may entitle such U.S. Holder to a tax refund, provided that the required information is furnished to the IRS.

     NON-U.S. HOLDERS

     A Non-U.S. Holder may be required to comply with certification procedures to establish that the holder is not a U.S. person in order to avoid backup withholding tax with respect to our payments of principal and interest on the debentures, or dividends on our common stock, or the proceeds of the sale or other disposition of the debentures or common stock. In addition, information returns may be filed with the IRS in connection with payments on the debentures and our common stock and the proceeds from a sale or other disposition of such debentures or common stock. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Any amount withhold from a payment to a Non-U.S. Holder under backup withholding rules is allowable as a credit against the Non-U.S. Holder's federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

THE PROPER TAX TREATMENT OF A HOLDER OF THE DEBENTURES IS UNCERTAIN IN A NUMBER OF RESPECTS. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF AN INVESTMENT IN THE DEBENTURES AND WHETHER AN INVESTMENT IN THE DEBENTURES IS ADVISABLE IN LIGHT OF THE AGREED UPON TAX TREATMENT AND THE HOLDER'S PARTICULAR TAX SITUATION.

                            SELLING SECURITY HOLDERS

     We originally issued the debentures in transactions exempt from or not subject to registration under the Securities Act of 1933. The debentures and the common stock issuable upon conversion thereof that may be offered under this prospectus will be offered by the selling security holders, which includes their donees, pledgees, transferees and other successors-in-interest. Only those debentures and shares of common stock issuable upon conversion thereof listed below may be offered for resale by the selling holders pursuant to this prospectus.

     The following table sets forth certain information, as of April 1, 2004, about the principal amount of debentures beneficially owned by each selling security holder and the number of shares of common stock issuable upon conversion of these debentures that may be offered from time to time pursuant to this prospectus.

     The percentage of debentures outstanding beneficially owned by each selling security holder is based on $540,000,000 aggregate principal amount of Series A debentures outstanding and $300,000,000 aggregate principal amount of Series B debentures outstanding. The number of shares of common stock owned prior to the offering does not include shares of common stock issuable upon conversion of the debentures. The number of shares of common stock shown in the table below assumes conversion of the full amount of debentures held by such holder at the initial conversion rate of 20.3732 shares per $1,000 principal amount of debentures. This conversion rate is subject to adjustment as described under "Description of the Series A Debentures--Conversion Rights" and "Description of the Series B Debentures--Conversion Rights." Accordingly, the number of shares of common stock issuable upon conversion of the debentures may increase or decrease from time to time. Under the terms of the indenture, fractional shares will not be issued upon conversion of the debentures. Cash will be paid instead of fractional shares, if any.


                                                                                           NUMBER OF
                                                                                           SHARES OF     NUMBER OF
                                                                                             COMMON      SHARES OF
                                                                         PERCENTAGE          STOCK        COMMON      PERCENTAGE OF
                                             PRINCIPAL AMOUNT OF             OF              OWNED         STOCK         COMMON
                                           DEBENTURES BENEFICIALLY       DEBENTURES         PRIOR TO     THAT MAY         STOCK
                                           OWNED THAT MAY BE SOLD        OUTSTANDING      OFFERING(1)   BE SOLD(2)   OUTSTANDING(3)
NAME OF SELLING SECURITY HOLDER             SERIES A     SERIES B     SERIES A  SERIES B

1976 Distribution Trust FBO A.R. Lauder
     / Zinterhofer(4)                            9,000            0          *       N/A             0          183         *
2000 Revocable Trust FBO A.R. Lauder /
     Zinterhofer(4)                              9,000            0          *       N/A             0          183         *
Acuity Master, Ltd. (62)                             0    3,480,000        N/A     1.16%             0       70,898         *
Advent Convertible Master (Cayman)
     L.P.(4)                                16,997,000            0      3.15%       N/A             0      346,283         *
Aftra Health Fund (5)                           75,000            0          *       N/A             0        1,527         *
AG Domestic Convertibles, L.P. (6)(7)                0    6,000,000        N/A     2.00%             0      122,239         *
AG Offshore Convertibles, LTD(6)(7)                  0   14,000,000        N/A     4.67%             0      285,224         *
Alcon Laboratories(4)                          464,000            0          *       N/A             0        9,453         *
Allentown City Firefighters Pension                                                  N/A
     Plan(4)                                    17,000            0          *                       0          346         *
Allentown City Officers & Employees                                                  N/A
     Pension Fund(4)                            18,000            0          *                       0          366         *
Allentown City Police Pension Plan(4)           28,000            0          *       N/A             0          570         *
Allstate Insurance Company(9)                1,750,000            0          *       N/A        39,100       35,653         *
Allstate Life Insurance Company(9)           1,500,000            0          *       N/A             0       30,559         *
Alpha US Sub Fund 4 LLC(4)                     674,000            0          *       N/A             0       13,731         *


                                                                                           NUMBER OF
                                                                                           SHARES OF     NUMBER OF
                                                                                             COMMON      SHARES OF
                                                                         PERCENTAGE          STOCK        COMMON      PERCENTAGE OF
                                             PRINCIPAL AMOUNT OF             OF              OWNED         STOCK         COMMON
                                           DEBENTURES BENEFICIALLY       DEBENTURES         PRIOR TO     THAT MAY         STOCK
                                           OWNED THAT MAY BE SOLD        OUTSTANDING      OFFERING(1)   BE SOLD(2)   OUTSTANDING(3)
NAME OF SELLING SECURITY HOLDER             SERIES A     SERIES B     SERIES A  SERIES B

American Investors Life Insurance                                                    N/A
     Co.(10)                                   500,000            0          *                       0       10,186         *
American Skandia Trust(11)                   1,500,000            0          *       N/A             0       30,559         *
Arapahoe County Colorado(4)                     58,000            0          *       N/A             0        1,181         *
Argent Classic Convertible Arbitrage
     Fund (Bermuda) Ltd.(13)                12,300,000    7,500,000      2.28%     2.50%             0      403,389         *
Argent Classic Convertible Arbitrage
     Fund II, L.P.(12)                         900,000      500,000          *         *             0       28,521         *
Argent Classic Convertible Arbitrage
     Fund L.P.(12)                           3,700,000    2,100,000          *         *             0      118,163         *
Argent LowLev Convertible Arbitrage
     Fund II, LLC(12)                          568,000      426,000          *         *             0       20,249         *
Argent LowLev Convertible Arbitrage
     Fund LLC(12)                            3,732,000    2,774,000          *         *             0      132,547         *
Argent LowLev Convertible Arbitrage
     Fund Ltd.(13)                          15,400,000   11,000,000      2.85%     3.67%             0      537,852         *
Arlington County Employees Retirement
     System(4)                                 802,000            0          *       N/A             0       16,339         *
Arkansas PERS(67)                            1,500,000            0          *       N/A             0       30,559         *
Asante Health Systems(4)                       120,000            0          *       N/A             0        2,444         *
ATSF - Transamerica Convertible
     Securities(7)(63)                               0    5,000,000        N/A     1.67%             0      101,866         *
B.C. McCabe Foundation(11)                     150,000            0          *       N/A             0        3,055         *
Bank of America Pension Plan(16)             3,000,000            0          *       N/A             0       61,119         *
Barclays Global Investors Ltd(16)            1,000,000            0          *       N/A             0       20,373         *
Bay County PERS(5)                             100,000            0          *       N/A             0        2,037         *
Bear, Stearns & Co., Inc.(14)(17)                    0    8,000,000        N/A     2.67%             0      162,985         *
Black Diamond Convertible Offshore
     LDC(18)                                         0    1,786,000        N/A         *             0       36,386         *
Black Diamond Offshore Ltd.(18)                      0      977,000        N/A         *             0       19,904         *
BMO Nesbitt Burns Inc.(14)                   5,500,000            0      1.02%       N/A             0      112,052         *
BNP Paribas Arbitrage(7)(22)                 3,000,000    1,500,000          *         *             0       91,678         *
BNP Paribas Equity Strategies, SNC(23)       3,340,000            0          *       N/A        20,586       68,046         *
British Virgin Islands Social Security
     Board(4)                                  105,000            0          *       N/A             0        2,139         *
Canadian Imperial Holding, Inc.(7)(24)       5,000,000            0          *       N/A             0      101,866         *
Century Park Trust(16)                       2,000,000            0          *       N/A             0       40,746         *
CGNU Life Fund (8)                                   0      800,000        N/A         *             0       16,298         *
Citadel Credit Trading Ltd.(7)(25)                   0    2,070,000        N/A         *             0       42,172         *
Citadel Equity Fund Ltd.(7)(25)                      0   15,930,000        N/A     5.31%       202,800      324,545         *
Citigroup Global Markets Inc.(14)(26)        2,129,000            0          *       N/A             0       43,374         *
City and County of San Francisco
     Retirement System(4)                    1,773,000            0          *       N/A             0       36,121         *
City of New Orleans(4)                         244,000            0          *       N/A             0        4,971         *
City University of New York(4)                 180,000            0          *       N/A             0        3,667         *
Class C Trading Company, Ltd.(12)            1,200,000    1,400,000          *         *             0       52,969         *
CNH CA Master Account, L.P.(27)              1,000,000    1,000,000          *         *             0       40,746         *
Commercial Union Life Fund (8)                       0    1,000,000        N/A         *             0       20,373         *


                                                                                           NUMBER OF
                                                                                           SHARES OF     NUMBER OF
                                                                                             COMMON      SHARES OF
                                                                         PERCENTAGE          STOCK        COMMON      PERCENTAGE OF
                                             PRINCIPAL AMOUNT OF             OF              OWNED         STOCK         COMMON
                                           DEBENTURES BENEFICIALLY       DEBENTURES         PRIOR TO     THAT MAY         STOCK
                                           OWNED THAT MAY BE SOLD        OUTSTANDING      OFFERING(1)   BE SOLD(2)   OUTSTANDING(3)
NAME OF SELLING SECURITY HOLDER             SERIES A     SERIES B     SERIES A  SERIES B

Consulting Group Capital Market
     Funds(16)                               1,000,000            0          *       N/A             0       20,373         *
Continental Assurance Company on behalf
     of its separate account (E) (7)(28)     4,500,000            0          *       N/A             0       91,679         *
Continental Casualty Company(7)(28)            500,000            0          *       N/A             0       10,186         *
Convertible Securities Fund(29)                 35,000            0          *       N/A             0          713         *
CooperNeff Convertible Strategies
     (Cayman) Master Fund, L.P.(23)          3,333,000            0          *       N/A             0       67,903         *
CQS Convertible & Quantitative
     Strategies Master Fund Limited(30)              0    3,353,000        N/A     1.12%             0       68,311         *
Credit Lyonnais, SA(7)(15)                           0   10,000,000        N/A     3.33%             0      203,732         *
Custom Investment PCC, Ltd. (12)               400,000      400,000          *         *             0       16,298         *
DB Equity Opportunities Master
     Portfolio LTD(31)                       4,900,000            0          *       N/A             0       99,828         *
DBAG London(7)(19)                          27,750,000    3,800,000      5.14%     1.27%             0      642,774         *
DEAM Convertible Arbitrage(31)               2,400,000            0          *       N/A             0       48,895         *
DeepRock & Co.(16)                           1,000,000            0          *       N/A             0       20,373         *
Delaware Public Employees Retirement
     System(4)                               1,857,000            0          *       N/A             0       37,833         *
Deutsche Bank, AG/London(7)(66)             18,500,000    3,500,000      3.43%     1.17%             0      448,210         *
Deutsche Bank Securities Inc.(14)           10,615,000            0      1.97%       N/A             0      216,261         *
Dodeca Fund, L.P.(10)                          980,000            0          *       N/A             0       19,965         *
Double Black Diamond Offshore LDC(18)                0    5,058,000        N/A     1.69%             0      103,047         *
Duke Endowment(67)                             200,000            0          *       N/A             0        4,074         *
Excelsior Master Fund L.P.(20)               1,000,000            0          *       N/A             0       20,373         *
Fidelity Financial Trust: Fidelity
     Convertible Securities Fund(7)(32)     12,300,000            0      2.28%       N/A             0      250,590         *
Fidelity Financial Trust:  Fidelity
     Strategic Dividend of Income
     Fund(7)(32)                             1,240,000            0          *       N/A             0       25,262         *
Fore Convertible Master Fund LTD(33)        16,731,000            0      3.10%       N/A             0      340,864         *
Fugi US Income Open(11)                      1,500,000            0          *       N/A             0       30,559         *
Gaia Offshore Master Fund Ltd.(34)           6,800,000    2,800,000      1.26%         *             0      195,581         *
General Motors Welfare Benefit Trust(16)     2,000,000            0          *       N/A             0       40,746         *
Geode U.S. Convertible Arbitrage Fund,
     a series of Geode Investors,
     LLC(35)                                 5,250,000            0          *       N/A             0      106,959         *
Global Bermuda Limited Partnership(36)               0    6,000,000        N/A     2.00%             0      122,239         *
GMAM Group Pension Trust(16)                 1,250,000            0          *       N/A             0       25,466         *
Goldman Sachs & Co.(14)                     11,500,000            0      2.13%       N/A       203,279      234,291         *
Goldman Sachs & Co. Profit Sharing
     Master Trust(7)(37)                             0       73,000        N/A         *             0        1,487         *
Grady Hospital Foundation(4)                   160,000            0          *       N/A             0        3,259         *
Guggenheim Portfolio Company VIII
     (Cayman) Ltd.(7)(38)                    3,352,000            0          *       N/A             0       68,290         *
Guggenheim Portfolio Co. XV, LLC (59)                0      750,000        N/A         0             0       15,279         *


                                                                                           NUMBER OF
                                                                                           SHARES OF     NUMBER OF
                                                                                             COMMON      SHARES OF
                                                                         PERCENTAGE          STOCK        COMMON      PERCENTAGE OF
                                             PRINCIPAL AMOUNT OF             OF              OWNED         STOCK         COMMON
                                           DEBENTURES BENEFICIALLY       DEBENTURES         PRIOR TO     THAT MAY         STOCK
                                           OWNED THAT MAY BE SOLD        OUTSTANDING      OFFERING(1)   BE SOLD(2)   OUTSTANDING(3)
NAME OF SELLING SECURITY HOLDER             SERIES A     SERIES B     SERIES A  SERIES B

Hfr Arbitrage Fund(4)                        1,012,000            0          *       N/A             0       20,617         *
HFR CA Global Select Master Trust
     Account(12)                               400,000      300,000          *         *             0       14,260         *
Highbridge International LLC(7)(39)         10,000,000            0      1.85%       N/A             0      203,732         *
IDEX - Transamerica Convertible
     Securities Fund(7)(64)                          0    2,500,000        N/A         *             0       50,933         *
Independence Blue Cross(4)                     498,000            0          *       N/A             0       10,145         *
Inflective Convertible Opportunity Fund
     I, L.P.(10)                                20,000            0          *       N/A             0          407         *
Intl. Truck & Engine Corp. Non
     Contributory Retirement Plan
     Trust(11)                                 625,000            0          *       N/A             0       12,733         *
Intl. Truck & Engine Corp. Retirement
     Plan for Salaried Employee's
     Trust(11)                                 925,000            0          *       N/A             0       18,845         *
JMG Capital Partners, LP(40)                         0    1,250,000        N/A         *             0       25,466         *
JMG Triton Offshore Fund, Ltd.(41)                   0    1,250,000        N/A         *             0       25,466         *
KBC Financial Products USA Inc.(14)          3,343,300            0          *       N/A             0       68,113         *
KeySpan Foundation(11)                          75,000            0          *       N/A             0        1,527         *
Lakeshore International Limited(36)                  0   24,000,000        N/A     8.00%             0      488,956         *
Lord Abbett Bond Debenture Fund,
     Inc.(11)                               15,000,000            0      2.78%       N/A             0      305,598         *
Lord Abbett Series Fund -- Bond
     Debenture Portfolio(11)                   500,000            0          *       N/A             0       10,186         *
Lord Abbettt Investment Trust -- LA
     Convertible Fund(11)                    1,600,000            0          *       N/A             0       32,597         *
Lyxor(4)                                     1,822,000            0          *       N/A             0       37,119         *
Lyxor Master Fund Ref: Argent/LowLev CB
     c/o Argent(12)                          3,200,000    1,600,000          *         *             0       97,791         *
Lyxor/Convertible Arbitrage Fund
     Limited(23)                               425,000            0          *       N/A             0        8,658         *
Lyxor/Gaia II Fund Ltd.(34)                  1,700,000      700,000          *         *             0       48,895         *
Mainstay Convertible Fund(5)(7)              1,605,000            0          *       N/A             0       32,698         *
Mainstay VP Convertible Fund(5)(7)             985,000            0          *       N/A             0       20,067         *
Man Convertible Bond Master Fund,
     Ltd.(43)                                        0   15,082,000        N/A     5.03%             0      307,268         *
Man Mac 1 Limited(44)                        5,267,000            0          *       N/A             0      107,305         *
McMahon Securities Co. L.P.(42)                895,000            0          *       N/A             0       18,234         *
Merrill Lynch Insurance Group(4)               395,000            0          *       N/A             0        8,047         *
Merrill Lynch Insurance Group Bond
     Debenture Portfolio(11)                    50,000            0          *       N/A             0        1,018         *
Met Investor Series Trust -- Bond
     Debenture(11)                           5,000,000            0          *       N/A             0      101,866         *
Morgan Stanley Convertible Securities
     Trust(7)(45)                            1,500,000            0          *       N/A             0       30,559         *
Municipal Employees(4)                         287,000            0          *       N/A             0        5,847         *
National Bank of Canada c/o Putnam
     Lovell NBF Securities Inc.(7)(46)       8,500,000            0      1.57%       N/A             0      173,172         *
National Fuel & Gas Company Retirement
     Plan(11)                                  175,000            0          *       N/A             0        3,565         *




                                                                                           NUMBER OF
                                                                                           SHARES OF     NUMBER OF
                                                                                             COMMON      SHARES OF
                                                                         PERCENTAGE          STOCK        COMMON      PERCENTAGE OF
                                             PRINCIPAL AMOUNT OF             OF              OWNED         STOCK         COMMON
                                           DEBENTURES BENEFICIALLY       DEBENTURES         PRIOR TO     THAT MAY         STOCK
                                           OWNED THAT MAY BE SOLD        OUTSTANDING      OFFERING(1)   BE SOLD(2)   OUTSTANDING(3)
NAME OF SELLING SECURITY HOLDER             SERIES A     SERIES B     SERIES A  SERIES B

Nations Convertible Securities Fund(29)     11,910,000            0      2.21%       N/A             0      242,644         *
New Orleans Firefighters Pension /
     Relief Fund(4)                            163,000            0          *       N/A             0        3,320         *
New York Life Insurance Company (Post
     82)(5)(7)                               1,750,000            0          *       N/A             0       35,653         *
New York Life Insurance Company (Pre
     82)(5)(7)                                 805,000            0          *       N/A             0       16,400         *
New York Life Separate A/C #7(5)(7)             40,000            0          *       N/A             0          814         *
Newport Alternative Income Fund(47)            490,000            0          *       N/A             0        9,982         *
Nomura Securities International,
     Inc.(14)                               25,000,000            0      4.63%       N/A         7,800      509,330         *
Norwich Union Life & Pensions (8)                    0    1,400,000        N/A         *             0       28,522         *
Occidental Petroleum Corporation(4)            323,000            0          *       N/A             0        6,580         *
Ohio Bureau of Workers Compensation(4)         214,000            0          *       N/A             0        4,359         *
OIP Limited(47)                                570,000            0          *       N/A             0       11,612         *
Oppenheimer Convertible Securities
     Fund(7)(21)                             6,000,000            0      1.11%       N/A             0      122,239         *
Oxford, Lord Abbett & Co.(11)                1,775,000            0          *       N/A             0       36,162         *
OZ Convertible Master Fund, Ltd.(37)                 0      459,000        N/A         *             0        9,351         *
OZ MAC 13 Ltd.(37)                                   0       85,000        N/A         *             0        1,731         *
OZ Master Fund, Ltd.(37)                             0    5,883,000        N/A     1.96%             0      119,855         *
Peoples Benefit Life Insurance Company
     Teamsters(16)                           5,000,000            0          *       N/A             0      101,866         *
Phoenix Lord Abbett Bond Debenture
     Fund(11)                                   75,000            0          *       N/A             0        1,527         *
Policeman and Fireman Retirement System
     of the City of Detroit(4)                 670,000            0          *       N/A             0       13,650         *
Polygon Global Opportunities Master
     Fund(48)                               15,500,000            0      2.87%       N/A             0      315,784         *
President & Fellows of Harvard
     College(49)                                     0   10,000,000        N/A     3.33%         8,507      203,732         *
Privilege Portfolio Sicav (8)                        0    3,000,000        N/A     1.00%             0       61,119         *
Pro-mutual(4)                                  901,000            0          *       N/A             0       18,356         *
Putnam Convertible Income - Growth
     Fund(7)(50)                             7,300,000            0      1.35%       N/A             0      148,724         *
Pyramid Equity Strategies Fund(31)           1,200,000            0          *       N/A             0       24,447         *
Radian Asset Assurance, Inc.(11)             2,025,000            0          *       N/A             0       41,255         *
Radian Group Convertible Securities(11)      1,175,000            0          *       N/A             0       23,938         *
Radian Guaranty(11)                          4,225,000            0          *       N/A             0       86,076         *
Ramius Partners II, LP (7)(59)                       0      250,000        N/A         *             0        5,093         *
RBC Alternative Assets L.P.(7)(53)             100,000            0          *       N/A        11,590        2,037         *
RCG Latitude Master Fund, LTD (7)(59)                0    4,250,000        N/A     1.42%             0       86,586         *
RCG Multi Strategy Master Fund,
     LTD (7)(59)                                     0    1,500,000        N/A         *             0       30,559         *
Retail Clerks Pension Trust(16)              2,000,000            0          *       N/A             0       40,746         *
Retail Clerks Pension Trust #2(16)           1,000,000            0          *       N/A             0       20,373         *
Royal Bank of Canada(7)(51)                  4,000,000            0          *       N/A         5,320       81,492         *
S.A.C. Capital Associates, LLC(52)                   0    2,000,000        N/A         *       131,000       40,746         *


                                                                                           NUMBER OF
                                                                                           SHARES OF     NUMBER OF
                                                                                             COMMON      SHARES OF
                                                                         PERCENTAGE          STOCK        COMMON      PERCENTAGE OF
                                             PRINCIPAL AMOUNT OF             OF              OWNED         STOCK         COMMON
                                           DEBENTURES BENEFICIALLY       DEBENTURES         PRIOR TO     THAT MAY         STOCK
                                           OWNED THAT MAY BE SOLD        OUTSTANDING      OFFERING(1)   BE SOLD(2)   OUTSTANDING(3)
NAME OF SELLING SECURITY HOLDER             SERIES A     SERIES B     SERIES A  SERIES B

Sage Capital(53)                             3,900,000            0          *       N/A             0       79,455         *
Silver Convertible Arbitrage Fund, LDC
     c/o Argent(12)                          1,200,000    1,200,000          *         *             0       48,894         *
Silvercreek II Limited(47)                   1,345,000            0          *       N/A             0       27,401         *
Silvercreek Limited Partnership(47)          2,595,000            0          *       N/A             0       52,868         *
Singlehedge U.S. Convertible Arbitrage
     Fund(23)                                  943,000            0          *       N/A             0       19,211         *
St. Albans Partners Ltd.(16)                 5,000,000            0          *       N/A             0      101,866         *
St. Thomas Trading, Ltd.(7)(43)                      0   25,418,000        N/A     8.47%             0      517,845         *
State of Maryland Retirement Agency(4)       3,843,000            0          *       N/A             0       78,294         *
Sturgeon Limited(23)                           459,000            0          *       N/A             0        9,351         *
Sunrise Partners Limited
     Partnership(7)(54)                     20,500,000   11,500,000      3.80%     3.83%         8,400      651,941         *
Tag Associates(4)                              141,000            0          *       N/A             0        2,872         *
TCW Group Inc.(65)                           6,960,000            0      1.29%       N/A             0      141,797         *
TD Securities (USA) Inc.(14)                27,650,000            0      5.12%       N/A             0      563,318         *
Teacher's Insurance & Annuity
     Association of America(55)                      0   14,000,000        N/A     4.67%             0      285,224         *
The Grable Foundation(4)                        96,000            0          *       N/A             0        1,955         *
Total Fina Elf Finance USA, Inc.(11)           275,000            0          *       N/A             0        5,602         *
Tredia Performance Fund Ltd.(12)               200,000      200,000          *         *             0        8,148         *
Tribeca Investments L.T.D.(56)                       0       16,000        N/A         *             0          325         *
Triborough Partners International
     Ltd.(57)                                1,050,000            0          *       N/A             0       21,391         *
Triborough Partners LLC(57)                    450,000            0          *       N/A             0        9,167         *
Trustmark Insurance(4)                         405,000            0          *       N/A             0        8,251         *
United Overseas Bank Convertible Bond
     (SGD)(5)                                  240,000            0          *       N/A             0        4,889         *
United Overseas Bank Convertible Bond
     (USD)(5)                                  110,000            0          *       N/A             0        2,241         *
Wachovia Securities International
     LTD(14)                                13,500,000            0      2.50%       N/A             0      275,038         *
White River Securities L.L.C.(14)(17)                0    8,000,000        N/A     2.67%             0      162,985         *
Worldwide Transactions Ltd.(58)                      0      179,000        N/A         *         2,845        3,646         *
Xavex Convertible Arbitrage 10 Fund(12)      1,100,000      900,000          *         *             0       40,745         *
Xavex Convertible Arbitrage 5 Fund (59)              0      750,000        N/A         *             0       15,279         *
Xavex Convertible Arbitrage 2 Fund(12)         700,000      800,000          *         *             0       30,559         *
Yield Strategies Fund I, L.P.(16)            3,250,000            0          *       N/A             0       66,212         *
Yield Strategies Fund II, L.P.(16)           3,500,000            0          *       N/A             0       71,306         *

All other holders of debentures or
future transferees, pledgees or donees
of such holders(60)(61)                     47,177,700   38,551,000      8.74%    12.85%                  1,746,670       2.03%

        TOTAL                              540,000,000  300,000,000  100.00%    100.00%        641,227   17,113,488      17.38%


-----------------
* Less than one percent
N/A Not applicable

(1) Does not include shares of common stock issuable upon conversion of the debentures.
(2)  Consists  of  shares  of  common  stock  issuable  upon  conversion  of the debentures, assuming a conversion rate of 20.3732 shares per $1,000 principal amount of the debentures and a cash payment in lieu of any fractional share interest. The conversion rate is subject to adjustment as described under "Description of the Series A Debentures--Conversion Rights" and "Description of the Series B Debentures--Conversion Rights." Accordingly, the number of shares of common stock issuable upon conversion of the debentures may increase or decrease from time to time.

(3) Calculated based on Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, using 84,378,840 shares of common stock outstanding on March 12, 2004. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of the debentures by the applicable holder. However, we did not assume the conversion of any other holder's debentures.

(4) Paul Leutronica, the Vice President of Advent Capital Management LLC has the power to direct the disposition of the selling security holder's convertible debentures.
(5) Don Morgan, Senior Managing Director and Portfolio Manager, employed by MacKay Shields LLC, a registered investment adviser, has the power to direct the disposition of the convertible debentures beneficially owned by these selling security holders. Mainstay Convertible Fund, Mainstay VP Convertible Fund, New York Life Insurance Company (Post 82), New York Life Insurance Company (Pre 82) and New York Life Separate A/C #7 are under common control with a broker-dealer. New York Life Insurance Company is the ultimate parent of each of these broker-dealer affiliates, as well as two broker-dealers, New York Life Securities and New York Life Distributors.
(6) AG Domestic Convertibles, L.P. and AG Offshore Convertibles, LTD are private funds managed by an affiliated broker-dealer, Angelo Gordon & Co., L.P. Michael Gordon, the Chief Operating Officer of Angelo Gordon & Co., L.P. has the power to direct the disposition of the convertible debentures beneficially owned by these selling security holders.
(7) Selling security holder is an affiliate of a broker-dealer. Each affiliate has represented to DST that it acquired its convertible debentures in the ordinary course of business and at the time of the purchase of its convertible debentures such selling security holder had no plans or proposals, directly or with any other person to distribute the convertible debentures.
(8) These selling security holders are all registered investment advisers. David Clott, portfolio manager, has the power to direct the disposition of the convertible debentures beneficially owned by CGNU Life Fund, Commercial Union Life Fund, Norwich Union Life & Pensions and Privilege Portfolio Sicav.
(9) David Goacher has the power to direct the disposition of the convertible debentures beneficially owned by Allstate Insurance Company and Allstate Life Insurance Company.
(10) Thomas J. Ray, President and Chief Investment Officer of Inflective Asset Management, LLC, has the power to direct the disposition of the convertible debentures beneficially owned by American Investors Life, Dodeca Fund, L.P. and Inflective Convertible Opportunity Fund I, L.P.
(11) Marin Lindstrom of the Lord Abbett Convertible Management Team has the power to direct the disposition of the convertible debentures beneficially owned by these selling security holders.
(12) Nathanial Brown and Robert Richardson of Argent Management Company, LLC have the power to direct the disposition of the convertible debentures beneficially owned by Argent Classic Convertible Arbitrage Fund L.P., Argent Classic Convertible Arbitrage Fund II, LP, Argent LowLev Convertible Arbitrage Fund LLC, Argent LowLev Convertible Arbitrage Fund II, LLC, Custom Investments PCC, Ltd., HFR CA Global Select Master Trust Account and Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent. Nathanial Brown and Robert Richardson of Argent International Management Company, LLC have the power to direct the disposition of the convertible debentures beneficially owned by Class C Trading Company, Ltd., Silver Convertible Arbitrage Fund, LDC c/o Argent, Tredia Performance Fund, Ltd., Xavex Convertible Arbitrage 2 Fund and Xavex Convertible Arbitrage 10 Fund.
(13) Nathanial Brown and Robert Richardson of Argent Financial Group (Bermuda), Ltd. have the power to direct the disposition of the convertible debentures beneficially owned by Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd. and Argent LowLev Convertible Arbitrage Fund Ltd.
(14) Selling security holder is a broker-dealer and is deemed to be an underwriter.

(15) Steve Wilson, as power of attorney for Credit Lyonnais, SA, has the power to direct the disposition of the convertible debentures beneficially owned by the selling security holder. Credit Lyonnais, SA is the parent entity of Credit Lyonnais Securities (USA), Inc., a registered broker-dealer.
(16) John Wagner, portfolio manager at Camden Asset Management, has the power to direct the disposition of the convertible debentures beneficially owned by these selling security holders.
(17) Yan Erlikh and David Liebowitz, Senior Managing Directors of Bear Stearns & Co., Inc. have the power to direct the disposition of the convertible debentures held by Bear Stearns & Co., Inc. Yan Erlikh and David Liebowitz, Co-Chief Executive Officers of White River Securities L.L.C. have the power to direct the disposition of the convertible debentures held by White River Securities L.L.C.
(18) Clint D. Carlson has the power to direct the disposition of the convertible debentures beneficially owned by these selling security holders.
(19) Dan Azzi has the power to direct the disposition of the convertible debentures beneficially owned by DBAG London. DBAG London is a subsidiary of the affiliated broker-dealer.
(20) James White and Edward Lees, managing partners of Excelsior Capital Management, the investment adviser to Excelsior Master Fund L.P., have the power to direct the disposition of the convertible debentures beneficially owned by Excelsior Master Fund L.P.
(21) The selling security holder is a registered investment company. Ted Everett, a portfolio manager employed by Oppenheimer Funds, Inc., has the power to direct the disposition of the convertible debentures beneficially owned by the selling security holder. The general distributor of the selling security holder's shares is Oppenheimer Funds Distributor, Inc., a registered broker-dealer.
(22) Mike Kohen, Vice President of Equity Derivatives Convertible Trading at BNP Paribas Securities Corp., an affiliated broker-dealer of the selling security holder, has the power to direct the disposition of the convertible debentures beneficially owned by BNP Paribas Arbitrage.
(23) Jean Dominjon, Thomas J. Mahoney and Andrew Sterge, the members of the Investment Committee of CooperNeff Advisors, has the power to direct the disposition of the convertible debentures held by BNP Paribas Equity Strategies SNC, CooperNeff Convertible Strategies (Cayman) Master Fund, L.P., Lyxor/Convertible Arbitrage Fund Limited, Singlehedge U.S. Convertible Arbitrage Fund and Sturgeon Limited.
(24) Joseph Venn, Tom Birkett and Evan Jones of Canadian Imperial Holding, Inc. have the power to direct the disposition of the convertible debentures beneficially owned. Canadian Imperial Holding, Inc. is an affiliate of CIBC World Markets Corp., a registered broker-dealer.
(25) Citadel  Limited  Partnership  ("Citadel") is the trading  manager of these selling security holders and consequently has investment discretion over securities held by these selling security holders. Kenneth G. Griffin indirectly controls Citadel and therefore has ultimate investment discretion over securities held by these selling security holders. Citadel and Mr. Griffin disclaim beneficial ownership of the convertible debentures held by these selling security holders. The affiliated broker-dealers are under common control with these selling security holders and one affiliated broker-dealer is directly owned by Citadel Equity Fund.
(26) Citigroup Global Markets Inc. was an initial purchaser of 25% of each of the Series A debentures and Series B debentures in the private placement of these securities.
(27) Robert Krail, Mark Mitchell and Todd Pulvino, the principals of CNH Partners LLC, the investment adviser to CNH CA Master Account, L.P., have the power to direct the disposition of the convertible debentures beneficially owned by CNH CA Master Account, L.P.
(28) Scott Schaefer of Continental Insurance Company has the power to direct the disposition of the convertible debentures beneficially owned by these selling security holders. Continental Insurance Company manages these accounts and is affiliated with CNA Investor Services, Inc., a limited purpose broker-dealer.
(29) Ed Cassens and Yanfang C. Yan of Bank of America Capital Management LLC have the power to direct the disposition of the convertible debentures beneficially owned by these selling security holders.
(30) Paul Casey and Ali Khoram of CQS Management Limited have the power to direct the disposition of the convertible debentures beneficially owned by this selling security holder.
(31) Eric Lobben of Deutsche Bank & Trust Co. of America has the power to direct the disposition of the convertible debentures beneficially owned by these selling security holders.
(32) Fidelity Financial Trust: Fidelity Convertible Securities Fund and Fidelity Financial Trust: Fidelity Strategic Dividend of Income Fund are registered investment companies. Victor Thay, portfolio manager for Fidelity Management & Research Company which serves as investment advisor to these selling security holders,  has the  power  to  direct  the  disposition  of the  convertible debentures owned by these selling security holders. The affiliated broker-dealer is under common control with these selling security holders.
(33) David Egglishaw, the controlling person of Fore Opportunity Star Trust, has the power to direct the disposition of the convertible debentures beneficially owned by Fore Convertible Master Fund, LP.
(34) James F. O'Brien, Jr., the President of Promethean Asset Management, LLC which serves as investment manager to Gaia Offshore Master Fund, Ltd. and trading advisor for Lyxor/Gaia II Fund Ltd., has the power to direct the disposition of the convertible debentures beneficially owned by these selling security holders.
(35) Vincent Gubitosi, portfolio manager, has the power to direct the disposition of the convertible debentures beneficially owned by Geode U.S. Convertible Arbitrage Fund.
(36) Mike Frey and John Brandenbourg, general partners of the selling security holders, have the power to direct the disposition of the convertible debentures beneficially owned by these selling security holders.
(37) Daniel S. Och, Senior Managing Member of OZ Management, LLC, the investment manager to these selling security holders, has the power to direct the disposition of the convertible debentures beneficially owned by these selling security holders. Goldman Sachs & Co. Profit Sharing Master Trust is a defined benefit plan of a broker-dealer.
(38) Certain affiliates of Guggenheim Advisors, the controlling shareholder of Guggenheim Portfolio Company VIII (Cayman), Ltd. are broker-dealers. Loren Katzovitz, Patrick Heynes and Kevin Felix of Guggenheim Advisors have the power to direct the disposition of the convertible debentures beneficially owned by the selling securityholder.
(39) Glen N. Dubin and Henry Swieca of Highbridge Capital Management, an affiliated broker dealer which manages Highbridge International LLC, have the power to direct the disposition of the convertible debentures beneficially owned by Highbridge International LLC.
(40) Jonathan M. Glaser, the Executive Officer and Director of JMG Capital Management, Inc., which together with Asset Alliance Holding Corp. owns the equity interests of JMG Capital Management, LLC, a registered investment adviser and the general partner of JMG Capital Partners, L.P., has the power to direct the disposition of the convertible debentures beneficially owned by JMG Capital Partners, L.P.
(41) Jonathan M. Glaser and Roger Richter, who own equity interests in a company holding equity interests in Pacific Assets Management LLC, a registered investment adviser and the investment manager to JMG Triton Offshore Fund, Ltd., have the power to direct the disposition of the convertible debentures beneficially owned by JMG Triton Offshore Fund, Ltd.
(42) D. Bruce McMahon, President and Chief Executive Officer of McMahon Securities Co. L.P. has the power to direct the disposition of the convertible debentures beneficially owned by McMahon Securities Co. L.P.
(43) John Null and J.T. Hansen, Principals of Marin Capital Partners, LP have the power to direct the disposition of the convertible debentures beneficially owned by these selling security holders. St. Thomas Trading, Ltd. is under common ownership with Tiburon Fund Trading, LLC which is currently an inactive broker-dealer.
(44) Michael Collins has the power to direct the disposition of the convertible debentures beneficially owned by ManMac 1 Limited. Mr. Collins controls the shareholder of Albany Management Company, which owns 75% of the manager shares of Man-Diversified Fund II Ltd. Man-Diversified Fund II Ltd. has been identified as the controlling entity of ManMac 1 Limited.
(45) Morgan Stanley Convertible Securities Trust is a registered investment company. Ellen Gold at Morgan Stanley Advisors has the power to direct the disposition of the convertible debentures beneficially owned by the selling security holder. Morgan Stanley Advisors manages the fund and is 100% owned by Morgan Stanley.
(46) Robin Shah and Alexander Robinson have the power to direct the disposition of the convertible debentures beneficially owned by the selling security holder. National Bank of Canada is the parent of the affiliated broker-dealer (Putnam).
(47) Louise Morwick, President of Silvercreek Management Inc. and portfolio manager, has the power to direct the disposition of the convertible debentures beneficially owned by these selling security holders.
(48) The Board of Directors of Polygon Global Opportunities Master Fund, Alex Jackson, Byron Krief, Brandon Jones, Erik Jones, Greville Ward and Reade Griffith, have the power to direct the disposition of the convertible debentures beneficially owned by the selling security holder.
(49) Harvard Management Company, a wholly owned subsidiary of the selling security holder, has investment authority over the securities held by the selling security holder pursuant to an investment agreement. The following individuals have the power to direct the disposition of the convertible debentures beneficially owned by the selling security holder:
     D. Ronald Daniel, Jack R. Meyer, Steven A. Alperin, Edward V. De Noble, Peter F. Dolan, Nancy Anne Donohue, Jeffrey B. Larson, Stephen T. McSweeney, David R. Mittelman, Stuart D. Porter, Maurice R. Samuels, David
     W. Scudder, Gary F. Snerson, Craig A. Szeman, Kevin J. Tunick and Andrew G. Wiltshire.
(50) The selling security holder is a registered investment company. It is owned by the same controlling entity as the affiliated broker-dealer.
(51) Jeffrey Eichenberg has the power to direct the disposition of the convertible debentures beneficially owned by the selling security holder. The selling security holder is the parent of the affiliated broker-dealer.
(52) Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC and S.A.C. Capital Management, LLC share investment power with respect to the securities beneficially owned by the selling security holder. Steven A. Cohen controls both S.A.C. Capital Advisors, LLC and S.A.C. Capital Management, LLC.
(53) Peter DeLisser has the power to direct the disposition of the convertible debentures beneficially owned by these selling security holders. RBC Alternative Assets L.P. is owned by the same controlling entity as the affiliated broker-dealer. Sage Capital is a registered investment adviser.
(54) Donald Sussman, principal of Dawn General Partner Corp., which is the general partner of the selling security holder, has the power to direct the disposition of the convertible debentures beneficially owned by the selling security holder. The selling security holder is a registered investment adviser and is the parent company of the affiliated broker-dealer, Paloma Securities LLC.
(55) The selling security holder is a registered investment company.
(56) Craig Janis at Tribeca Management LLC has the power to direct the disposition of the convertible debentures beneficially owned by the selling security holder. The selling security holder is a registered investment company.
(57) Paul Berkman of Paul Berkman & Co. LLC has the power to direct the disposition of the convertible debentures beneficially owned by these selling security holders.
(58) Clint D. Carlson, the director of Carlson Capital, the investment adviser to the selling security holder, has the power to direct the disposition of the convertible debentures beneficially owned by the selling security holder.
(59) Alex Adair, portfolio manager with Ramius Capital Group, LLC, has the power to direct the disposition of the convertible debentures beneficially owned by these selling security holders. Ramius Partners II, LP, RCG Multi Strategy Master Fund, LTD and RCG Latitude Master Fund, LTD are owned by the same controlling entity as the affiliated broker-dealer.
(60) Holders in this unnamed group may only use the registration statement after a post-effective amendment has been filed and declared effective that identifies the holder and provides the required information. Transferees, successors and donees of identified selling security holders who acquire after the effective date of the registration statement may be named by prospectus supplement. However, transferees, successors and donees from unidentified and unnamed holders who acquire prior to the effective date of the registration statement must be named by a pre-effective amendment.
(61) Assumes that the unnamed holders of debentures or any future transferees, pledgees or donees of or from any such unnamed holder do not beneficially own any common stock other than the common stock issuable upon conversion of the debentures at the initial conversion rate. As unnamed holders are identified, we will disclose whether such holders beneficially own any of our common stock other than the common stock issuable upon conversion of the debentures at the initial conversion rate.
(62) Howard Needle and David Harris, managing members of Acuity Capital Advisors LLC, have the power to direct the disposition of the convertible debentures beneficially owned by the selling security holder.
(63) Kirk Kim, investment officer, has the power to direct the disposition of the convertible debentures beneficially owned by this selling security holder.
(64) IDEX - Transamerica Convertible Securities Fund is a registered investment adviser. Kirk Kim, investment officer, has the power to direct the disposition of the convertible debentures beneficially owned by the selling security holder.
(65) The selling security holder is a registered investment adviser and registered investment company. Tom Lyon at TCW Group Inc. has the power to direct the disposition of the convertible debentures beneficially owned by the selling security holder.

(66) Etan Zellner and Jeremy Benkiewicz have the power to direct the disposition of the convertible debentures beneficially owned by the selling security holder. The selling security holder is the parent of the affiliated broker-dealer, Deutsche Bank Securities Inc.
(67) Ann Houlihan, Chief Administrative Officer of Froley Revy Investment Company, Inc., the investment adviser to Arkansas PERS and Duke Endowment, has the power to direct the disposition of the convertible debentures beneficially owned by these selling security holders.

     The preceding table has been prepared based upon the information furnished to us by the selling security holders. The selling security holders identified above may have sold, transferred or otherwise disposed of some or all of their debentures since the date on which the information in the preceding table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act of 1933. Information concerning the selling security holders may change from time to time and, if necessary, upon receipt of updated information, we will supplement this prospectus or file a pre-effective or post-effective amendment, as applicable, accordingly. Unnamed holders of debentures may only use the registration statement after a post-effective amendment has been filed and declared effective that identifies the holder and provides the required information. We cannot give an estimate as to the amount of the debentures or common stock issuable upon conversion thereof that will be held by the selling security holders upon the termination of this offering because the selling security holders may offer some or all of their debentures or common stock pursuant to the offering contemplated by this prospectus. See "Plan of Distribution."

     To our knowledge, other than their ownership of the securities described above, none of the selling security holders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates.

     To our knowledge, except as otherwise indicated above, the selling security holders are not registered broker-dealers or affiliates of broker-dealers.

                              PLAN OF DISTRIBUTION

     We will not receive any of the proceeds of the sale of the debentures and the common stock offered by this prospectus. The aggregate proceeds to the selling security holders from the sale of the debentures or common stock will be the purchase price of the debentures or common stock less any discounts and commissions. A selling security holder reserves the right to accept and, together with their agents, to reject, any proposed purchase of debentures or common stock to be made directly or through agents.

     The debentures and the common stock offered by this prospectus may be sold from time to time to purchasers:

     o    directly by the selling security holders and their  successors,  which
          includes   their   donees,    pledgees   or   transferees   or   their
          successors-in-interest; or

     o through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent's commissions from the selling security holders or the purchasers of the debentures and the common stock. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

     The selling security holders and any underwriters, broker-dealers or agents who participate in the distribution of the debentures and the common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. As a result, any profits on the sale of the debentures and the common stock by selling security holders and any discounts, commissions or agent's commissions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Selling security holders who are "underwriters" within the meaning of the Securities Act of 1933 will be subject to prospectus delivery requirements of the Securities Act of 1933. If the selling security holders were deemed to be underwriters, the selling security holders may be subject to certain statutory liabilities of the Securities Act of 1933 and the Securities Exchange Act of 1934. If the debentures and the common stock are sold through underwriters, broker-dealers or agents, the selling security holders will be responsible for underwriting discounts or commissions or agent's commissions.

     The debentures and the common stock may be sold in one or more transactions at:

     o    fixed prices;

     o    prevailing market prices at the time of sale;

     o    prices related to such prevailing market prices;

     o    varying prices determined at the time of sale; or

     o    negotiated prices.

     These sales may be effected in one or more transactions:

     o on any national securities exchange or quotation service on which the notes and common stock may be listed or quoted at the time of the sale;

     o    in the over-the-counter market;

     o in transactions otherwise than on such exchanges or services or in the over-the-counter market;

     o through the writing of options (including the issuance by the selling security holders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

     o    through the settlement of short sales; or

     o    through any combination of the foregoing.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     In connection with the sales of the debentures and the common stock issuable upon conversion thereof or otherwise, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions that in turn may engage in short sales of the debentures or the common stock in the course of hedging their positions, sell the debentures and common stock short and deliver the debentures and common stock to close out short positions, loan or pledge debentures or the common stock to broker-dealers or other financial institutions that in turn may sell the debentures and the common stock, enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the debentures or the common stock, which the broker-dealer or other financial institution may resell pursuant to the prospectus, or enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

     To  our  knowledge,   there  are  currently  no  plans,   arrangements   or
understandings between any selling security holders and any underwriter, broker-dealer or agent regarding the sale of the debentures and the common stock by the selling security holders.

     Our common stock trades on the New York Stock Exchange under the symbol "DST." We do not intend to apply for listing of the debentures on any securities exchange or for inclusion of the debentures in any automated quotation system. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the debentures. See "Risk Factors--An active trading market may not develop for the debentures."

     There can be no assurance that any selling security holder will sell any or all of the debentures or the common stock pursuant to this prospectus. Further, we cannot assure you that any such selling security holder will not transfer, devise or gift the debentures and the common stock by other means not described in this prospectus. In addition, any debentures or common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act of 1933 may be sold under Rule 144 or Rule 144A rather than under this prospectus. The debentures and the common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the debentures and common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

     The selling security holders and any other person participating in the sale of debentures or the common stock will be subject to the Securities Exchange Act of 1934. The Securities Exchange Act of 1934 rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the debentures and the common stock by the selling security holders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the debentures and the common stock to engage in market-making activities with respect to the particular debentures and the common stock being distributed. This may affect the marketability of the debentures and the common stock and the ability of any person or entity to engage in market-making activities with respect to the debentures and the common stock.

     We have agreed to indemnify the selling security holders against certain liabilities, including liabilities under the Securities Act of 1933.

     We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the debentures and common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.


                             VALIDITY OF SECURITIES

     The validity of the debentures and the common stock issuable upon conversion thereof will be passed upon for us by Sonnenschein Nath & Rosenthal LLP, Kansas City, Missouri.

                                     EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.